Exhibit 99.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 17, 2013

among

ARDAGH HOLDINGS USA INC.
as U.S. Borrower

ARDAGH PACKAGING FINANCE S.A.
as Co-Borrower

ARDAGH PACKAGING HOLDINGS LIMITED

as Parent Guarantor

SUBSIDIARY GUARANTORS
from time to time parties hereto

The Lenders

from time to time parties hereto

CITIBANK, N.A.
as Administrative Agent

CITIBANK, N.A., LONDON BRANCH

as Security Agent

and

CITIGROUP GLOBAL MARKETS INC.
as Sole Bookrunner and Lead Arranger

i

v

SCHEDULES

Schedule I	Obligors
Part 1 — Closing Date Obligors
Part 2 — Post-Closing Date Obligors — Ardagh Group
Part 3 — Post-Closing Date Obligors — SGCI Group
Schedule II	Agreed Security Principles
Schedule 1.1	Commitments of Lenders
Schedule 12.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Accession Document
Exhibit B	Form of Assignment and Assumption
Exhibit C-1	Form of Dollar Term Note
Exhibit C-2	Form of Euro Term Note
Exhibit D	Form of Heye International Letter
Exhibit E	Form of Notice of Conversion or Continuation
Exhibit F	Form of Notice of Borrowing
Exhibit G-1	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Officer’s Certificate

CREDIT AGREEMENT dated as of December 17, 2013, among Ardagh Holdings USA Inc., a Delaware corporation (the “U.S. Borrower”, Ardagh Packaging Finance S.A., a public limited liability company (société anonyme) organized under the laws of Luxembourg, having its registered office at 58, rue Charles Martel, L-2134, Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 182462 (the “Co-Borrower”) and, together with the U.S. Borrower, the “Borrowers”), Ardagh Packaging Holdings Limited, a private limited company organized under the laws of Ireland (the “Parent Guarantor”), the other Guarantors from time to time parties hereto, the lending institutions from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), Citibank, N.A., as Administrative Agent and Citibank, N.A., London Branch, as Security Agent (such term and each other capitalized term used but not defined in this preamble and the following recitals having the meaning provided in Section 1.1).

WHEREAS, the Borrowers have requested the Lenders to extend credit on the Closing Date to the Borrowers in the form of (a) Dollar Term Loans in an initial aggregate principal amount of $500,000,000 and (b) Euro Term Loans in an initial aggregate principal amount of €130,000,000; and

WHEREAS, the Lenders are willing to make available to the Borrowers such Loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1                                                                                 Defined Terms.

(a)                                 As used herein, the following terms shall have the meanings specified in this Article 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“2007 Senior Notes” shall mean the existing €310,000,000 aggregate principal amount of 7.125% Senior Notes due 2017 issued by Ardagh Glass Finance plc.

“2009 Secured Notes” shall mean the existing €300,000,000 aggregate principal amount of 9.250% First Priority Senior Secured Notes due 2016 issued by Ardagh Glass Finance plc.

“2010 Secured Notes” shall mean the existing €825,000,000 aggregate principal amount of 7.375% First Priority Senior Secured Notes due 2017 and $350,000,000 aggregate principal amount of 7.375% First Priority Senior Secured Notes due 2017 issued by the U.S. Borrower and Ardagh Packaging Finance plc.

“2010 Senior Notes” shall mean the existing €275,000,000 aggregate principal amount of 9.250% Senior Notes due 2020 and $450,000,000 aggregate principal amount of 9.125% Senior Notes due 2020 issued by the U.S. Borrower and Ardagh Packaging Finance plc.

“2017 Secured Notes” shall mean the 2010 Secured Notes, the January 2012 Secured Notes and the July 2012 Secured Notes.

“2020 Senior Notes” shall mean the 2010 Senior Notes, the February 2011 Senior Notes and the July 2012 Senior Notes.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City and (c) the LIBOR Rate for an interest period of one (1) month (subject to proviso in the definition of “LIBOR Rate”) plus 1%.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on ABR.

“Accession Document” shall mean an agreement substantially in the form of Exhibit A pursuant to which a Person shall become a party to this Agreement as an Obligor.

“Acquired Debt” shall mean Debt of a Person:

(a)                                 existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Parent Guarantor or any Restricted Subsidiary; or

(b)                                 assumed in connection with the acquisition of assets from any such Person,

in each case; provided that such Debt was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any such Person.

“Additional Extension Amendment” shall have the meaning provided in Section 2.15(e)(ii).

“Additional Intercreditor Agreement” shall have the meaning provided in Section 7.16(b).

“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Senior Finance Documents, or any successor administrative agent pursuant to Section 10.9.

“Administrative Agent Fee Letter” shall mean the Fee Letter dated as of the Closing Date, by and among the Administrative Agent and the Borrowers.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.2 or such other address or account as the Administrative Agent may from time to time notify to the Parent Guarantor and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 12.6(b).

“Affiliate” shall mean, with respect to any specified Person:

(a)                                 any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

(b)                                 any other Person that owns, directly or indirectly, 5% or more of such specified Person’s Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

(c)                                  any other Person 5% or more of the Voting Stock of which is beneficially owned or held, directly or indirectly, by such specified Person.

For the purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled” have meanings correlative to the foregoing.

“Agent Parties” shall have the meaning provided in Section 12.17(c).

“Agents” shall mean the Administrative Agent and the Security Agent.

“Agreed Security Principles” shall mean the Agreed Security Principles as set forth on Schedule II hereto, as applied reasonably and in good faith by the Parent Guarantor.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Agreement Currency” shall have the meaning provided in Section 12.20.

“Anti-Terrorism Laws” shall have the meaning provided in Section 6.20(a).

“Applicable ABR Margin” shall mean, at any date, 2.25% per annum.

“Applicable LIBOR Margin” shall mean, at any date, (a) with respect to each LIBOR Loan, 3.25% per annum and (b) with respect to any New Term Loan of any Series, the rate per annum set forth in the applicable Joinder Agreement establishing the New Term Loans of such Series.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) a Bank Affiliate of a Lender or (c) an entity or a Bank Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Citigroup Global Markets Inc. in its capacity as lead arranger and bookrunner for this Agreement.

“Asset Sale” shall mean any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(a)                                 any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary);

(b)                                 all or substantially all of the properties and assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary; or

(c)                                  any other of the Parent Guarantor’s or any Restricted Subsidiary’s properties or assets.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)                                     any transfer or disposition of assets that is governed by the provisions of Section 4.3(a) and Section 8.9;

(ii)                                  any transfer or disposition of assets by the Parent Guarantor to the Borrowers or any Subsidiary Guarantor, or by any Restricted Subsidiary to the Parent Guarantor, the Borrowers or any Restricted Subsidiary in accordance with the terms of this Agreement;

(iii)                               any transfer or disposition of obsolete or permanently retired equipment or facilities that are no longer useful in the conduct of the Parent Guarantor’s and any Restricted Subsidiary’s business and that are disposed of in the ordinary course of business;

(iv)                              any disposition of accounts receivable and related assets in a Permitted Receivables Financing;

(v)                                 the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(vi)                              the foreclosure, condemnation or any similar action with respect to any property or other assets;

(vii)                           any unwinding or termination of Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements not for speculative purposes;

(viii)                        any single transaction or series of related transactions that involves assets or Capital Stock having a Fair Market Value of less than €15,000,000;

(ix)                              for the purposes of Section 8.4 only, the making of a Permitted Investment or a disposition permitted under Section 8.3;

(x)                                 the sale, lease or other disposition of equipment, inventory, property or other assets in the ordinary course of business;

(xi)                              the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(xii)                           an issuance of Capital Stock by a Restricted Subsidiary to the Parent Guarantor or to another Restricted Subsidiary;

(xiii)                        a Permitted Investment or a Restricted Payment (or a transaction that would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 8.3;

(xiv)                       any disposition of Capital Stock, Debt or other securities of any Unrestricted Subsidiary or a Permitted Joint Venture;

(xv)                          sales of assets received by the Parent Guarantor or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Parent Guarantor or any Restricted Subsidiary;

(xvi)                       sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Parent Guarantor or any of its Restricted Subsidiaries to the extent that such license does not prohibit the Parent Guarantor or any of its Restricted Subsidiaries from using the technologies licensed (other than pursuant to exclusivity or non-competition arrangements negotiated on an arm’s-length basis) or require the Parent Guarantor or any of its Restricted Subsidiaries to pay any fees for any such use;

(xvii)                    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business; or

(xviii)                 sales, issuances, conveyances, transfers, leases or other dispositions to the extent constituting Permitted Liens.

“Assignment and Assumption” shall mean an assignment and assumption substantially in the form of Exhibit B, or such other form as may be approved by the Administrative Agent.

“Attributable Debt” shall mean, with respect to any sale and leaseback transaction at the time of determination, the present value (discounted at the interest rate implicit in the lease determined in accordance with IFRS or, if not known, at the Co-Borrower’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

“Auditor” shall mean PricewaterhouseCoopers or any other firm of accountants which the Parent Guarantor appoints.

“Authorized Officer” of any Person shall mean the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any director of such Person.

“Average Life” shall mean, as of the date of determination with respect to any Debt, the quotient obtained by dividing:

(a)                                 the sum of the products of:

(i)                                     the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt; multiplied by

(ii)                                  the amount of each such principal payment;

by

(b)                                 the sum of all such principal payments.

“Bank Affiliate” shall mean, with respect to any specified Person:

(a)                                 any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b)                                 any other Person 10% or more of the Voting Stock of which is beneficially owned or held, directly or indirectly, by such specified Person.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto.

“Bankruptcy Law” shall mean any law relating to bankruptcy, insolvency, receivership, moratorium, winding-up, liquidation, conservatorship, assignment for the benefit of creditors, rearrangement, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, (i) bankruptcy law of Ireland, (ii) bankruptcy law of Luxembourg, (iii) bankruptcy law of The Netherlands, (iv) bankruptcy law of England, (v) bankruptcy law of Germany, (vi) bankruptcy law of Sweden, (vii) bankruptcy law of Denmark, (viii) bankruptcy law of Poland, (ix) bankruptcy law of Italy, and (x) Title 11, United States Bankruptcy Code of 1978, as amended, which shall include for the avoidance of doubt, in the case of the Co-Borrower or any other Obligor organized under the laws of Luxembourg, any Luxembourg laws or regulations relating to winding-up, administration or dissolution including, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean:

(a)                                 with respect to a corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)                                 with respect to a partnership, the board of directors (or analogous governing body) of the general partner of the partnership;

(c)                                  with respect to a limited liability company, the managing member, the board of directors, sole director or members or any controlling committee of managing members thereof; and

(d)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning provided in the preamble to this Agreement and any successor pursuant to Section 8.9.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in London, Luxembourg and New York City are authorized by law or other governmental actions to close, and, (a) if such day relates to any interest rate settings as to a LIBOR Loan denominated in Dollars, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market and (b) if such day relates to any interest rate settings as to a LIBOR Loan denominated in Euros, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, shall mean a TARGET Day.

“Capital Expenditures” shall mean any expenditure or obligations of the Parent Guarantor or a Restricted Subsidiary in respect of expenditure (including any obligation in respect of the capital element of any finance lease or capital lease) for the acquisition of equipment, fixed assets, real property, intangible assets and other assets of a capital nature, or for the replacements or substitutions therefor or additions or improvements thereto, that in any such case have a useful life of more than one year, together, in any case, with costs incurred in connection therewith all as accounted for as capital expenditure excluding the amount of any Joint Venture Investment and/or any such expenditure or obligation incurred by a Permitted Joint Venture and excluding Capital Expenditure which is financed out of the sums in respect of any Asset Sale required to be applied in accordance with Section 4.2(a).

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the Closing Date.

“Capitalized Lease Obligation” shall mean, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of this Agreement, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” shall mean any of the following:

(a)                                 any evidence of Debt with a maturity of 180 days or less from the date of acquisition issued or directly and fully guaranteed or insured by a member state of the European Union or European Economic Area, the United States of America, any state thereof or the District of Columbia, Canada, Switzerland, Australia or any agency or instrumentality thereof;

(b)                                 time deposit accounts, certificates of deposit, money market deposits or bankers’ acceptances with a maturity of 180 days or less from the date of acquisition issued by a bank or trust company having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time any investment is made therein, of at least BBB+ or the equivalent thereof by S&P and at least Baa1 or the equivalent thereof by Moody’s;

(c)                                  commercial paper with a maturity of 180 days or less from the date of acquisition issued by a corporation that is not either Borrower’s or any Restricted Subsidiary’s Affiliate and is at the time of acquisition, rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s;

(d)                                 repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (a) or (b) above entered into with a financial institution meeting the qualifications described in clause (b) above; and

(e)                                  investments in money market mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kind described in clauses (a) through (d) above.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).  For purposes of this definition, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III, shall in each case described in clauses (x) and (y) above be deemed to be a “Change in Law” and have gone into effect after the date hereof, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean the occurrence of any of the following events:

(a)                                 the consummation of any transaction (including a merger or consolidation) the result of which is that (i) any person or group, other than one or more Permitted Holders, is or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent Guarantor and (ii) the Permitted Holders, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such Voting Stock than such other person or group; or

(b)                                 the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Parent Guarantor’s Voting Stock) of all or substantially all of the assets (other than Capital Stock, Debt or other securities of any Unrestricted Subsidiary) of the Parent Guarantor, the Borrowers and the Restricted Subsidiaries, on a consolidated basis, (i) if following such sale, transfer, conveyance or other disposition, the transferee entity is not listed on a stock exchange or automated quoting system and any person or group, other than one or more Permitted Holders, is or as a result of such sale, transfer, conveyance or other disposition becomes the beneficial owner, directly or indirectly, of a larger percentage of the total voting power of the Voting Stock of the transferee entity than the Permitted Holders, individually or in the aggregate or (ii) if the transferee entity is and is expected to continue to be listed on a stock exchange or automated quotation system following such sale, transfer, conveyance or other disposition (x) any person or group other than one or more Permitted Holders, is or as a result of such transaction becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the transferee entity and (y) the Permitted Holders, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such Voting Stock than such other person or groups; or

(c)                                  during any consecutive two-year period following the Closing Date, individuals who at the beginning of such period constituted the Parent Guarantor’s board of directors (together with any new members whose election to such board, or whose nomination for election by the Parent Guarantor’s shareholders, was approved by a vote of at least a majority of the members of the Parent Guarantor’s board of directors then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Parent Guarantor’s board of directors then in office; or

(d)                                 the Parent Guarantor or either Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Section 8.9; or

(e)                                  the Parent Guarantor or any Surviving Entity ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of either Borrower, other than director’s qualifying shares and other shares required to be issued by law.

For the purposes of this definition, (i) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the U.S. Exchange Act; (ii) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the U.S. Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and (iii) a Person or group will be deemed to beneficially own all Voting Stock of an entity held by a parent entity, if such Person or group is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such parent entity and the Permitted Holders, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such Voting Stock than such Person or group.

“Class” (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Dollar Term Loans, Euro Term Loans, New Term Loans (of any Series) or Extended Term Loans (of any Extension Series), (b) when used in reference to any Commitment, refers to whether such Commitment is a Dollar Term Commitment, Euro Term Commitment or a New Term Commitment and (c) when used in reference to any Lender, refers to whether such Lender has a Loan or a Commitment of a particular Class.

“Closing Date” shall mean December 17, 2013.

“Closing Date Refinancing” shall mean the satisfaction and discharge of the indenture governing the 2009 Secured Notes in accordance with the terms thereof.

“Closing Date Obligors” shall mean entities listed on Schedule I, Part I hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all rights, property and assets in which a security interest is purported to be granted pursuant to any Security Document to secure the Loans or any Guarantee.

“Commission” shall mean the U.S. Securities and Exchange Commission, as from time to time constituted, created under the U.S. Exchange Act, or if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the U.S. Securities Act, U.S. Exchange Act and U.S. Trust Indenture Act, as amended, then the body performing such duties at such time.

“Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment (of any Class) or New Term Commitment (of any Series).

“Commodity Hedging Agreements” shall mean any type of commodity hedging agreement designed to protect against or manage exposure to fluctuations in commodity prices and entered into in good faith in the ordinary course of business for such purposes.

“Communications” shall have the meaning provided in Section 12.17(a).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Ardagh Group dated December 2013.

“Consolidated Adjusted Net Income” shall mean, for any period, the Parent Guarantor’s and the Restricted Subsidiaries’ consolidated net income (or loss) for such period as determined in accordance with IFRS, adjusted by excluding (to the extent included in such consolidated net income or loss), without duplication:

(a)                                 any net after-tax extraordinary gains or losses;

(b)                                 any net after-tax gains or losses attributable to sales of assets of the Parent Guarantor or any Restricted Subsidiary that are not sold in the ordinary course of business;

(c)                                  the portion of net income (but not the loss) of any Person (other than the Parent Guarantor or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Parent Guarantor or any Restricted Subsidiary has an equity ownership interest, except that the Parent Guarantor’s or a Restricted Subsidiary’s equity in the net income of such Person for such period shall be included in such Consolidated Adjusted Net Income to the extent of the aggregate amount of dividends or other distributions actually paid to the Parent Guarantor or any Restricted Subsidiary in cash dividends or other distributions during such period;

(d)                                 the net income (but not the loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders (other than restrictions contained in the Credit Facilities and related agreements permitted by Section 8.1(b)(ii);

(e)                                  net after-tax gains attributable to the termination of any employee pension benefit plan;

(f)                                   any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Closing Date;

(g)                                  any net gain arising from the acquisition of any securities or extinguishment, under IFRS, of any Debt of such Person;

(h)                                 the net income attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(i)                                     any gains (but not losses) from currency exchange transactions not in the ordinary course of business;

(j)                                    any extraordinary, exceptional, unusual or nonrecurring loss, expense or charge (including severance, relocation, plant closure, operational improvement or restructuring costs or reserves or provisions therefor) relating to, or directly or indirectly resulting from, or Incurred in connection with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative, or offering or refinancing of debt or equity securities; provided that for the purpose of determining the amount available for Restricted Payments pursuant to Section 8.3(b)(iii)(A), only the non-cash portion of any such loss, expense or charge shall be excluded;

(k)                                 the non-cash accounting effects of any acquisition, purchase, merger, reorganization or other similar transaction, including any increase in amortization or depreciation resulting from adjustments to tangible or intangible assets, the consequence of any revaluation of inventory or other non-cash charges or effects (including losses on derivatives);

(l)                                     the cumulative effect of a change in accounting principles after the Closing Date; and

(m)                             any charge or expense recorded for non-cash or capitalized interest on Deeply Subordinated Funding.

“Consolidated EBITDA” shall mean, for any period, an amount equal to the sum referred to in clause (a) of the definition of Consolidated Fixed Charge Coverage Ratio, as calculated in accordance with the provisos in such definition.

“Consolidated Fixed Charge Coverage Ratio” of the Parent Guarantor shall mean, for any period, the ratio of:

(a)                                 the sum of Consolidated Adjusted Net Income, plus in each case to the extent deducted in computing Consolidated Adjusted Net Income for such period:

(i)                                     Consolidated Net Interest Expense;

(ii)                                  Consolidated Tax Expense; and

(iii)                               Consolidated Non-cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Adjusted Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period;

(b)                                 to the sum of:

(i)                                     Consolidated Net Interest Expense; and

(ii)                                  cash and non-cash dividends due (whether or not declared) on the Parent Guarantor’s and any Restricted Subsidiary’s Preferred Stock (to any Person other than the Parent Guarantor and any Wholly Owned Restricted Subsidiary), in each case for such period;

provided that in calculating the Consolidated Fixed Charge Coverage Ratio or any element thereof for any period, pro forma effect will be given to any realized or expected synergies, cost efficiencies and cost savings relating to, or directly or indirectly resulting from, or associated with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative that has occurred during the period included in the calculation or any prior period as if such synergies, cost efficiencies or cost savings had been effective throughout the period included in the calculation; provided, further, that an Officer’s Certificate shall be delivered to the Administrative Agent certifying that the basis upon which such synergies, cost efficiencies or cost savings were calculated is reasonable and has been determined in good faith by the Parent Guarantor; provided, further, without limiting the application of the previous provisos, that:

(w)                               if the Parent Guarantor or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence of Debt or both, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

(x)                                 if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Adjusted Net Income for such period shall be reduced by an amount equal to the Consolidated Adjusted Net Income (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated Adjusted Net Income (if negative) directly attributable thereto, for such period and the Consolidated Net Interest Expense for such period shall be reduced by an amount equal to the Consolidated Net Interest Expense directly attributable to any Debt of the Parent Guarantor or of any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent Guarantor and the continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Net Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Parent Guarantor and the continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(y)                                 if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of an asset occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

(z)                                  if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (x) or (y) above if made by the Parent Guarantor or a Restricted Subsidiary during such period, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt for a period equal to the remaining term of such Interest Rate Agreement).

“Consolidated Net Interest Expense” shall mean, for any period, without duplication and in each case determined on a consolidated basis in accordance with IFRS, the sum of:

(a)                                 the Parent Guarantor’s and the Restricted Subsidiaries’ total interest expense for such period, including, without limitation:

(i)                                     amortization of debt discount;

(ii)                                  the net costs of Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements (including amortization of fees and discounts);

(iii)                               commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and similar transactions;

(iv)                              the interest portion of any deferred payment obligation and amortization of debt issuance costs; plus

(b)                                 the interest component of the Parent Guarantor’s and the Restricted Subsidiaries’ Capitalized Lease Obligations accrued and/or scheduled to be paid or accrued during such period other than the interest component of Capitalized Lease Obligations between or among the Parent Guarantor and any Restricted Subsidiary or between or among Restricted Subsidiaries; plus

(c)                                  the Parent Guarantor’s and the Restricted Subsidiaries non-cash interest expenses and interest that was capitalized during such period; plus

(d)                                 the interest expense on Debt of another Person to the extent such Debt is guaranteed by the Parent Guarantor or any Restricted Subsidiary or secured by a Lien on the Parent Guarantor’s or any Restricted Subsidiary’s assets, but only to the extent that such interest is actually paid by the Parent Guarantor or such Restricted Subsidiary; minus

(e)                                  the interest income of the Parent Guarantor and the Restricted Subsidiaries during such period.

Notwithstanding any of the foregoing, Consolidated Net Interest Expense shall not include any of the following:

(a)                                 interest accrued, capitalized or paid in respect of Deeply Subordinated Funding;

(b)                                 gains, losses, expenses or charges associated with refinancing of debt;

(c)                                  gains, losses, expenses or charges associated with the total or partial extinguishment of debt; or

(d)                                 gains, losses, expenses or charges resulting from “mark to market” provisions or fair value charges applied to or resulting from derivatives.

“Consolidated Non-cash Charges” shall mean, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Parent Guarantor and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

“Consolidated Secured Debt Leverage Ratio” of the Parent Guarantor shall mean, as of the date of determination, the ratio of (a)(i) the sum of consolidated Debt of the Parent Guarantor secured by Liens ranking equal to (by law or contract) the Liens on the Collateral securing the Loans on all or any portion of the Collateral (other than Debt Incurred pursuant to clause (b)(ii) and clause (b)(xiii) of Section 8.1) less (ii) cash and Cash Equivalents on the most recent balance sheet of the Parent Guarantor which has been delivered in accordance with Section 7.1 to (b) the aggregate Consolidated EBITDA of the Parent Guarantor for the period of the most recent four consecutive quarters for which financial statements are available under Section 7.1 in each case with such pro forma adjustments to consolidated Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Tax Expense” shall mean, for any period with respect to any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any Obligor is incorporated, resident or doing business for tax purposes or from or through which any of the foregoing makes any payment on the Loans or by or within any department, political subdivision or governmental authority of or in any of the foregoing having the power to tax, the provision for all national, local and foreign federal, state or other income taxes of the Parent Guarantor and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with IFRS.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with IFRS, be set forth opposite the caption “current assets” (or any like caption) on a consolidated balance sheet of the Parent Guarantor at such date, over (b) the sum of all amounts that would, in conformity with IFRS, be set forth opposite the caption “current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Guarantor on such date, excluding the current portion of any Funded Debt.  There shall also be excluded from Consolidated Working Capital to the extent otherwise included therein (i) the current portion of current and deferred income tax assets and the current portion of current and deferred income taxes, (ii) all Debt consisting of Loans, (iii) the current portion of interest, (iv) the current portion of deferred revenue, (v) any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets and (vi) the purchase accounting effects of in process research and development expenses and adjustments to property, inventory and equipment, software and other intangible assets and deferred revenue and deferred expenses in component amounts required or permitted by IFRS and related authoritative pronouncements, as a result of any acquisitions permitted under this Agreement, or the amortization or write-off of any amounts thereof.

“continuing” shall mean, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Facility” or “Credit Facilities” shall mean one or more debt facilities, indentures or other arrangements (including the Senior Credit Facilities or commercial paper facilities) with banks, insurance companies, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financings, letters of credit or other forms of guarantees and assurances, or other Debt, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, repaid or refinanced (and whether in whole or in part and whether or not with the original administrative agent or lenders or another administrative agent or agents or other bank or institutions and whether provided under the Senior Credit Facilities and one or more other credit or other agreements, indentures, financing agreements or otherwise) and, for the avoidance of doubt, includes any agreement extending the maturity of, refinancing or restructuring all or any portion of the indebtedness under such agreements or any successor agreements.

“Currency Agreements” shall mean, in respect of a Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Debt” shall mean, with respect to any Person, without duplication:

(a)                                 all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business;

(b)                                 all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c)                                  all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers’ acceptances, receivables facilities or other similar facilities;

(d)                                 all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(e)                                  all Capitalized Lease Obligations and Attributable Debt of such Person;

(f)                                   all obligations of such Person under or in respect of Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements;

(g)                                  all Debt referred to in (but not excluded from) the preceding clauses (a) through (f) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured);

(h)                                 all guarantees by such Person of Debt referred to in this definition of any other Person;

(i)                                     all Redeemable Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(j)                                    Preferred Stock of any Restricted Subsidiary;

provided that the term “Debt” shall not include (i) non-interest bearing installment obligations and accrued liabilities Incurred in the ordinary course of business that are not more than 90 days past due; (ii) Debt in respect of the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt in respect of standby letters of credit, performance bonds or surety bonds provided by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; (iii) anything accounted for as an operating lease in accordance with IFRS as at the Closing Date; (iv) any pension obligations of the Parent Guarantor or a Restricted Subsidiary; (v) Debt Incurred by the Parent Guarantor or one of the Restricted Subsidiaries in connection with a transaction where (x) such Debt is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (y) a substantially concurrent Investment is made by the Parent Guarantor or a Restricted Subsidiary in the form of cash deposited with the lender of such Debt, or a Subsidiary or Affiliate thereof, in amount equal to such Debt; and (vi) Deeply Subordinated Funding.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, that if such Redeemable Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Capital Stock as reflected in the most recent financial statements of such Person.

“Debt Incurrence Prepayment Event” shall mean any issuance or Incurrence by the Parent Guarantor or any Restricted Subsidiary of any Debt, in each case excluding any Debt permitted to be issued or incurred under Section 8.1, to any Person other than the Parent Guarantor or a Restricted Subsidiary.

“Declined Proceeds” shall have the meaning provided in Section 4.2(d).

“Deed of Accession” shall have the meaning provided to such term in the Intercreditor Agreement or a deed or other agreement for the same purpose in any Additional Intercreditor Agreement, or such other form as may be approved by the Administrative Agent.

“Deeply Subordinated Funding” shall mean any funds provided to the Parent Guarantor pursuant to an agreement, note, security or other instrument, other than Capital Stock, that (i) is subordinated in right of payment to all Debt of the Parent Guarantor, (ii)(A) does not mature or require any amortization, redemption or other repayment of principal, (B) does not require payment of any cash interest or any similar cash amounts, and (C) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (other than as a result of insolvency proceedings of the Parent Guarantor), in each case prior to the 90th day following the repayment in full of the Loans and all other amounts due under this Agreement, (iii) does not provide for or require any security interest or encumbrance over any asset of the Parent Guarantor or any Restricted Subsidiary and (iv) does not contain any covenants (financial or otherwise) other than a covenant to pay such Deeply Subordinated Funding.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Designated Entity” shall mean a Bank Affiliate of a Lender designated by such Lender in the Administrative Questionnaire, which Bank Affiliate acts for the purposes of this Agreement through the address specified in the Assignment and Assumption pursuant to which it accedes to this Agreement.

“Designated Non-cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent Guarantor or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Parent Guarantor, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Disinterested Director” shall mean, with respect to any transaction or series of related transactions, a member of the Parent Guarantor’s board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate, or an officer, director or employee of any Person (other than the Parent Guarantor or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions; provided that no member of the Parent Guarantor’s board of directors shall be deemed to have any such direct or indirect financial interest solely as a result of such member’s ownership of Capital Stock of Ardagh Group S.A. or any successor or holding company thereof or such member’s serving on the board of directors of Ardagh Group S.A. or any successor or holding company thereof.

“Dollar Amount” shall mean, at any time, (a) with respect to any Loan or Commitment denominated in Dollars, the principal amount of such Loan then outstanding or the amount of such Commitment then in effect, and (b) with respect to any Loan or Commitment denominated in any other currency, the principal amount of such Loan then outstanding in such currency or the amount of such Commitment then in effect in such currency, converted to Dollars in accordance with Section 1.6.

“Dollar Term Commitment” shall mean, in the case of any Dollar Term Lender, its obligation to make a Dollar Term Loan to the Borrowers on the Closing Date pursuant to Section 2.1(a) in an aggregate principal amount not to exceed the amount set forth opposite such Dollar Term Lender’s name as its “Dollar Term Commitment” on Schedule 1.1 or in the applicable Assignment and Assumption pursuant to which such Dollar Term Lender shall have assumed its Dollar Term Commitment, in each case as any such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Dollar Term Commitments as of the Closing Date is $500,000,000.

“Dollar Term Lender” shall mean, at any time, any Lender that has a Dollar Term Commitment or an outstanding Dollar Term Loan at such time.

“Dollar Term Loan” shall have the meaning set forth in Section 2.1(a)

“Dollar Term Note” shall mean a promissory note of the Borrower payable to any Dollar Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Debt of the Borrower owing to such Dollar Term Lender resulting from the Dollar Term Loans made by such Dollar Term Lender to the Borrowers.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Environmental Laws” shall have the meaning provided in Section 6.17.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any rule or regulation issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with an Obligor, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“Euro” or “€” shall mean the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with European monetary union.

“Euro Equivalent” shall mean, with respect to any monetary amount in a currency other than euro, at any time for the determination thereof, the amount of euro obtained by converting such foreign currency involved in such computation into euro at the spot rate for the purchase of euro with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date that is two Business Days prior to such determination.

“Euro Term Commitment” shall mean, in the case of any Euro Term Lender, its obligation to make a Euro Term Loan to the Borrower on the Closing Date pursuant to Section 2.1(b) in an aggregate principal amount not to exceed the amount set forth opposite such Euro Term Lender’s name as its “Euro Term Commitment” on Schedule 1.1 or in the applicable Assignment and Assumption pursuant to which such Euro Term Lender shall have assumed its Euro Term Commitment, in each case as any such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Euro Term Commitments as of the Closing Date is €130,000,000.

“Euro Term Lender” shall mean, at any time, any Lender that has a Euro Term Commitment or an outstanding Euro Term Loan at such time.

“Euro Term Loan” shall have the meaning set forth in Section 2.1(b).

“Euro Term Note” shall mean a promissory note of the Borrower payable to any Euro Term Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Debt of the Borrower owing to such Euro Term Lender resulting from the Euro Term Loans made by such Euro Term Lender to the Borrowers.

“Event of Default” shall have the meaning provided in Article 9.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a)                                 the sum, without duplication, of

(i)                                     Consolidated Adjusted Net Income for such period,

(ii)                                  an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Adjusted Net Income,

(iii)                               decreases in Consolidated Working Capital for such period (other than reclassification of items from short-term to long-term or vice versa),

(iv)                              an amount equal to the aggregate net non-cash loss on dispositions by the Parent Guarantor and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Adjusted Net Income; and

(v)                                 cash receipts in respect of Commodity Hedging Agreements, Currency Agreements and Interest Rate Agreements during such period to the extent not otherwise included in Consolidated Adjusted Net Income;

over (b) the sum, without duplication, of

(i)                                     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Adjusted Net Income,

(ii)                                  without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures accrued or made in cash during such period, to the extent that such Capital Expenditures were financed with internally generated cash flow of the Parent Guarantor or the Restricted Subsidiaries,

(iii)                               the aggregate amount of all principal payments of all Debt of the Parent Guarantor and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Loans pursuant to Section 2.5 and (C) the amount of Loans prepaid pursuant to Section 8.4 in connection with an Asset Sale that resulted in an increase to Consolidated Adjusted Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Loans and (y) all prepayments of any revolving Debt (unless there is an equivalent permanent reduction in commitments thereunder)) made during such period, except to the extent financed with the proceeds of other long-term Debt of the Parent Guarantor or the Restricted Subsidiaries,

(iv)                              an amount equal to the aggregate net non-cash gain on dispositions by the Parent Guarantor and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Adjusted Net Income,

(v)                                 increases in Consolidated Working Capital for such period (other than reclassification of items from short-term to long-term or vice versa),

(vi)                              payments by the Parent Guarantor and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Guarantor and the Restricted Subsidiaries other than Debt, to the extent not already deducted from Consolidated Adjusted Net Income,

(vii)                           without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Parent Guarantor and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period to the extent that such Investments (x) were financed with internally generated cash flow of the Parent Guarantor or the Restricted Subsidiaries or (y) were not made in reliance on Section 8.3(b)(iii),

(viii)                        the amount of dividends paid during such period (on a consolidated basis) by the Parent Guarantor and the Restricted Subsidiaries, to the extent such dividends (x) were financed with internally generated cash flow of the Parent

Guarantor or the Restricted Subsidiaries or (y) were not made in reliance on Section 8.3(b)(iii),

(ix)                              the aggregate amount of expenditures actually made by the Parent Guarantor and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Adjusted Net Income,

(x)                                 the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent Guarantor and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Debt to the extent that such payments are not deducted in calculating Consolidated Adjusted Net Income,

(xi)                              without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by the Parent Guarantor or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (B) any budgeted cash expenditures by the Parent Guarantor or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (A) and (B), relating to acquisitions or Investments permitted by this Agreement, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Parent Guarantor following the end of such period (to the extent such consideration or cash expenditures are expected to be financed with internally generated cash flow of the Parent Guarantor or the Restricted Subsidiaries); provided that to the extent that the aggregate amount of cash actually utilized to finance such acquisition (or Investments), Capital Expenditures or acquisitions of intellectual property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters;

(xii)                           the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Adjusted Net Income for such period, and

(xiii)                        cash expenditures in respect of Commodity Hedging Agreements, Currency Agreements and Interest Rate Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Adjusted Net Income;

“Excess Proceeds” shall have the meaning provided in Section 8.4(b).

“Exchange Rate” shall mean the spot rate of exchange of the Administrative Agent (as determined by the Administrative Agent) for the purchase of the relevant currency with the applicable currency in the London foreign exchange market in the ordinary course of business at or about 10.00 a.m. (London time) on the day in question, which shall be the Historical Currency Exchange Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor under any Senior Finance Document, (a) any Taxes imposed on (or measured by) such recipient’s net income or profits (or franchise Taxes) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable Lending Office in such jurisdiction, as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Senior Finance Document, (b) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 12.7), any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior commitment, on the date such Lender acquires its interest in such Loan or (ii) such Lender changes its applicable Lending Office, except in each case to the extent that amounts with respect to such U.S. federal withholding Tax were payable, pursuant to Section 4.5, either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its applicable Lending Office, (d) any withholding Tax attributable to the failure of any Lender to comply with Section 4.5(e), (e) any withholding Tax imposed pursuant to FATCA, (f) any Tax imposed under § 49 para. 1 Nr. 5 lit. c (aa) of the German Income Tax Act by virtue of the Lender having security over German-situs real estate (inländischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen) (“German Real Estate Security”), unless such Lender is entitled to a complete exemption from German income taxes pursuant to the “interest” article of a tax treaty between Germany and the country of residence or organization of such Senior Finance Party, or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder or under any other Senior Finance Document, as applicable, pursuant to the law in effect on the date on which such Lender becomes a party hereto or changes its lending office, except in each case to the extent that (other than in the case of any assignee that is German Disqualified Lender), pursuant to Section 4.5, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (a “Tax Treaty Lender”) and (g) any withholding Taxes imposed on payments to a Lender by the German tax authorities under § 50a para. 7 German Income Tax Act by virtue of the Lender having German Real Estate Security, unless such Lender is a Tax Treaty Lender and has complied with all tax filing obligations under German income tax law.

“Executive Order” shall have the meaning provided in Section 6.20(a).

“Existing Ardagh Bonds” shall mean (i) the Existing Secured Notes and (ii) the Existing Unsecured Notes.

“Existing Class” shall have the meaning provided in Section 2.15(e)(i).

“Existing Lenders” shall have the meaning provided in Section 2.15(e).

“Existing Secured Notes” shall mean the 2009 Secured Notes, the 2017 Secured Notes and the January 2013 Secured Notes.

“Existing Unsecured Notes” shall mean the 2007 Senior Notes, the January 2010 Senior Notes, the 2020 Senior Notes, the January 2012 Senior Notes and the January 2013 Senior Notes.

“Extended Term Loan Maturity Date” shall have the meaning provided in Section 2.5(c).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.15(e).

“Extending Lender” shall have the meaning provided in Section 2.15(e)(i).

“Extension Amendment” shall have the meaning provided in Section 2.15(e)(ii).

“Extension Date” shall have the meaning provided in Section 2.15(e)(iii).

“Extension Election” shall have the meaning provided in Section 2.15(e)(i).

“Extension Request” shall mean a Term Loan Extension Request.

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same maturity date, interest margins, extension fees and amortization schedule.

“Fair Market Value” shall mean, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Parent Guarantor’s board of directors.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related law, treaties or other official administrative guidance) implementing the foregoing.

“February 2011 Senior Notes” shall mean the existing €200,000,000 aggregate principal amount of 9.250% Senior Notes due 2020 issued by Ardagh Glass Finance plc and guaranteed on a senior basis by the Parent Guarantor and certain of its wholly owned subsidiaries on February 4, 2011.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.1.

“Financial Year” shall mean the period of 12 months ending on December 31 in each year.

“Flood Hazard Property” shall have the meaning provided in Section 7.11(g).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iv) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Debt of the Parent Guarantor and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Debt in respect of the Loans.

“GE Commercial Finance Facility” shall mean the £35,000,000 business finance agreement dated March 23, 2009 between Ardagh Glass Limited and GE Commercial Finance Limited relating to an invoice discounting facility.

“German Disqualified Lender” shall mean a Lender that is not resident or organized under the laws of a jurisdiction with with Germany has an income tax treaty that provides for a complete exemption for withholding tax imposed on interest.

“German Real Estate Security” shall have the meaning provided in the definition of “Excluded Taxes”.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean any guarantee of the Obligations of the Borrowers by the Parent Guarantor, any Restricted Subsidiary or any other Person in accordance with the provisions of this Agreement, including the Guarantees by the Guarantors dated as of the Closing Date. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guaranteed Obligations” shall have the meaning provided in Section 11.1(a).

“Guarantors” shall mean each of:

(a)                                 the Closing Date Obligors (other than the Borrowers);

(b)                                 the Post-Closing Date Obligors;

(c)                                  any other Person that is required after the Closing Date to guarantee the Obligations of the Borrowers by executing an Accession Document pursuant to Sections 7.11 and 11.5 and any other Person that guarantees the Obligations of the Borrowers and executes an Accession Document after the Closing Date, in each case until (i) the Guarantee of such Person has been released in accordance with the provisions of this Agreement or (ii) a successor replaces such Person pursuant to the applicable provisions of this Agreement and, thereafter, shall mean such successor.

“Hazardous Materials” shall mean (a) any petroleum, petroleum products, petroleum by-product or breakdown product, radioactive materials, asbestos and asbestos containing material, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited, or regulated by any Environmental Law.

“Heye International Letter” shall mean the letter dated on or about the date of this Agreement and substantially in the form of Exhibit D.

“IFRS” shall mean International Financial Reporting Standards as adopted by the European Union, as in effect from time to time.

“Incur” shall have the meaning provided in Section 8.1(a).

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Information” shall have the meaning provided in Section 12.16.

“Initial Dollar Term Loan” shall mean a Dollar Term Loan made by the Lenders to the Borrowers on the Closing Date.

“Initial Euro Term Loan” shall mean a Euro Term Loan made by the Lenders to the Borrowers on the Closing Date.

“Initial Public Offering” shall mean a Public Equity Offering of common stock or other common equity interests of the Parent Guarantor or any of its parent companies or any successor to the Parent Guarantor or any such parent company (the “IPO Entity”) as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Initial Term Loan” shall mean an Initial Dollar Term Loan and/or an Initial Euro Term Loan, as the context may require.

“Initial Term Loan Commitment” shall mean a Dollar Term Commitment and/or Euro Term Commitment, as the context may require.

“Initial Term Loan Lender” shall mean a Dollar Term Lender and/or Euro Term Lender, as the context may require.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Intellectual Property” shall have the meaning provided in Section 6.16.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of December 7, 2010, as amended, restated, modified or replaced from time to time, by and among the Borrowers, the Parent Guarantor, the Subsidiary Guarantors party thereto, Citibank, N.A., London Branch, as trustee and certain of the Existing Secured Notes and Existing Unsecured Notes, The Bank of New York Mellon, as trustee for certain of the Existing Unsecured Notes,

Law Debenture Trust Company of New York, as trustee for certain of the Existing Secured Notes, and others.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interest Rate Agreements” shall mean, in respect of a Person, any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investment” shall mean, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with IFRS. In addition, the portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Parent Guarantor made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joinder Agreement” shall mean an agreement providing for a Series of New Term Loans, entered into by the Borrowers, the applicable New Term Loan Lender(s) and the Administrative Agent.

“Joint Venture Investment” shall mean any Investment in a Permitted Joint Venture permitted under this Agreement.

“Judgment Currency” shall have the meaning provided in Section 12.20.

“January 2010 Senior Notes” shall mean the existing €180,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2020 issued by Ardagh Glass Finance plc.

“January 2012 Secured Notes” shall mean the existing $160,000,000 aggregate principal amount of 7.375% First Priority Senior Secured Notes due 2017 issued by the U.S. Borrower and Ardagh Packaging Finance plc.

“January 2012 Senior Notes” shall mean the existing $260,000,000 aggregate principal amount of 9.125% Senior Notes due 2020 issued by the U.S. Borrower and Ardagh Packaging Finance plc.

“January 2013 Secured Notes” shall mean the existing $420,000,000 aggregate principal amount of 4.875% First Priority Senior Secured Notes due 2022 and €250,000,000 aggregate principal amount of 5.000% Fist Priority Senior Secured Notes due 2022 issued by the U.S. Borrower and Ardagh Packaging Finance plc.

“January 2013 Senior Notes” shall mean the existing $850,000,000 aggregate principal amount of 7.000% Senior Notes due 2020 issued by the U.S. Borrower and Ardagh Packaging Finance plc.

“July 2012 Secured Notes” shall mean the existing $350,000,000 aggregate principal amount of 7.375% First Priority Senior Secured Notes due 2017 and €260,000,000 aggregate principal amount of 7.375% First Priority Senior Secured Notes due 2017 issued by the U.S. Borrower and Ardagh Packaging Finance plc.

“July 2012 Senior Notes” shall mean the existing $210,000,000 aggregate principal amount of 9.125% Senior Notes due 2020 issued by the U.S. Borrower and Ardagh Packaging Finance plc.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lending Office” shall mean the office or offices and/or Designated Entity or Designated Entities through which a Lender is acting for the purposes of this Agreement, which will be the office or offices and/or Designated Entity or Designated Entities specified in that Lender’s Administrative Questionnaire (or in any relevant Assignment and Assumption).

“Lenders Presentation” shall mean the Public Lender Presentation of the Parent Guarantor dated December 4, 2013.

“LIBOR Base Rate” shall mean the British Bankers Association LIBOR Rate (“BBA LIBOR”), on the Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If the “LIBOR Base Rate” is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in approximately the same amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Loan” shall mean any Loan, whether denominated in Dollars or Euros, bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan, (a) in the case of any LIBOR Loans denominated in Dollars, the rate per annum obtained by dividing LIBOR Base Rate by a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period and (b) in the case of any LIBOR Loans denominated in Euros, the rate per annum appearing on the appropriate page of the Reuters screen (it being understood that this rate is the Euro interbank offered rate sponsored by the Banking Federation of the European Union and the Financial Markets Association) (or on any successor or substitute page of Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euros in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period; provided that, notwithstanding the foregoing, in no event shall the LIBOR Rate at any time be less than 1.00% per annum in respect of any LIBOR Loan.

If the rate described in clause (b) above is not available at such time for any reason, then such rate for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Euros for delivery on the first day of such Interest Period in same day funds in approximately the same amount of the LIBOR Loan denominated in Euros being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The LIBOR Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” shall mean any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, standard security, assignation in security claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Loan” shall mean any Initial Term Loan, Extended Term Loan or New Term Loan made by any Lender hereunder.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Material Adverse Effect” shall mean any event(s) or circumstance(s) which:

(a)                                 except as publicly disclosed, has (or have) a material adverse effect on the business, assets or financial condition of the Parent Guarantor and its Subsidiaries (taken as a whole); or

(b)                                 has (or have) a material adverse effect on the ability of the Borrowers and the other Obligors, taken as a whole, to perform their payment obligations under this Agreement or any of the other Senior Finance Documents, taking into account resources lawfully available to them from the Parent Guarantor or any other Restricted Subsidiary; or

(c)                                  affects (or affect) the validity or enforceability of the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under this Agreement or any of the other Senior Finance Documents which is materially adverse to the interests of the Senior Finance Parties under the Senior Finance Documents.

“Material Real Property” shall mean any real property owned by any Obligor with a Fair Market Value, at the time of its acquisition by such Obligor, in excess of €20,000,000 (or the equivalent in Dollars).

“Material Subsidiary” means (a) each Borrower and (b) any other Restricted Subsidiary that represents 5% or more of the Total Assets or Consolidated EBITDA of the Parent Guarantor, measured, in the case of Total Assets, as of the last day of the most recent fiscal quarter for which financial statements are available, and in the case of Consolidated EBITDA, for the four fiscal quarters ended most recently for which financial statements are available.

“Maturity Date” shall mean (a) with respect to any Dollar Term Loans or Euro Term Loans, the Term Loan Maturity Date, (b) with respect to any New Term Loans (of any Series), the New Term Loan Maturity Date for such Series and (c) with respect to any Extended Term Loans of any Extension Series, the Extended Term Loan Maturity Date for such Extension Series.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $10,000,000 in the case of Dollar Term Loans and €10,000,000 in the case of Euro Term Loans (or, if less, the entire remaining applicable Commitments (or outstanding principal amount of Loans of a particular Class) at the time of each such Borrowing) and (b) with respect to a Borrowing of ABR Loans, $10,000,000 (or, if less, the entire remaining applicable Commitments (or outstanding principal amount of Loans of a particular Class) at the time of such Borrowing).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a plan that is a “multiemployer plan”, as defined in Section 3(37) or 4001(a)(3) of ERISA, to which an Obligor or an ERISA Affiliate is making or accruing an obligation to make contributions.

“Net Cash Proceeds” shall mean:

(a)                                 with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including (x) payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary) and (y) any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of:

(i)                                     brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Sale;

(ii)                                  provisions for all taxes paid or payable, or required to be accrued as a liability under IFRS as a result of such Asset Sale;

(iii)                               all distributions and other payments required to be made to any Person (other than the Parent Guarantor or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(iv)                              appropriate amounts required to be provided by the Parent Guarantor or any Restricted Subsidiary, as the case may be, as a reserve in accordance with IFRS against any liabilities associated with such Asset Sale and retained by the Parent Guarantor or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Administrative Agent; and

(b)                                 with respect to any capital contributions, issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 8.3, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Term Loan” shall have the meaning provided in Section 2.15(b).

“New Term Commitments” shall have the meaning provided in Section 2.15(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.15(b).

“New Term Loan Maturity Date” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Non-Consenting Lender” shall have the meaning provided in Section 12.7(b).

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Senior Finance Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Obligors under the Senior Finance Documents (and any of their Subsidiaries to the extent they have obligations under the Senior Finance Documents) include the obligation (including Guaranteed Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Obligor under any Senior Finance Document.

“Obligor” shall mean each Borrower and each Guarantor.

“OFAC” shall have the meaning provided in Section 6.20(b).

“Officer’s Certificate” shall mean a certificate signed by an officer of the Parent Guarantor, of the Borrowers, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Administrative Agent.

“Opinion of Counsel” shall mean a written opinion from legal counsel.  The counsel may be an employee of or counsel to the Borrowers or the Administrative Agent.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any intangible, filing, recording, excise or other similar Taxes arising from any payment made under any Senior Finance Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Senior Finance Document, excluding any such Tax imposed as a result of an assignment (other than an assignment made at the request of a Borrower pursuant to Section 12.7) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of any other present or former connection between the assignor or assignee and the jurisdiction imposing such Assignment Tax, other than a connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Senior Finance Documents.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in Euros, the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Bank Affiliate of the Administrative Agent in the applicable offshore interbank market for Euros to major banks in such interbank market.

“Parallel Debt” shall have the meaning provided in Section 12.19(a).

“Pari Passu Debt” shall mean (a) any Debt of a Borrower that ranks equally in right of payment with the Loans or (b) with respect to any Guarantee, any Debt that ranks equally in right of payment to such Guarantee.

“Participant” shall have the meaning provided in Section 12.6(c).

“Participant Register” shall have the meaning provided in Section 12.6(c)(ii).

“Patriot Act” shall have the meaning provided in Section 12.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Collateral Lien” shall mean the following types of Liens:

(a)                                 Liens on the Collateral to secure Debt permitted under Section 8.1; provided that the assets and properties securing such Debt will also secure the Loans on a first ranking basis; and provided, further, that, following the Incurrence of such Debt secured by such Liens on the Collateral and giving effect to the application of the proceeds thereof, on a pro forma basis, the Consolidated Secured Debt Leverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the Incurrence of such Debt, taken as one period, would be less than 3.50 to 1.0;

(b)                                 (i) Liens on the Collateral to secure Debt permitted under clauses b(i) and (b)(ii) of Section 8.1 and (ii) Silent Second Liens to secure the Loans, the Existing Secured Notes and Debt permitted under clause (b)(ii) of Section 8.1 on assets securing Debt described in sub-clause (i) of this clause (b);

(c)                                  Liens on any property or assets of a Restricted Subsidiary of a Borrower granted in favor of such Borrower or any of the Guarantors; provided that any Liens of the type described in this clause (c) will be subject to the Liens granted and evidenced by the Security Documents;

(d)                                 Liens on the Collateral to secure Debt permitted under Section 8.1(a) and under clauses (b)(ii), (b)(iii) (to the extent unsecured), (b)(v), (b)(xiv) (to the extent the Debt being refinanced is unsecured), (b)(xv) and (b)(xviii) of Section 8.1; provided that such Liens are Silent Second Liens;

(e)                                  Liens on Collateral to secure Debt permitted under clause (b)(xiii) of Section 8.1; provided that such Liens do not extend to assets of a type, or located in a jurisdiction, not secured by a Lien in favor of such Debt on the Closing Date;

(f)                                   Liens of the type described in clauses (g), (h), (i), (j), (k), (l), (m), (n), (o), (q), (r) and (v) of the definition of “Permitted Liens”; provided that, in the case of clause (l) thereof, any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and

(g)                                  any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (e); provided that any such extension, renewal or replacement will be of the same priority and be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets.

“Permitted Holders” shall mean (a) Yeoman Capital S.A., (b) any of Paul Coulson, Brendan Dowling, Houghton Fry, Edward Kilty, John Riordan or Niall Wall, and any trust created for the benefit of one or more of the foregoing or their respective natural person Affiliates, or the estate, executor, administrator, committee or beneficiaries of any thereof, and (c) any of their respective Affiliates.

“Permitted Investments” shall mean any of the following:

(a)                                 Investments in cash or Cash Equivalents;

(b)                                 intercompany Debt to the extent permitted under clause (iv) of Section 8.1(b);

(c)                                  Investments in (i) the form of loans or advances to, or debt securities issued by, the Parent Guarantor, (ii) a Restricted Subsidiary or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Parent Guarantor or a Restricted Subsidiary;

(d)                                 Investments made by the Parent Guarantor or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 8.4 to the extent such Investments are non-cash proceeds permitted thereunder;

(e)                                  expenses or advances to cover payroll, travel, entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses in accordance with IFRS;

(f)                                   Investments in the Loans and the Existing Ardagh Bonds;

(g)                                  Investments existing at the Closing Date;

(h)                                 Investments in Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements permitted under clauses (b)(viii), (b)(ix) and (b)(x) of Section 8.1;

(i)                                     Investments made in the ordinary course of business, the Fair Market Value of which in the aggregate does not exceed €5,000,000 in any transaction or series of related transactions;

(j)                                    loans and advances (or guarantees to third-party loans) to directors, officers or employees of the Parent Guarantor or any Restricted Subsidiary made in the ordinary course of business and consistent with the Parent Guarantor’s past practices or past practices of the Restricted Subsidiaries, as the case may be, in an amount outstanding not to exceed at any one time €15,000,000;

(k)                                 Investments in a Person to the extent that the consideration therefor consists of the issue and sale (other than to any Subsidiary) of shares of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding or the net proceeds thereof; provided that the net proceeds of such sale have been excluded from, and shall not have been included in, the calculation of the amount determined under clause (b)(iii)(B) of Section 8.3;

(l)                                     pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(m)                             Investments of the Parent Guarantor or the Restricted Subsidiaries described under item (v) to the proviso to the definition of “Debt”;

(n)                                 Investments of the Parent Guarantor or the Restricted Subsidiaries in Unrestricted Subsidiaries and Permitted Joint Ventures, the amount of which, measured by reference to the Fair Market Value of each such Investment on the date it was made, not to exceed the sum of (x) the greater of €40,000,000 and 1.25% of Total Assets in the aggregate outstanding at any one time and (y) the sum of (i) the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and Permitted Joint Ventures whether through interest payments, principal payments, dividends or other distributions or payments on account of such Investment and (ii) the net after-tax cash proceeds received by the Parent Guarantor or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary); provided, however, that such net after-tax amounts have not been included in Consolidated Adjusted Net Income for the purpose of calculating clause (b)(iii)(A) of Section 8.3;

(o)                                 Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(p)                                 Investments by the Parent Guarantor or any Restricted Subsidiary in connection with a Permitted Receivables Financing;

(q)                                 loans or advances to (i) directors, officers or employees of the Parent Guarantor or any Restricted Subsidiary to pay for the purchase of Capital Stock of the Parent Guarantor or any direct or indirect parent company thereof pursuant to management equity plans or similar management or employee benefit arrangement or (ii) stock option plans, trust and similar asset pools to pay for the purchase of Capital Stock of the Parent Guarantor or any direct or indirect parent company thereof not to exceed €15,000,000 in the aggregate outstanding at any one time; and

(r)                                    (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens, settlement of debts or arbitration awards, and (ii) any Investments received in compromise of obligations of such persons Incurred in the ordinary course of trade creditors or customers that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer.

“Permitted Joint Venture” shall mean any joint venture transaction pursuant to which the Parent Guarantor or any Restricted Subsidiary enters into, acquires or subscribes for any shares, stock, securities or other interest in or transfers any assets to any joint venture; provided, however, that the primary business of such joint venture is a Related Business.

“Permitted Liens” shall mean the following types of Liens:

(a)                                 Liens existing as of the Closing Date;

(b)                                 Liens on any property or assets of the Parent Guarantor or a Restricted Subsidiary to secure Debt permitted to be Incurred pursuant to clause (b)(ii) of Section 8.1;

(c)                                  Liens on assets given, disposed of, or otherwise transferred in connection with a Permitted Receivables Financing permitted to be Incurred pursuant to clause (b)(xiii) of Section 8.1;

(d)                                 Liens on any property or assets of a Restricted Subsidiary granted in favor of the Parent Guarantor, a Borrower or any Restricted Subsidiary;

(e)                                  Liens on any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets securing the Loans or any Guarantees;

(f)                                   any interest or title of a lessor under any Capitalized Lease Obligation and Liens to secure Debt (including Capitalized Lease Obligations) permitted under Section 8.1 covering only the assets acquired with such Debt;

(g)                                  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Guarantor or any Restricted

Subsidiary in the ordinary course of business in accordance with the Parent Guarantor’s or such Restricted Subsidiary’s past practices prior to the Closing Date;

(h)                                 statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of the Parent Guarantor’s or any Restricted Subsidiary’s business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(i)                                     Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(j)                                    Liens Incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business (other than obligations for the payment of money);

(k)                                 zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and Incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Parent Guarantor and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(l)                                     Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(m)                             Liens on property existing at the time such property is acquired or on property of, or on shares of Capital Stock or Debt of, any Person existing at the time such Person is acquired by, merged with or into or consolidated with, the Parent Guarantor or any Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than (A) the property or assets acquired or (B) the property or assets of the Person acquired, merged with or into or consolidated with the Parent Guarantor or Restricted Subsidiary and (ii) were created prior to, and not in connection with or in contemplation of such acquisition, merger or consolidation;

(n)                                 Liens securing the Parent Guarantor’s or any Restricted Subsidiary’s obligations under Commodity Hedging Agreements, Interest Rate Agreements or Currency Agreements permitted under clauses (b)(viii), (b)(ix) and (b)(x) of Section 8.1 or any collateral for the Debt to which such Commodity Hedging Agreements, Interest Rate Agreements or Currency Agreements relate;

(o)                                 Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(p)                                 Liens Incurred in connection with a cash management program established in the ordinary course of business for the Parent Guarantor’s benefit or that of any Restricted Subsidiary in favor of a bank or trust company of the type described in paragraph (a) of Section 8.6;

(q)                                 Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Parent Guarantor or any Restricted Subsidiary, including rights of offset and set-off;

(r)                                    any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (q); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(s)                                   Liens securing Debt Incurred to refinance Debt that has been secured by a Lien permitted by this Agreement; provided that (i) any such Lien shall not extend to or cover any assets not securing the Debt so refinanced and (ii) the Debt so refinanced shall have been permitted to be Incurred pursuant to clause (b)(xiv) of Section 8.1;

(t)                                    purchase money Liens to finance property or assets of the Parent Guarantor or any Restricted Subsidiary acquired in the ordinary course of business; provided that (i) the related purchase money Debt shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Debt shall be created within 90 days of such acquisitions;

(u)                                 Permitted Collateral Liens;

(v)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(w)                               Liens arising from a pledge by the Parent Guarantor or a Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary or a Permitted Joint Venture for the benefit of the lenders of such Unrestricted Subsidiary or Permitted Joint Venture; and

(x)                                 Liens Incurred in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary with respect to obligations that do not exceed €75,000,000 at any one time outstanding and that (i) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the Parent Guarantor’s or such Restricted Subsidiary’s business.

“Permitted Receivables Financing” shall mean any financing pursuant to which the Parent Guarantor or any Restricted Subsidiary may sell, convey or otherwise transfer to any other Person or grant a security interest in, any accounts receivable (and related assets) in an aggregate principal amount equivalent to the Fair Market Value of such accounts receivable (and related assets) of the Parent Guarantor or any Restricted Subsidiary; provided that (a) the covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Parent Guarantor’s board of directors) at the time such financing is entered into, (b) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Parent Guarantor’s board of directors) at the time such financing is entered into, and (c) such financing shall be non-recourse to the Parent Guarantor or any Restricted Subsidiary except to a limited extent customary for such transactions.

“Permitted Refinancing Debt” shall mean any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this definition and clause (b)(xiv) of Section 8.1, a “refinancing”) of any Debt of the Parent Guarantor or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

(a)                                 such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b)                                 the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

(c)                                  the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced;

(d)                                 the new Debt is not senior in right of payment to the Debt that is being refinanced; and

(e)                                  such Debt is unsecured, or is secured by a Silent Second Lien, if the Debt being refinanced is unsecured;

provided that Permitted Refinancing Debt will not include (i) Debt of a Subsidiary (other than a Borrower or a Guarantor) that refinances the Debt of a Borrower or any Guarantor or (ii) Debt of any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code and is maintained by or contributed to by an Obligor or any ERISA Affiliate but, for the avoidance of doubt, excluding any plan described in Section 4(b) of ERISA.

“Platform” shall have the meaning provided in Section 12.17(b).

“Post-Closing Date Obligors” shall mean the entities listed on Schedule I, Part 2 and Schedule I, Part 3 hereto.

“Preferred Stock” shall mean, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Agreement a calculation made in good faith by a responsible financial or accounting officer of the Parent Guarantor; provided that any such calculation shall (x) give effect to any realized or expected synergies, cost efficiencies and cost savings relating to, or directly or indirectly resulting from, or associated with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative that has occurred during the period included in the calculation or any prior period as if such synergies, cost efficiencies or cost savings had been effective throughout the period included in the calculation and (y) eliminate any extraordinary, exceptional, unusual or nonrecurring loss, expense or charge (including severance, relocation, plant closure, operational improvement or restructuring costs or reserves therefor) relating to, or directly or indirectly resulting from, or Incurred in connection with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative, or offering of debt or equity securities.

“Property” shall mean, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Agreement, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” shall mean an underwritten public offer and sale of capital stock (which is Qualified Capital Stock) of the Parent Guarantor or any direct or indirect parent holding company of the Parent Guarantor with gross proceeds to the issuer of at least €20 million (including any sale of Capital Stock purchased upon the exercise of any over-allotment option granted in connection therewith).

“Qualified Capital Stock” of any Person shall mean any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Recipient” shall have the meaning provided in Section 4.5(g).

“Redeemable Capital Stock” shall mean any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Loans or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a Change of Control of the Parent Guarantor in circumstances in which the Lenders would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the Stated Maturity of the Loans will not constitute Redeemable Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.3(a) and Section 8.4 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Parent Guarantor’s or the Borrowers’ repurchase of such Loans as are required to be repurchased pursuant to Section 4.3.

“refinance” shall mean, with respect to any Debt, to amend, modify, extend, subsitute, renew, replace, refund, prepay, repay, repurchase, redeem, defease or retire, or to issue other Debt, in exchnage or replacement for, such Debt.  “Refinanced” and “refinancing” shall have correlative meanings.

“Refinanced Term Loans” shall have the meaning provided in Section 12.1.

“Register” shall have the meaning provided in Section 12.6(b)(iii).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Rejection Notice” shall have the meaning provided in Section 4.2(d).

“Related Business” shall mean a business related to the packaging business of the Parent Guarantor and its Restricted Subsidiaries as conducted from time to time.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Bank Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Bank Affiliates.

“Release” shall mean any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching.

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Assets” shall mean properties and assets that replace the properties and assets that were the subject of an Asset Sale or properties and assets that are, or will be, used in the Parent Guarantor’s business or in that of the Restricted Subsidiaries or any and all businesses that in the good faith judgment of the board of directors of the Parent Guarantor are reasonably related, and, in each case, any capital expenditure relating thereto.

“Replacement Term Loans” shall have the meaning provided in Section 12.1.

“Reportable Event” shall mean a “reportable event” as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events (a) with respect to the SGCI Plan, in connection with the SGCI Acquisition and (b) as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Repricing Transaction” shall mean the prepayment or refinancing of all or a portion of the Initial Term Loans with the incurrence by any Obligor of any Pari Passu Debt secured by Permitted Collateral Liens that rank equal to or prior to the Liens securing the Obligations or any long-term bank debt financing, in each case incurred for the primary purpose of repaying, refinancing, substituting or replacing the Loans and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Initial Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans; provided that for the avoidance of doubt, (x) any prepayment, refinancing, substitution or replacement of the Initial Term Loans in connection with a transaction that would constitute a Change of Control or (y) any Initial Public Offering, in each such case, shall not be considered a Repricing Transaction.

“Required Lenders” shall mean, at any date, (a) Lenders having or holding more than 50% of the sum of (i) the Total Term Loan Commitment at such date and (ii) the Dollar Amount of the aggregate outstanding principal amount of the Loans at such date, or (b) if the Total Term Loan Commitments have been terminated or for the purposes of acceleration pursuant to Article 9, Lenders having or holding more than 50% of the Dollar Amount of the aggregate outstanding principal amount of the Loans at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reservations” shall mean the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the time-barring of claims under the Limitation Acts, rules against penalties and similar principles and generally applicable limitations of law in other jurisdictions relevant in the context of the Senior Finance Documents and any other reservations or qualifications of law contained in any legal opinion delivered to the Administrative Agent pursuant to this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“S&P” shall mean Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Security Agent” shall mean Citibank, N.A., London Branch as security agent under the Security Documents, or any successor security agent pursuant to the Intercreditor Agreement.

“Security Confirmations” shall have the meaning provided in Section 7.14(d).

“Security Documents” shall mean, collectively, all security agreements, mortgages, standard securities, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security entered into by the Parent Guarantor or any of its Subsidiaries in favor of the Security Agent and the Senior Finance Parties in any or all of the Collateral, the Intercreditor Agreement and any Additional Intercreditor Agreement, in each case as amended from time to time in accordance with their terms and the terms of this Agreement.

“Security Interests” shall mean security interests in the Collateral securing the Loans and the Guarantees.

“Senior Credit Facilities” shall mean any Credit Facility of the Parent Guarantor and/or any Restricted Subsidiary, including without limitation the GE Commercial Finance Facility, existing on the Closing Date.

“Senior Finance Documents” shall mean this Agreement, the Intercreditor Agreement, the Security Documents, the Heye International Letter, each Accession Document and Guarantee, (except for purposes of Section 11.1) any promissory notes issued by a Borrower hereunder, and any other document designated as a Senior Finance Document by the Parent Guarantor and the Administrative Agent.

“Senior Finance Parties” shall mean each Agent, the Arranger, each Lender, and each sub-agent pursuant to Article 10 appointed by the Administrative Agent with respect to matters relating to the Loans or the Security Agent with respect to matters relating to any Security Document.

“Senior PIK Notes” shall mean the existing €185,000,000 aggregate principal amount of 11.125% Senior PIK Notes due 2018 and $345,000,000 aggregate principal amount of 11.125% Senior PIK Notes due 2018 issued by ARD Finance S.A.

“Series” shall have the meaning provided in Section 2.15(a).

“SGCI Acquisition” shall mean the acquisition of all the equity interests of the SGCI Group pursuant to the definitive share purchase agreement in relation to such acquisition as amended from time to time.

“SGCI Group” shall mean Saint-Gobain Containers, Inc., together with its Subsidiaries.

“SGCI Litigation” shall mean the action filed by the PBGC against the Saint-Gobain Corporation Benefits Committee as plan administrator for the SGCI Plan, on April 18, 2013 and any procedural or substantive actions relating thereto.

“SGCI Plan” shall mean the Saint-Gobain Containers Inc. Retirement Income Plan.

“Silent Second Liens” shall mean Liens granted in favor of Debt (the “second priority Debt”) on property or assets of the Parent Guarantor or any of its Restricted Subsidiaries that:

(a)                                 are by law or under the terms of an intercreditor agreement reasonably acceptable to the Administrative Agent second in priority to first priority Liens on such property or assets; and

(b)                                 are subject to arrangements in form and substance reasonably satisfactory to the Administrative Agent which provide (x) that any payments on enforcement of the Liens in such property or assets (other than payments to the security agent, trustee, administrative agent or other representative of the holders of the second priority Debt) to the holders of the second priority Debt (or their representatives) will only be made once the Debt secured by the first priority Liens on such property or assets have been satisfied in full and (y) that the holders of the second priority Debt (and their representatives) will have no ability to cause the enforcement of, or direct the relevant security agent in the enforcement of, the Liens in such property or assets until the Debt secured by the first priority Liens on such property or assets have been satisfied in full.

“Solvent” shall mean, with respect to any Person as of any date, that as of such date, (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and, in the case of the Co-Borrower or any other Obligor organized under the laws of Luxembourg, is not in a state of cessation of payments (cessation de paiements) and has not lost its creditworthiness (ébranlement de crédit) for the purpose of article 437 of the Luxembourg Commercial Code; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability as determined in good faith by the Parent Guarantor.

“Specified Consolidated Secured Debt Leverage Ratio” of the Parent Guarantor shall mean, as of the date of determination, the ratio of (a) (i) the sum of consolidated Debt of the Parent Guarantor secured by Liens ranking equal to (by law or contract) the Liens on the Collateral securing the Loans on all or any portion of the Collateral less (ii) cash and Cash Equivalents on the most recent balance sheet of the Parent Guarantor which has been delivered in accordance with Section 7.1 to (b) the aggregate Consolidated EBITDA of the Parent Guarantor for the period of the most recent four consecutive quarters for which financial statements are available under Section 7.1 in each case with such pro forma adjustments to consolidated Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Stated Maturity” shall mean, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Debt” shall mean Debt of a Borrower or any of the Guarantors (other than the Existing Ardagh Bonds and Debt outstanding under the GE Commercial Finance Facility) that is subordinated in right of payment to the Loans or the Guarantees of such Guarantors, as the case may be; provided that no Debt shall be deemed to be subordinated in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

“Subsidiary” shall mean, with respect to any Person:

(a)                                 a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(b)                                 any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Subsidiary Guarantor” shall mean each Restricted Subsidiary of the Parent Guarantor that is a Guarantor of the Obligations in each case until it is released from its obligations under its Guarantee and this Agreement in accordance with the terms of this Agreement.

“Supplier” shall have the meaning provided in Section 4.5(g).

“Surviving Entity” shall mean the Person (if other than a Borrower or the Parent Guarantor, as the context requires) formed by or surviving any consolidation or merger with a Borrower or the Parent Guarantor, as the context requires, or to which a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of a Borrower and its Subsidiaries that are Restricted Subsidiaries or the Parent Guarantor and the Restricted Subsidiaries, as the context requires, on a consolidated basis has been made.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Indemnitee” shall have the meaning provided in Section 4.5(c).

“Tax Treaty Lender” shall have the meaning provided in the definition of “Excluded Taxes”.

“Taxes” shall mean all present and future taxes, levies, assessments, imposts, deductions, duties, withholdings and similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(e).

“Term Loan Maturity Date” shall mean, with respect to any Dollar Term Loans or Euro Term Loans, the date that is 6 years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Title Company” shall have the meaning provided in Section 7.11(g).

“Total Assets” shall mean the consolidated total assets of the Parent Guarantor and its Restricted Subsidiaries as shown on the most recent consolidated balance sheet of the Parent Guarantor.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Term Loan Commitment at such date and (b) without duplication of clause (a), the aggregate outstanding principal amount of all Loans at such date.

“Total Initial Term Loan Commitment” shall mean the sum of (a) the Dollar Term Commitments of all Dollar Term Lenders and (b) the Dollar Amount of the Euro Term Commitments of all Euro Term Lenders.

“Total Inventories” shall mean, as of any date, the amount of raw materials, packaging materials, work-in-progress and finished goods of the Parent Guarantor and the Restricted Subsidiaries, net of any provisions in respect of the foregoing items, in each case as of the date of the most recent balance sheet of the Parent Guarantor which has been delivered in accordance with Section 7.1(a) or (b).

“Total Receivables” shall mean, as of any date, (a) the amount of accounts receivable of the Parent Guarantor and the Restricted Subsidiaries plus (b) the amount of accounts receivable of the Parent Guarantor and the Restricted Subsidiaries that has been sold, conveyed or otherwise transferred in Permitted Receivables Financings and is outstanding in each case as of the date of the most recent balance sheet of the Parent Guarantor which has been delivered in accordance with Section 7.1(a) or (b).

“Total Term Loan Commitment” shall mean the sum of the Total Initial Term Loan Commitment and the Dollar Amount of the New Term Commitments, if applicable, of all the Lenders.

“Transferee” shall have the meaning provided in Section 12.6(e).

“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“Unfunded Liability” shall mean the amount (if any) by which the present value of all benefit liabilities under a Plan exceeds the Fair Market Value of all assets of such Plan (based upon the actuarial assumptions and methods used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan) as of the last annual valuation date applicable to such Plan.

“Unrestricted Subsidiary” shall mean:

(a)                                 any Subsidiary of the Parent Guarantor that at the time of determination is an Unrestricted Subsidiary (as designated by the Parent Guarantor’s board of directors pursuant to Section 8.8); and

(b)                                 any Subsidiary of an Unrestricted Subsidiary.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“U.S. Lender” shall mean any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a U.S. Mortgaged Property in favor of the Security Agent for the benefit of the Senior Finance Parties in respect of that U.S. Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Security Agent, together with such terms and provisions as may be required by local laws.

“U.S. Mortgaged Property” shall mean, each parcel of real estate located in the United States and the improvements thereto owned in fee by a U.S. Obligor with respect to which a U.S. Mortgage is granted pursuant to Section 7.11, if any.

“U.S. Obligor” shall mean any Obligor incorporated or organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“U.S. Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.5(e).

“Voting Stock” shall mean any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors’ qualifying shares or shares of Restricted Subsidiaries required to be owned by third parties pursuant to applicable law) of which are owned by the Parent Guarantor or by one or more other Wholly Owned Restricted Subsidiaries or by the Parent Guarantor and one or more other Wholly Owned Restricted Subsidiaries.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2                     Luxembourg Terms.

(a)                                 Words in the English language used in this Agreement to describe Luxembourg law concepts only intend to describe such concepts and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

(b)                                 Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to the Co-Borrower or any other Obligor organized under the laws of Luxembourg, a reference to:

(i)                                     a winding-up, administration, reorganization or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii)                                  a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii)                               a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)                              by-laws, constitutional or organizational documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(v)                                 a director includes a gérant or an administrateur.

SECTION 1.3                                                                                 Other Interpretive Provisions.  With reference to this Agreement, unless otherwise specified herein:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision thereof.

(c)                                  Article, Section, Exhibit and Schedule references are to this Agreement in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)                                  Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 1.4                                                                                 Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with IFRS as in effect from time to time; provided that if the Parent Guarantor, by written notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by written notice to the Parent Guarantor, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and therewith.

SECTION 1.5                                                                                 References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents and other agreements (including the Senior Finance Documents) shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements and modifications set forth herein); and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 1.6                                                                                 Subordination.  Any reference in any of the Senior Finance Documents to a Permitted Collateral Lien or a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Senior Finance Documents to any Permitted Collateral Lien or Permitted Lien.

SECTION 1.7                                                                                 Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Article 2, Article 10 and Article 12 ) or any of the other Senior Finance Documents to be in Dollars, Euros or any other currency shall, if the context requires, also refer to the equivalent of such amount in any currency other than Dollars, Euros or such other currency, such equivalent amount to be determined, in the case of any such amount specified in Article 8, pursuant to the procedures set forth in Article 8 and the definitions related thereto, and in other cases, pursuant to the Exchange Rate.  For purposes of Section 4.2, Section 12.1 and (unless the context requires otherwise and except as otherwise provided herein, including, without limitation, in Article 8) other provisions herein, with respect to (I) any Loans that include Dollar Term Loans and Euro Term Loans (and if applicable, any Loans denominated in any other currency), the amount of such Loans shall be the sum of such Dollar Term Loans and the Dollar Amount of such Euro Term Loans (and if applicable, the Dollar Amount of such Loans denominated in such other currency) and (ii) any Commitments that include Dollar Term Commitments and Euro Term Commitments (and if applicable, any Commitments denominated in any other currency), the amount of such Commitments shall be the sum of such Dollar Term Commitments and the Dollar Amount of such Euro Term Commitments (and if applicable, the Dollar Amount of such Commitments denominated in such other currency).

SECTION 1.8                                                                                 Subject to Intercreditor Agreement.  This Agreement is subject to the terms of the Intercreditor Agreement.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

SECTION 2.1                                                                                 Commitments.

(a)                                 Dollar Term Loans.  Subject to and upon the terms and conditions herein set forth, each Dollar Term Lender having a Dollar Term Commitment severally agrees to make a loan (a “Dollar Term Loan”) denominated in Dollars to the Borrowers on the Closing Date in a principal amount equal to its Dollar Term Commitment.  Dollar Term Loans (i) may at the option of the Borrowers be incurred and maintained as, and/or converted into, one or more Borrowings of ABR Loans or LIBOR Loans; provided that all Dollar Term Loans made by each of the Dollar Term Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(b)                                 Euro Term Loans.  Subject to and upon the terms and conditions herein set forth, each Euro Term Lender having a Euro Term Commitment severally agrees to make a loan (a “Euro Term Loan”) denominated in Euros to the Borrowers on the Closing Date in a principal amount equal to its Euro Term Commitment.  Euro Term Loans (i) must be LIBOR Loans, as further provided herein, and (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

SECTION 2.2                                                                                 Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing of Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Borrowing and, in the case of a Borrowing of Dollar Term Loans, in a multiple of $1,000,000 in excess thereof and, in the case of a Borrowing of Euro Term Loans, in a multiple of €1,000,000 in excess thereof.  More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement for any Class.

SECTION 2.3                                                                                 Notice of Borrowing.  The Borrowers shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 11:00 a.m. (New York City time, or London, England time in the case of any Borrowing denominated in Euros) (x) at least one Business Day’s prior written notice in the case of a Borrowing of Dollar Term Loans to be made on the Closing Date if the Initial Term Loans comprising such Borrowing are to be LIBOR Loans and (y) at least two Business Days’ prior written notice in the case of a Borrowing of Euro Term Loans to be made on the Closing Date and (ii) prior to 11:00 a.m. (New York City time) at least one Business Day’s prior written notice in the case of a Borrowing of any Class to be made on the Closing Date if the Initial Term Loans comprising such Borrowing are to be ABR Loans.  Such notice, substantially in the form attached as Exhibit F attached hereto, (a “Notice of Borrowing”) shall specify (i) the Class of the Loans comprising the requested Borrowing; (ii) the amount of such Borrowing, (iii) the date of such Borrowing (which shall be the Closing Date) and (iv) whether the Loans comprising such Borrowing shall be ABR Loans or LIBOR Loans and, if such Loans are to be LIBOR Loans, the Interest Period to be initially applicable thereto and the currency in which such Loans are to be denominated.  The Administrative Agent shall promptly give each Lender written notice of the requested Borrowing, of such Lender’s proportionate share of such Borrowing and of the other matters covered by the related Notice of Borrowing.

SECTION 2.4                                                                                 Disbursement of Funds.

(a)                                 No later than 10:00 a.m. (New York City time, or London, England time in the case of any Borrowing denominated in Euros) on the date specified in each Notice of Borrowing, each Lender of any Class shall make available its pro rata portion, if any, of each Borrowing of such Class requested to be made on such date in the manner provided below.

(b)                                 Each Lender shall make available all amounts it is to fund to the Borrowers in respect of any Borrowing requested by the Borrowers in immediately available funds to the Administrative Agent at the Administrative Agent’s Office, and the Administrative Agent will make available to the Borrowers, by depositing to an account designated by the Borrowers to the Administrative Agent the aggregate of the amounts so made available.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of such Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers’ interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrowers, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its Commitments hereunder).

SECTION 2.5                                                                                 Repayment of Loans; Evidence of Debt.

(a)                                 The Borrowers, jointly and severally, agree to repay (i) to the Administrative Agent, for the benefit of the applicable Initial Term Loan Lenders, on the Term Loan Maturity Date, the then-outstanding principal amount of the Dollar Term Loans, in Dollars and (ii) to the Administrative Agent, for the benefit of the applicable Initial Term Loan Lenders, on the Term Loan Maturity Date, the then-outstanding principal amount of the Euro Term Loans, in Euros.

(b)                                 Subject to adjustments pursuant to Sections 4.1(a), 4.2(b) and 12.6(g), the Borrowers shall repay to the Administrative Agent, in Dollars for the Dollar Term Loans and in Euros for the Euro Term Loans, for the benefit of the applicable Initial Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, an “Initial Term Loan Repayment Date”), the principal amount of the applicable Initial Term Loans set forth below opposite such Initial Term Loan Repayment Date and under the caption corresponding to such Class of Initial Term Loans (each, an “Initial Term Loan Repayment Amount”):

Date	Dollar Term Loans	Euro Term Loans
March 31, 2014	$1,250,000	€325,000
June 30, 2014	1,250,000	325,000
September 30, 2014	1,250,000	325,000
December 31, 2014	1,250,000	325,000
March 31, 2015	1,250,000	325,000
June 30, 2015	1,250,000	325,000
September 30, 2015	1,250,000	325,000
December 31, 2015	1,250,000	325,000
March 31, 2016	1,250,000	325,000
June 30, 2016	1,250,000	325,000
September 30, 2016	1,250,000	325,000
December 31, 2016	1,250,000	325,000
March 31, 2017	1,250,000	325,000
June 30, 2017	1,250,000	325,000
September 30, 2017	1,250,000	325,000
December 31, 2017	1,250,000	325,000
March 31, 2018	1,250,000	325,000
June 30, 2018	1,250,000	325,000
September 30, 2018	1,250,000	325,000
December 31, 2018	1,250,000	325,000
March 31, 2019	1,250,000	325,000
June 30, 2019	1,250,000	325,000
September 30, 2019	1,250,000	325,000
Term Loan Maturity Date	$471,250,000	€122,525,000

provided, however, that the final principal repayment installment of the Initial Dollar Term Loans or Initial Euro Term Loans, as applicable, shall be repaid on the Term Loan Maturity Date for the Initial Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Dollar Term Loans or Initial Euro Term Loans, as applicable, outstanding on such date.

(c)                                  Subject to adjustments pursuant to Sections 4.1(a), 4.2(b) and 12.6(g), in the event that any New Term Loans of any Series are established, such New Term Loans shall, subject to Section 2.15(c), be repaid by the Borrowers in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each, a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement and shall mature on the maturity date set forth in the applicable Joinder Agreement (the “New Term Loan Maturity Date”).  Subject to adjustments pursuant to Sections 4.1(a), 4.2(b) and 12.6(g), in the event that any Extended Term Loans of any Extension Series are established, such Extended Term Loans shall, subject to Section 2.15(e), be repaid by the Borrowers in the amounts (each, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Term Loan Repayment Date”) set forth in the applicable Extension Amendment and shall mature on the maturity date set forth in the applicable Joinder Agreement (the “Extended Term Loan Maturity Date”).

(d)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrowers to the appropriate Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(e)                                  The Administrative Agent shall maintain the Register pursuant to Section 12.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Dollar Term Loan, Euro Term Loan, New Term Loan or Extended Term Loan, as applicable, the Type of each Loan made, and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(f)                                   The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

SECTION 2.6                                                                                 Conversions and Continuations.

(a)                                 Subject to the penultimate sentence of this clause (a), (x) the Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $10,000,000 of the outstanding principal amount of applicable Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrowers shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount for such Borrowing, (ii) ABR Loans may not be converted into LIBOR Loans if an Event of Default under Section 9.5 has occurred and is continuing (or if any other Event of Default has occurred and is continuing, such conversion shall not be permitted if the Administrative Agent, acting on the instruction of the Required Lenders, shall have given the Borrowers written notice prohibiting such conversion), (iii) LIBOR Loans denominated in Dollars may not be continued as LIBOR Loans for an additional Interest Period, and LIBOR Loans denominated in Euros may not be continued as LIBOR Loans with an Interest Period longer than one month, in each case if an Event of Default under Section 9.5 has occurred and is continuing (or if any other Event of Default has occurred and is continuing, such continuation shall not be permitted if the Administrative Agent, acting on the instruction of the Required Lenders, shall have given the Borrowers written notice prohibiting such continuation) and (iv) Borrowings of LIBOR Loans resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrowers by giving the Administrative Agent at the Administrative Agent’s Office prior to 11:00 a.m. (New York City time, or London, England time with respect to Euro Term Loans) at least three Business Days’ prior written notice (each such notice substantially in the form attached as Exhibit E, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)                                 If an Event of Default under Section 9.5 has occurred and is continuing at the time of any proposed continuation of any LIBOR Loans denominated in Dollars or at the time of any proposed continuation of any LIBOR Loans denominated in Euros as LIBOR Loans with an Interest Period longer than one month (or if any other Event of Default has occurred and is continuing on the date of such proposed continuation, and if the Administrative Agent, acting on the instruction of the Required Lenders, shall have given the Borrowers written notice prohibiting such continuation), such LIBOR Loans denominated in Dollars shall be automatically converted on the last day of the current Interest Period into ABR Loans, and such LIBOR Loans denominated in Euros shall be continued on the last day of the current Interest Period as LIBOR Loans with an Interest Period of one month.  If the Borrowers fail to deliver a timely Notice of Conversion or Continuation with respect to a Borrowing of LIBOR Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Borrowing of LIBOR Loans for an additional Interest Period of one month.  If any Notice of Conversion or Continuation delivered pursuant to this Section 2.6 requests a Borrowing of LIBOR Loans but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(c)                                  No Loan may be converted into or continued as a Loan denominated in a different currency.

SECTION 2.7                                                                                 Pro Rata Borrowings.  Each Borrowing of any Class of Initial Term Loans under this Agreement shall be made by the Lenders of such Class pro rata on the basis of their then-applicable Initial Term Loan Commitments of such Class.  Each Borrowing of New Term Loans of any Series under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Commitments of such Series.  It is understood that

(a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Senior Finance Documents shall not release any Person from performance of its obligation under any Senior Finance Document.

SECTION 2.8                                                                                 Interest.

(a)                                 The unpaid principal amount of each Initial Term Loan that is an ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus ABR, in each case, in effect from time to time.

(b)                                 The unpaid principal amount of each Initial Term Loan that is a LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the LIBOR Rate, respectively.

(c)                                  The unpaid principal amount of each New Term Loan or Extended Term Loan shall bear interest at the rate specified therefor in the applicable Joinder Agreement or Extension Amendment.

(d)                                 If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2%, in each case from the due date to the date on which such amount is paid in full (after as well as before judgment).

(e)                                  Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated.  Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(f)                                   All computations of interest hereunder shall be made in accordance with Section 4.5.

(g)                                  The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrowers and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

SECTION 2.9                                                                                 Interest Periods.  At the time the Borrowers give a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrowers shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrowers be a one, two, three or six or (if agreed to by all the Lenders making such LIBOR Loans) a twelve month or shorter period, or in the case of the last Interest Period prior to the Maturity Date for LIBOR Loans denominated in Euros, such other period shorter than three months as shall end on such Maturity Date, or in the case of the last Interest Period prior to the date of prepayment in full of any Class of Loans as notified by the Borrowers to the Administrative Agent, such other period shorter than three months ending on such date of prepayment, as may be agreed by the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a)                                 the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)                                 if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)                                 the Borrowers shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

SECTION 2.10                                                                          Increased Costs, Illegality, Etc.

(a)                                 In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)                                  at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans because of any Change in Law (other than any Excluded Tax, or any Indemnified Tax or Other Tax indemnifiable under Section 4.5)); or

(iii)                               at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, the Required Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice to the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) or (iii) above, until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), (1) LIBOR Loans denominated in Dollars shall no longer be available and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrowers with respect to LIBOR Loans denominated in Dollars shall be deemed to request a Borrowing of or conversion to ABR Loans and (2) LIBOR Loans denominated in Euros shall bear interest at a rate per annum that equals the Applicable LIBOR Margin plus the Overnight Rate or such other higher rate determined by the Administrative Agent that will cover the cost to the applicable Lenders of maintaining such LIBOR Loans, (y) in the case of clause (ii) above, the Borrowers shall, jointly and severally, pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lenders for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to any such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall, jointly and severally, repay such LIBOR Loans as promptly as possible and, in any event, within the time period required by law, together with any amount required under Section 2.11; provided that such repayment may be made in the Borrowers’ discretion via a conversion of such LIBOR Loans into (1) ABR Loans in the case of a repayment of LIBOR Loans denominated in Dollars and (2) Loans bearing interest at the rate specified in clause (x)(2) above in the case of a repayment of LIBOR Loans denominated in Euros.

(b)                                 At any time that any LIBOR Loan denominated in Dollars is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing or may request such

Borrowing be deemed a Borrowing of ABR Loans by giving the Administrative Agent written notice thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan or assign to another non-affected Lender such LIBOR Loans, immediately or (if each affected lender may lawfully continue to maintain such LIBOR Loan to the end of such Interest Period) at the end of the extant Interest Period; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                                  [Reserved].

(d)                                 Subject to Section 2.14, if, after the Closing Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(d), will give prompt written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.14, release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(d) upon receipt of such notice.

Notwithstanding the foregoing, a Lender shall be entitled to request compensation for increased costs or expenses described in this Section 2.10 only to the extent it is the general practice or policy of such Lender to request such compensation from other borrowers under comparable facilities under similar circumstances.

SECTION 2.11                                                                          Compensation.  If (i) any payment of principal of any LIBOR Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 4.1, 4.2 or 12.7, as a result of acceleration of the maturity of the Loans pursuant to Article 9 or for any other reason, (ii) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (iii) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (iv) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (v) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 4.1 or 4.2, the Borrowers shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

SECTION 2.12                                                                          Notice of Certain Costs.  Notwithstanding anything to the contrary in this Agreement, to the extent any notice required by Sections 2.10 or 2.11 is given by any Lender more than 180 days after such Lender had knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10 or 2.11, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrowers.

SECTION 2.13                                                                          Change of Lender or Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), or 2.10(b) or which would result in any amount becoming payable under or pursuant to Section 4.5 with respect to such Lender, it will, if requested by the Borrowers use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event or transfer such Loans to a Bank Affiliate, provided that such designation or transfer is made on such terms that such Lender, its Lending Office and Bank Affiliate suffer no economic, legal or regulatory disadvantage (other than an economic disadvantage that the Borrowers agree to reimburse), with the object of avoiding or mitigating the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.13 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.10 or Section 4.5.

SECTION 2.14                                                                          [Reserved].

SECTION 2.15                                                                          Incremental Facilities; Extension Requests.

(a)                                 The Borrowers may by written notice to Administrative Agent elect to request the establishment of one or more additional tranches of term loans (the commitments thereto, the “New Term Commitments”) not less than a Dollar Amount of $50,000,000 individually (or such lesser amount as may be approved by the Administrative Agent).  Each such notice shall specify the date (each, a “New Term Loan Date”) on which the Borrowers propose that the New Term Commitments shall be effective, which shall be subject to changes by the Borrowers by giving written notice thereof to the Administrative Agent and shall in any event be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent (unless the Administrative Agent agrees).  The Borrowers may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Term Commitments (such new Lender to be subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed); provided that any Lender offered or approached to provide all or a portion of the New Term Commitments may elect or decline, in its sole discretion, to provide a New Term Commitment.  In each case, such New Term Commitments shall become effective as of the applicable New Term Loan Date; provided that (i) before and after giving effect to such New Term Commitments, no Default or Event of Default (or, in respect of New Term Loans, the proceeds of which will be used to fund any portion of an Investment permitted under this Agreement, a Default or Event of Default under

Section 9.1 or Section 9.5) shall exist on such New Term Loan Date, (ii) the incurrence of such term loans under the New Term Commitments shall be permitted under Section 8.1 and the incurrence of the Liens securing such term loans shall be permitted under Section 8.2 and (iii) the New Term Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 4.5.  Any New Term Loans made on a New Term Loan Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b)                                 On any New Term Loan Date on which any New Term Commitments of any Series are effective (or such other date as shall be provided for in the applicable Joinder Agreement), subject to the satisfaction of the foregoing terms and conditions and any other conditions set forth in the applicable Joinder Agreement, (i) each Lender with a New Term Commitment (each, a “New Term Loan Lender”) of such Series shall make a Loan to the Borrowers (a “New Term Loan”) in an amount equal to its New Term Commitment of such Series, and (ii) each New Term Loan Lender of such Series shall become a Lender hereunder with respect to the New Term Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(c)                                  The terms and provisions of the New Term Loans and New Term Commitments of any Series shall be established in the Joinder Agreement therefor (it being agreed that, except as otherwise set forth in this clause (c), any terms set forth in the Joinder Agreement that differ from the existing Initial Term Loans shall be reasonably satisfactory to the Administrative Agent); provided that, if Initial Term Loans of any Class remain outstanding after giving effect to the New Term Loans of such Series, (i) the applicable New Term Loan Maturity Date of such Series shall be no earlier than the Maturity Date of such Initial Term Loans and shall not be subject to any mandatory prepayment (other than scheduled amortization) prior to the payment in full of such Initial Term Loans, other than those applicable to such Initial Term Loans; and (ii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Borrowers and the applicable New Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided that (x) the Average Life of all New Term Loans shall be no shorter than the remaining Average Life of the Initial Term Loans outstanding when such New Term Loans are incurred and (y) in the case of New Term Loans or any other term loans Incurred pursuant to Section 8.1, if the yield in respect of the New Term Loans (or such other term loans) exceeds the yield in respect of the Initial Term Loans of any Class then outstanding by more than 0.50%, the Applicable LIBOR Margin in respect of such Class of Initial Term Loans shall be adjusted so that the Yield equal to the Yield in respect of the New Term Loans minus 0.50%; provided, further, that in determining the “yield”, (A) original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrowers to the Lenders under the New Term Loans (or such other term loans) and the Initial Term Loans of any such Class in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount and upfront fees being equated to interest based on an assumed four-year life to maturity) and (B) any amendments to the Applicable LIBOR Margin in respect of the Initial Term Loans of such Class that become effective subsequent to the Closing Date but prior to the time of such New Term Loans (or such other term loans) shall also be included in such calculations; provided, further, that if the LIBOR Rate or ABR, as the case may be, in respect of the New Term Loans (or such other term loans) includes a floor greater than the LIBOR Rate or ABR, as the case may be, floor applicable to the Initial Term Loans of such Class, such excess amount shall be equated to interest margin for purposes of determining any increase to the Applicable LIBOR Margin or Applicable ABR Margin, as the case may be, in respect of the Initial Term Loans of such Class.

(d)                                 Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Senior Finance Documents as may be necessary or appropriate, in the reasonable opinion of the Borrowers and the Administrative Agent, to effect the provision of this Section 2.15.

(e)                                  (1)                                 The Borrowers may at any time and from time to time request that all or a portion of the Loans of any Class (an “Existing Class”) held by Lenders (such Lenders, “Existing Lenders”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15(e).  In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Loans of the Existing Class from which they are to be converted except (x) the final Stated Maturity shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Loans of such Existing Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.15(e) below), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Loans of such Existing Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any change in margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and (z)(A) Additional Extension Amendments and any other terms agreed to by Extending Lenders that would apply to such Extended Term Loans only after the last maturity date of any Existing Class may be added and (B) (i) additional mandatory prepayments may be added so long as such prepayments are shared among all such Extended Term Loans and the Existing Class on a pro rata basis and (ii) no Extended Term Loan may participate in any mandatory prepayments on a greater than pro rata basis (but may participate on a less than pro rata basis); provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Class from which they were converted is repaid in full except in accordance with the last sentence of Section 4.1(a).  No Lender shall have any obligation to agree to have any of its Loans of any Existing Class converted into Extended Term Loans pursuant to any Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Class of Loans from the Existing Class from which they were converted.

(i)                                     The Borrowers shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond (which may be extended by written notice from the Borrowers to the Administrative Agent).  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Loans of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the specified response date of the amount of its Loans of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans; provided that if any Existing Lenders fail to respond by such date, such Existing Lenders will be deemed to have declined to extend their Loans.  In the event that the aggregate amount of Loans of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Loans of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Loans included in each such Extension Election.

(ii)                                  Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.15(e)(ii) and notwithstanding anything to the contrary set forth in Section 12.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Obligors, the Administrative Agent and the Extending Lenders.  No Extension Amendment shall provide for any tranche of Extended Term Loans in an aggregate principal amount that is less than a Dollar Amount of $50,000,000 (unless otherwise agreed by the Administrative Agent).  In addition to any terms and changes required or permitted by Section 2.15(e)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Loans of the Existing Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final Stated Maturity and Average Life of New Term Loans incurred following the date of such Extension Amendment.  Notwithstanding anything to the contrary in this Section 2.15(e) and without limiting the generality or applicability of Section 12.1 to any Additional Extension Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, an “Additional Extension Amendment”) to this Agreement and the other Senior Finance Documents; provided that such Additional Extension Amendments are within the requirements of Section 2.15(e)(i) and do not become effective prior to the time that such Additional Extension Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans provided for in any Joinder

Agreement and (2) consents applicable to holders of any Extended Term Loans provided for in any Extension Amendment) by such of the Lenders, Obligors and other parties (if any) as may be required in order for such Additional Extension Amendments to become effective in accordance with Section 12.1.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) above (an “Extension Date”), in the case of the existing Loans of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Loans (together with any other Extended Term Loans of the same Class so established on such date).

ARTICLE 3

FEES

SECTION 3.1                                                                                 Fees.

(a)                                 From and after the Closing Date, the Borrowers agree, jointly and severally, to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as set forth in the Administrative Agent Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.

(b)                                 The Borrowers shall pay to each Lender on the Closing Date, an upfront fee in an amount equal to 0.50% of the aggregate amount of Commitments and/or Loans held by such Lender on the Closing Date.

SECTION 3.2                                                                                 Termination and Reduction of Commitments.

(a)                                 Each Commitment under a Class shall be automatically and permanently reduced to zero on the date of the initial Incurrence of Loans under such Class.

(b)                                 The Borrowers may, upon written notice to the Administrative Agent, terminate the unused portions of the Commitments under any Class, or from time to time permanently reduce the unused portions of the Commitments under any Class; provided that the Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this clause (b) shall be irrevocable.

ARTICLE 4

PAYMENTS

SECTION 4.1                                                                                 Voluntary Prepayments.

(a)                                 The Borrowers shall have the right to prepay the Loans without premium or penalty, subject to clause (b) below, in whole or in part from time to time on the following terms and conditions: (i) the Borrowers shall give the Administrative Agent at the Administrative Agent’s Office written notice of their intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrowers no later than 11:00 a.m. (New York City time, or London, England time in the case of Loans denominated in Euros) (A) in the case of LIBOR Loans, three Business Days prior to or (B) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders and (ii) each partial prepayment of (A) any Borrowing of LIBOR Loans denominated in Dollars shall be in a minimum amount of $10,000,000 (or, in the case of Loans denominated in Euros, €10,000,000) and, in the case of Dollar Term Loans, in multiples of $1,000,000 in excess thereof (or, in the case of Euro Term Loans, in multiples of €1,000,000 in excess thereof) and (B) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans.  Each prepayment in respect of any Loans pursuant to this Section 4.1 shall be (x) applied to the Class or Classes of Loans as the Borrowers may specify and (y) applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.15(e), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrowers may specify.  Notwithstanding the foregoing, the Borrowers may not repay Extended Term Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Loans of the Existing Class from which such Extended Term Loans were converted (or such Loans of the Existing Class have otherwise been repaid in full).  A notice of prepayment under this Section 4.1(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; provided that the Borrowers shall pay any amounts due under Section 2.11, if any, in connection with any such revocation.

(b)                                 In the event that, on or prior to the six-month anniversary of the Closing Date, the Borrowers (i) make any prepayment of Initial Term Loans in connection with any Repricing Transaction, or (ii) effect any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each Lender holding such Initial Term loans, (A) in the case of a Repricing Transaction described in clause (i), a prepayment premium of 1% of the amount of the Initial Term Loans being prepaid and (B) in the case of an amendment described in clause (ii), a payment premium equal to 1% of the aggregate amount of the Initial Term Loans of each Lender that shall not have consented to such amendment.

SECTION 4.2                                                                                 Mandatory Prepayments.

(a)                                 Loan Prepayments.

(i)                                     On each occasion that a Debt Incurrence Prepayment Event occurs, the Borrowers shall, within five Business Days after its receipt of the Net Cash Proceeds thereof, prepay, in accordance with clauses (b) through (e) below, Loans with a Dollar Amount equal to 100% of the Net Cash Proceeds from such Debt Incurrence Prepayment Event.

(ii)                                  Not later than the date that is 120 days after the last day of any Financial Year (commencing with and including the Financial Year ending December 31, 2014), the Borrowers shall prepay (solely to the extent that none of the Parent Guarantor or any Restricted Subsidiary (including the Borrowers) shall have to Incur any Debt in order to make such prepayment), in accordance with clause (c) below, Loans with a Dollar Amount equal to (x) 50% of Excess Cash Flow for such Financial Year less the aggregate principal amount (or, in the case of repurchases or other acquisitions for consideration less than the principal amount thereof, the cash amount of the consideration for such repurchases or other acquisitions) of all voluntary prepayments, redemptions, repurchases or other acquisitions for value of Loans and other Pari Passu Debt made in accordance with this Agreement during such Financial Year, to the extent such prepayment, redemption, repurchase or other acquisition for value is funded with internally generated cash; provided that (A) the percentage in this Section 4.2(a)(ii) shall be reduced to 25% if the Specified Consolidated Secured Debt Leverage Ratio is less than or equal to 3.00 to 1.0 but greater than 2.00 to 1.0 and (B) no payment of any Loans shall be required under this Section 4.2(a)(ii) if the Specified Consolidated Secured Debt Ratio is less than or equal to 2.00 to 1.00.

(b)                                 Application to Repayment Amounts.  Subject to Section 4.2(c), each prepayment of Loans required by Section 4.2(a) shall be allocated pro rata among the Initial Term Loans, the New Term Loans and the Extended Term Loans based on the applicable Dollar Amounts thereof and shall be applied within each Class of Loans to the scheduled installments of unpaid Repayment Amounts due in respect of such Loans in direct order of maturity thereof; provided that any Class of Loans may not share in such prepayment (or may receive a smaller portion thereof than its pro rata share) to the extent provided for in the applicable Joinder Agreement or Extension Amendment establishing such Class of Loans.  Subject to Section 4.2(d), with respect to each such prepayment, the Borrowers will, not later than the date specified in Section 4.2(a) for making such prepayment, give the Administrative Agent written notice (which notice shall include a calculation of the amount of such prepayment to be applied to each Class of Loans) requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, New Term Loan Lender or Extending Lender, as applicable.

(c)                                  Application to Loans.  With respect to each prepayment of Loans required by Section 4.2(a), the Borrowers may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that if any Lender has provided a Rejection Notice in compliance with Section 4.2(d), such prepayment shall be applied with respect to the Loans of the relevant Class to be prepaid on a pro rata basis across all outstanding Types of such Loans in proportion to the percentage of the Dollar Amount of such outstanding Loans to be prepaid represented by each such Class.  In the absence of a Rejection Notice or a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d)                                 Rejection Right.  The Borrowers shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to Section 4.2(a) or 8.4(c) at least five Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Lender holding Loans of the contents of the Borrowers’ prepayment notice and of such Lender’s pro rata share of the prepayment.  Each Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Section 4.2(a) or 8.4(c) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Parent Guarantor no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Lender’s Loans.  Any Declined Proceeds remaining thereafter shall be retained by the Borrowers.

SECTION 4.3                                                                                 Prepayment Offers.

(a)                                 If a Change of Control occurs, the Borrowers or the Parent Guarantor shall make an offer to prepay the entire principal amount of the Initial Loans (the “Change of Control Prepayment Offer”) at 101% of the aggregate principal amount thereof and the Parent Guarantor shall notify the Administrative Agent in writing of the Change of Control Prepayment Offer within 30 days after the date of such Change of Control.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and include the payment date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”).  The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment.  Any Lender may elect, by delivering not less than three Business Days prior to the Change of Control Payment Date, a written notice (such notice delivered pursuant to clause (a) or clause (b) of this Section 4.3, an “Acceptance Notice”) that any change of control prepayment be made with respect to all or any portion of the Loans held by such Lender pursuant to this Section 4.3.  If a Lender fails to deliver an Acceptance Notice within the time frame specified above, any such failure will be deemed a rejection of the Change of Control Prepayment Offer as to all outstanding Loans of such Lender.  Any prepayment of Loans pursuant to this Section 4.3 shall be applied to the remaining scheduled installments of the Loans as directed by the Borrowers.

(b)                                 If pursuant to Section 8.4, the Borrowers or the Parent Guarantor shall be required to commence an Excess Proceeds Offer, the Parent Guarantor shall notify the Administrative Agent in writing of the Excess Proceeds Offer in writing within 30 days after the date of such Asset Sale.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and include the payment date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Asset Sale Payment Date”).  The Administrative Agent will promptly notify each relevant Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment.  Any Lender may elect, by delivering not less than three Business Days prior to such Asset Sale Payment Date, an Acceptance Notice that any prepayment be made with respect to all or any portion of the Loans held by such Lender pursuant to this Section 4.3(b).  If a Lender fails to deliver an Acceptance Notice within the time frame specified above, any such failure will be deemed a rejection of the Excess Proceeds Offer as to all outstanding Loans of such Lender.  Any prepayment of Loans pursuant to this Section 4.3(b) shall be applied to the remaining scheduled installments of such Loans as directed by the Borrowers.

SECTION 4.4                                                                                 Method and Place of Payment.

(a)                                 Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 1:00 p.m. New York City time, or 4:00 p.m. London, England time in the case of Euro Term Loans, in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrowers, it being understood that written or facsimile notice by the Borrowers to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Senior Finance Document shall, unless otherwise specified in such Senior Finance Document, be made in Dollars.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 1:00 p.m. (New York City time, or London, England time, in the case of Euro Term Loans) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest ratably to the Lenders entitled thereto.

(b)                                 Any payments under this Agreement that are made later than 1:00 p.m. New York City time, or 4:00 p.m. London, England time in the case of Euro Term Loans may be extended and deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the preceding Business Day.

SECTION 4.5                                                                                 Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Obligor hereunder or under any other Senior Finance Document shall (except to the extent required by applicable law) be made free and clear of and without deduction for any Taxes; provided that if any Obligor or other applicable withholding agent shall be required to deduct any Taxes from any such payments, then (i) the applicable withholding agent shall make such deductions and timely pay any such Taxes to the relevant Governmental Authority in accordance with applicable law, and (ii) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Obligor shall be increased as necessary so that after all required deductions for Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section 4.5) have been made, the Administrative Agent or Lender (as the case may be) receives on the due date a net sum equal to the sum it would have received had no such deductions been required or made.

(b)                                 In addition, without duplication of Section 4.5(a) the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Obligors shall, jointly and severally, indemnify each Lender and the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or attributable to any payments by or on account of any obligation of any Obligor hereunder or under any other Senior Finance Document, and any Other Taxes, payable by such Tax Indemnitee (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 4.5), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority.  A certificate as to the amount of such payment or liability prepared in good faith and delivered (with supporting documentation) by the Tax Indemnitee or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee shall be conclusive absent manifest error.  If an Obligor reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the relevant Tax Indemnitee will cooperate with the Obligor in pursuing a refund of such Indemnified Taxes or Other Taxes, at the sole expense of such Obligor, unless in the reasonable judgment of such Tax Indemnitee, exercised in good faith, such cooperation shall subject such Tax Indemnitee to any unreimbursed third party cost or expense or otherwise be materially disadventageous to such Tax Indemnitee.  Any resulting refund shall be governed by Section 4.5(f).

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority, and in any event within 30 days of any such payment, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Senior Finance Document.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 4.5(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the foregoing:

(i)                                     Each U.S. Lender shall deliver to the U.S. Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(ii)                                  Each Foreign Lender shall deliver to the U.S. Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)                               two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)                               two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit G-1, G-2, G-3 and G-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(D)                               to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, IRS Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 4.5(e) if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, a U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partner(s)), or

(E)                                two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income Tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Senior Finance Documents.

(iii)                               If a payment made to a Lender under any Senior Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the the U.S. Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), FATCA shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 4.5(e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)                                   If the Administrative Agent or any Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section 4.5, it shall promptly pay over such refund to the relevant Obligor (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section 4.5 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Obligor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 4.5(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Obligor or any other Person.

(g)                                  All amounts expressed to be payable under a Senior Finance Document by any Party to a Senior Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 4.5(g)(ii) below, if VAT is or becomes chargeable on any supply made by any Senior Finance Party to any Party under a Senior Finance Document and such Senior Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Senior Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Senior Finance Party must promptly provide an appropriate VAT invoice to that Party).

(i)                                     If VAT is or becomes chargeable on any supply made by any Senior Finance Party (the “Supplier”) to any other Senior Finance Party (the “Recipient”) under a Senior Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Senior Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)                               (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this Section 4.5(g)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)                               (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(ii)                                  Where a Senior Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Senior Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Senior Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iii)                               Any reference in this Section 4.5(g) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as implemented in the relevant local VAT legislation).

(iv)                              In relation to any supply made by a Senior Finance Party to any Party under a Senior Finance Document, if reasonably requested by such Senior Finance Party, that Party must promptly provide such Senior Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Senior Finance Party’s VAT reporting requirements in relation to such supply.

For the purpose of this Section 4.5(g):

“Party” means a party to this Agreement, or any other Senior Finance Document as the case may be, and includes its successors in title, permitted assigns and permitted transferees.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112/EEC) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

SECTION 4.6                                                                                 Computations of Interest and Fees.

(a)                                 Interest on LIBOR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)                                 Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

SECTION 4.7                                                                                 Limit on Rate of Interest.

(a)                                 No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                                 Payment at Highest Lawful Rate.  If the Borrowers are not obliged to make a payment that it would otherwise be required to make, as a result of Section 4.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)                                  Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Senior Finance Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers.

ARTICLE 5

CONDITIONS PRECEDENT

SECTION 5.1                                                                                 Conditions to Initial Credit Extension on the Closing Date.  The initial Borrowing under this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                 The Administrative Agent shall have received (or is satisfied that it will receive on the Closing Date) each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     (A)                               this Agreement, executed and delivered by a duly Authorized Officer of each Closing Date Obligor (other than the Closing Date Obligor party to the Accession Document referred to in clause (B) below) and the Lenders;

(B)                               an Accession Document, executed and delivered by a duly Authorized Officer of Heye International GmbH;

(ii)                                  executed legal opinions of:

(A)                               William Fry, Irish counsel to the Obligors;

(B)                               Shearman & Sterling LLP, New York counsel to the Obligors;

(C)                               M Partners S.à.r.l., Luxembourg counsel to the Obligors;

(D)                               Shearman & Sterling LLP, German counsel to the Obligors;

(E)                                Shearman & Sterling LLP, English counsel to the Obligors; and

(F)                                 McCann Fitzgerald, Irish counsel to the Administrative Agent;

(iii)                               Dollar Term Notes and Euro Term Notes executed by the Borrowers in favor of each Lender requesting a Dollar Term Note or Euro Term Note, as the case may be, prior to the Closing Date;

(iv)                              a Deed of Accession executed and delivered by each of the Co-Borower and the Administrative Agent;

(v)                                 such customary (in relation to the relevant jurisdiction) certificates of resolutions, board minutes or other action, incumbency certificates, powers of attorney (duly stamped and/or registered where appropriate) and/or other certificates of Authorized Officers of each Closing Date Obligor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Senior Finance Documents to which each Closing Date Obligor is a party or is to be a party;

(vi)                              such documents and certifications (including organizational documents and, if applicable, good standing certificates and lien searches) as the Administrative Agent may reasonably require to evidence that each Closing Date Obligor is duly organized or formed, and that each of them is validly existing and, to the extent applicable in such jurisdiction, in good standing, except to the extent failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(vii)                           a certificate of the Co-Borrower (signed by a duly authorised director), in a form satisfactory to the Administrative Agent, certifying, amongst others, that:

(A)                               the Co-Borrower is not subject to Bankruptcy Law proceedings or applications;

(B)                               no corporate action, legal proceedings or other procedure or step has been taken by the Co-Borrower nor has been notified to it in relation to Bankruptcy Law proceedings;

(C)                               the Co-Borrower is Solvent on the date hereof and will not, as a result of its accession, no longer be Solvent; and

(D)                               the Co-Borrower complies with, and adheres to, the provisions of the Luxembourg Law dated May 31, 1999 concerning the domiciliation of companies, as amended, and the related regulations;

(viii)                        a certified true, complete and up-to-date copy of an excerpt (extrait) issued by the Luxembourg Register of Commerce and Companies pertaining to the Co-Borrower;

(ix)                              a certified true, complete and up-to-date copy of a non-registration certificate (certificat de non-inscription d’une décision judiciaire) pertaining to the Co-Borrower issued by the Luxembourg Register of Commerce and Companies;

(x)                                 a certified true, complete and up-to-date copy of the share register of the Co-Borrower.

(b)                                 The Agents shall have received the fees (including those for the account of the Lenders) in the amounts previously agreed in writing to be received on or prior to the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Obligors for which invoices have been presented prior to the Closing Date shall have been paid.

(c)                                  On the Closing Date, at the time of and after giving effect to the transactions contemplated hereby, (i) no Default or Event of Default shall occur and be continuing and (ii) the representations and warranties in this Agreement and the other Senior Finance Documents shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)), except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be true and correct as of such prior date.

(d)                                 The Lenders shall have received or shall be satisfied that they will receive (or shall have waived the requirement to receive) all documentation and other information required by regulatory authorities with respect to the Obligors reasonably requested by the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act to the extent that the Lenders have requested such information at least five days prior to the Closing Date and are not unduly burdensome on any person unless required by applicable law.

(e)                                  The Administrative Agent shall have received a solvency certificate executed by the chief financial officer of the Parent Guarantor substantially in the form attached hereto as Exhibit H.

(f)                                   The Closing Date Refinancing shall have been consummated or shall be consummated promptly with the initial funding of Loans on the Closing Date.

(g)                                  The Administrative Agent shall have received a Notice of Borrowing in accordance with and at the time required by Section 2.3.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, each of the Obligors party to this Agreement as of the Closing Date makes the following representations and warranties to the Lenders subject to the occurrence of and on and as of the Closing Date, all of which shall survive the execution and delivery of this Agreement, and the making of the Loans:

SECTION 6.1                                                                                 Corporate Status.  Each of the Obligors has been duly incorporated and is validly existing as a corporation, limited liability company, partnership or other legal form of organization, as the case may be, in good standing (if applicable under the laws of the relevant jurisdiction) under the laws of the jurisdiction in which it is chartered, incorporated or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Confidential Information Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing (if applicable under the laws of the relevant jurisdiction) under the laws of each jurisdiction that requires such qualification except to the extent to not be so qualified or be in good standing under the laws of such jurisdiction would not have a Material Adverse Effect.

SECTION 6.2                                                                                 Corporate Power and Authority; Enforceability.  Each of the Obligors has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Senior Finance Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Senior Finance Documents to which it is a party.  Each of the Obligors has duly executed and delivered each Senior Finance Document to which it is a party and each such

Senior Finance Document constitutes the legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as the enforceability thereof (a) may be limited by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity and (b) in the case of any Senior Finance Document not governed by the laws of the United States or any state or territory thereof, may be subject to Reservations.

SECTION 6.3                                                                                 No Violation.  Neither the execution, delivery or performance by any Obligor of the Senior Finance Documents to which it is a party nor compliance with the terms and provisions thereof nor the transactions contemplated hereby will (a) contravene in any material respect any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality other than any such contravention that could not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Obligor (other than Liens created under the Senior Finance Documents) pursuant to the terms of any indenture, contract, lease, mortgage, standard security, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant, or instrument to which any of the Obligors is a party or bound or to which its or their property is subject, other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Obligor other than any such violation that would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.4                                                                                 Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Parent Guarantor or the Borrowers, threatened with respect to any Obligor, or any of the Restricted Subsidiaries that, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, except that this Section 6.4 shall not apply to the SGCI Litigation.

SECTION 6.5                                                                                 Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

SECTION 6.6                                                                                 Governmental Approvals.  The execution, delivery and performance of the Senior Finance Documents do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made, and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.7                                                                                 Investment Company Act.  None of the Obligors is, or immediately after the receipt of the proceeds of the Loans hereunder, will be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

SECTION 6.8                                                                                 True and Complete Disclosure.

(a)                                 Neither the Confidential Information Memorandum nor any other written information, exhibit or report (excluding financial projections but including pro forma capitalization information included in the Confidential Information Memorandum) furnished in writing by or on behalf of any Obligor to any Agent or any Senior Finance Party in connection with the negotiation of the Senior Finance Documents and the syndication of the Dollar Term Loans and the Euro Term Loans established under the Senior Finance Documents, when taken as a whole, and as supplemented by any other information heretofore furnished by or on behalf of any Obligor to any Agent or any Senior Finance Party in such connection, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The financial projections contained in any information, exhibit or report referred to in paragraph (a) above were based on good faith estimates and assumptions believed by the Obligors to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

SECTION 6.9                                                                                 Financial Condition; Financial Statements.

(a)                                 The financial statements and related notes of the Parent Guarantor and its Subsidiaries included in the Confidential Information Memorandum or any other written information, exhibit or report furnished to any Agent or any Senior Finance Party in connection with the syndication of the Dollar Term loans and the Euro Loans established under the Senior Finance Documents present fairly in all material respects the financial condition, results of operations and cash flows of the Parent Guarantor and its Subsidiaries as of the dates and for the periods indicated and have been prepared in conformity with IFRS applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(b)                                 Since December 31, 2012, there has been no Material Adverse Effect.

SECTION 6.10                                                                          Compliance with Laws; No Default.  Each of the Obligors is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 6.11                                                                          Anti-Corruption Laws.  None of the Parent Guarantor and its Subsidiaries and, to the knowledge of the Parent Guarantor, no director, officer, agent or employee of the Parent Guarantor or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Parent Guarantor and its Subsidiaries have conducted their businesses in compliance with the FCPA to the extent applicable to them.

SECTION 6.12                                                                          Tax Matters.

(a)                                 Each of the Obligors has filed all Tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not, individually or in the aggregate, have a Material Adverse Effect), and has paid all Taxes required to be paid by it, to the extent such Taxes are due and payable, except for any such Tax that is currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 No non-U.S. stamp duties or other issuance or transfer taxes or duties or other similar fees or charges are required to be paid by any of the Senior Finance Parties in connection with the execution and delivery of the Senior Finance Documents, the making of Loans or the granting of the Security Interests under the Security Documents.

SECTION 6.13                                                                          Pensions.  Except with respect to the SGCI Litigation, each of the employee benefit plans and pension schemes, if any, of each of the Obligors is in compliance in all respects with applicable law except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.  The levels of contribution to the pension schemes operated by each of the Obligors are sufficient to comply with all of its or their obligations under such pension schemes except where the failure to comply would not have a Material Adverse Effect.

SECTION 6.14                                                                          ERISA.

(a)                                 No Unfunded Liability exists that, when considered with all other Unfunded Liabilities, would reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each Plan complies in all material respects with all applicable provisions of ERISA and the Code, except to the extent that the failure to comply therewith would not reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No Reportable Event has occurred with respect to any Plan and (ii) no failure by a Plan to meet the applicable minimum funding standards under Section 412 of the Code or Section 302 of ERISA has occurred with respect to such Plan, except, in each case, to the extent that such Reportable Event or failure would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 No Obligor nor any ERISA Affiliate has incurred, or could reasonably be expected to incur, any Withdrawal Liability to any Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect.

SECTION 6.15                                                                          Subsidiaries.  At the Closing Date, all Subsidiaries of the Parent Guarantor are owned by the Parent Guarantor, in each case either directly or through wholly-owned Subsidiaries, free and clear of any perfected security interest or other security interests, claims, liens or encumbrances, except for security interests, claims, liens and encumbrances permitted by this Agreement.

SECTION 6.16                                                                          Intellectual Property.  Each Obligor owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by it, except to the extent that any such failure to own or possess or to have the right to acquire would not have a Material Adverse Effect, and none of the Obligors has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of any Obligor therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Material Adverse Effect.

SECTION 6.17                                                                          Environmental Laws.  Each Obligor (i) is in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, with respect to clauses (i), (ii) and (iii) above, where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 6.18                                                                          Properties.  Each Obligor owns or leases all its Properties as are necessary to the conduct of its operations as presently conducted, except where the failure to own or lease any such property would not have a Material Adverse Effect.

SECTION 6.19                                                                          Solvency.  On the Closing Date, immediately following the making of Dollar Term Loans and Euro Term Loans and after giving effect to the application of the proceeds of such Loans, the Obligors, taken as a whole, will be Solvent.

SECTION 6.20                                                                          Anti-Terrorism Laws; OFAC.

(a)                                 No Obligor is in violation in any material respects of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act.  Each of the Obligors has provided to the Administrative Agent all information related to such Obligor (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

(b)                                 None of the Parent Guarantor and any of its Subsidiaries and, to the knowledge of the Parent Guarantor, any director, officer, agent or employee of the Parent Guarantor or any such entities is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(c)                                  The operations of the Parent Guarantor and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements (except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect) and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent Guarantor or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent Guarantor, threatened.

SECTION 6.21                                                                          Security Interest.  Each Security Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and subject to the Agreed Security Principles) in favor of the Security Agents for the benefit of the Senior Finance Parties, legal, valid and enforceable Liens on, and security interest in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by the Reservations and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction or pursuant to such other system of registration as may exist in any applicable non-U.S. jurisdiction) of each Obligor’s jurisdiction of organization or formation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Security Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Security Agent to the extent possession or control by the Security Agent is required by the applicable Security Document or in the case of Obligors organized or formed outside of the United States, or any state thereof, such actions as set forth in the applicable Security Documents to which such Obligors are a party) the Liens created by the Security Documents shall constitute fully perfected first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Senior Finance Documents and, in each case, subject to the Agreed Security Principles), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Permitted Collateral Liens.

SECTION 6.22                                                                          No Winding-up.  None of the Parent Guarantor, the Borrowers or any Material Subsidiary has taken any corporate action, nor has any legal or other proceeding been started or (to its knowledge) threatened against it, for the suspension of payments, a moratorium of any indebtedness, its winding-up, dissolution, receivership, judicial management, administration or re-organization or any other similar events under applicable laws in any relevant jurisdiction.

ARTICLE 7

AFFIRMATIVE COVENANTS

Each of the Obligors hereby covenants and agrees that during the period commencing on the Closing Date and until the Commitments have terminated and the Loans, together with all other Obligations incurred hereunder or under other Senior Finance Documents (other than Obligations under the Intercreditor Agreement and the Security Documents that are not relating to this Agreement and other than contingent indemnity and expense reimbursement obligations for which a claim has not been made), are paid in full:

SECTION 7.1                                                                                 Information Covenants.  The Borrowers or the Parent Guarantor shall furnish to the Administrative Agent (who, at the Borrowers’ or the Parent Guarantor’s expense, will make such information available to Lenders in accordance with its customary practice):

(a)                                 Annual Financial Statements.  Within 120 days following the end of each of the Parent Guarantor’s fiscal years, an annual report containing substantially the same information as would be required to be contained in an annual report filed with the Commission on Form 20-F (as in effect on the Closing Date) other than (i) the information required: under Item 3.A of Form 20-F entitled “Selected Financial Data”; Item 8 of Form 20-F entitled “Financial Information”; Item 9.A.4 of Form 20-F entitled “Offer and Listing Details” regarding the price history of the Parent Guarantor’s securities; Item 10 of Form 20-F entitled “Additional Information” regarding the Parent Guarantor’s share capital, constitutional documents and any material contracts to which the Parent Guarantor or the Restricted Subsidiaries are party other than contracts entered into in the ordinary course of business; Item 15 of Form 20-F entitled “Controls and Procedures” regarding internal disclosure controls and procedures; and Items 17 and 18 entitled “Financial Statements”; but including (ii) annual audited balance sheets, statements of income, statements of shareholders equity, and statements of cash flows (with notes thereto) for (x) the Parent Guarantor and its Subsidiaries on a consolidated basis and (y) the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis, in each case for the year then ended and the prior fiscal year and prepared in accordance with IFRS, which need not, however, contain any reconciliation to U.S. generally accepted accounting principles or otherwise comply with Regulation S-X of the Commission;

(b)                                 Quarterly Financial Statements.  Within 60 days following the end of the first three fiscal quarters in each of the Parent Guarantor’s fiscal years, quarterly reports containing unaudited balance sheets, statements of income, statements of shareholders equity and statements of cash flows for (i) the Parent Guarantor and its Subsidiaries on a consolidated basis and (ii) the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis, in each case for the quarterly period then ended and the corresponding quarterly period in the prior fiscal year and prepared in accordance with IFRS, which need not, however, contain any reconciliation to U.S. generally accepted accounting principles or otherwise comply with Regulation S-X of the Commission, together with an operating and financial review for such quarterly period and condensed footnote disclosure;

(c)                                  Officer’s Certificates, Etc.  At the time of the delivery of the financial statements provided for in Section 7.1(a) and (b), an Officer’s Certificate (substantially in the form attached hereto as Exhibit I) of the Parent Guarantor to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall in the case of Officer’s Certificate accompanying the financial statements delivered pursuant to Section 7.1(a), commencing with the financial statements for the fiscal year ending December 31, 2014, confirm the amount of Excess Cash Flow (together with a reasonably detailed calculation of such amount).

(d)                                 Notice of Default.  Promptly after an Authorized Officer of any Borrower or the Parent Guarantor obtains knowledge thereof, notice of the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Obligors propose to take with respect thereto.

(e)                                  Quarterly Conference Calls.  Quarterly, promptly after the delivery of the financial statements required pursuant to Section 7.1(a) and (b), participate in a conference call for Lenders to discuss the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries for the most recently-ended fiscal quarter covered by such financial statements; provided that such call may be combined with a conference call for the holders of Existing Ardagh Bonds or bonds issued in the future by the Parent Guarantor or any of its Restricted Subsidiaries or lenders to the Parent Guarantor or any of its Restricted Subsidiaries.

(f)                                   ERISA Event.  Promptly and in any event within 30 days after an Authorized Officer of any Borrower or the Parent Guarantor knows that (a) a Reportable Event has occurred, (b) a failure to meet the applicable minimum funding standards under Section 412 of the Code or Section 302 of ERISA has occurred or (c) a minimum funding standard waiver has been made by the U.S. Treasury with respect to a Plan, such Obligor will provide a written statement to the Administrative Agent describing such event, and the action if any, that such Obligor has taken or proposes to take with respect thereto.

(g)                                  Other Information.  Promptly after an Authorized Officer of any Borrower or the Parent Guarantor obtains knowledge thereof, (i) details of any material litigation, arbitration, administrative or regulatory proceedings relating to it or any of its Restricted Subsidiaries which is reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect; (ii) details of any labor dispute affecting it or any of its Restricted Subsidiaries which is reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect; (iii) at the same time as it is sent to its creditors generally, any document or information sent by the Parent Guarantor to any class of its creditors generally (excluding for this purpose creditors which are any of its Restricted Subsidiaries); (iv) copies of any notice relating to default given or received under any agreement in respect of any Debt described in Section 9.4; and (v) such information as the Administrative Agent and/or the Security Agent may reasonably request in relation to the Collateral or compliance with the Senior Finance Documents.

SECTION 7.2                                                                                 Inspections.  Each Obligor will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of any such Obligor and any such Restricted Subsidiary to the extent that it is within such Obligor’s or such Restricted Subsidiary’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such Obligor’s or such Restricted Subsidiary’s control to permit such inspection), and to examine the books and records of any such Obligor and any such Restricted Subsidiary and discuss the affairs, finances and accounts of any such Obligor and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, any such visits and inspections shall be arranged upon consultation with the Parent Guarantor using commercially reasonable efforts to avoid disruption to the operations; provided, further, that except for any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 7.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year and (c) no such visit shall be at the Parent Guarantor’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Required Lenders shall give the Parent Guarantor or the applicable Restricted Subsidiary the opportunity to participate in any discussions with its independent public accountants.

SECTION 7.3                                                                                 Insurance.  The Parent Guarantor shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Parent Guarantor to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Parent Guarantor believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.  If any portion of any U.S. Mortgaged Property is at any time a Flood Hazard Property with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Parent Guarantor shall, or shall cause each Restricted Subsidiary to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Security Agent evidence of such compliance in form and substance reasonably acceptable to the Security Agent, including, without limitation, evidence of annual renewals of such insurance.

SECTION 7.4                                                                                 Payment of Taxes.  The Parent Guarantor shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material Taxes levied or imposed upon (i) the Parent Guarantor or any such Subsidiary, (ii) the income or profits of any such Subsidiary which is a corporation or (iii) the property of the Parent Guarantor or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Parent Guarantor or any such Subsidiary; provided that the Parent

Guarantor shall not be required to pay or discharge, or cause to be paid or discharged, any such Tax or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established.

SECTION 7.5                                                                                 Corporate Existence.  Subject to Section 8.9, the Borrowers, the Parent Guarantor and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Borrowers, the Parent Guarantor and each Restricted Subsidiary; provided that none of the Borrowers and the Parent Guarantor shall be required to preserve any such right, license or franchise if the board of directors of the applicable Borrower and the Parent Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrowers, the Parent Guarantor and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Lenders.

SECTION 7.6                                                                                 Compliance with Law, Environmental Law.  Each Obligor will, and will cause each of its Restricted Subsidiaries to, (a) comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all permits or licenses required under Environmental Laws to conduct its business and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case where (i) contested in good faith by appropriate proceedings or (ii) the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.7                                                                                 [Reserved].

SECTION 7.8                                                                                 [Reserved].

SECTION 7.9                                                                                 Maintenance of Properties.  The Parent Guarantor shall cause all properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Parent Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 7.9 shall prevent the Parent Guarantor from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Parent Guarantor, desirable in the conduct of the business of the Parent Guarantor and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Lenders.

SECTION 7.10                                                                          End of Fiscal Years; Fiscal Quarters.  The Parent Guarantor will, for financial reporting purposes, cause (a) each of its, and each of its wholly-owned Material Subsidiaries’, fiscal years to end on the last day of each Financial Year and (b) each of its, and each of its wholly-owned Material Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Parent Guarantor’s past practice; provided, however, that the Parent Guarantor may, upon the written consent of the Administrative Agent (not to be unreasonably withheld or delayed) change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Parent Guarantor and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 7.11                                                                          Additional Subsidiary Guarantees and Security Interests.

(a)                                 In each case subject to the Agreed Security Principles:

(i)                                     The Parent Guarantor shall ensure that each Subsidiary of the Parent Guarantor (other than the Borrowers) that is a guarantor of the Existing Ardagh Bonds and listed on Schedule I, Part 2 shall become a Guarantor under this Agreement no later than the earlier of (x) the 60th day (as such date may be extended by the Administrative Agent in its sole discretion) following the completion of the SGCI Acquisition and (y) the 60th day (as such date may be extended by the Administrative Agent in its sole discretion) following January 13, 2014.

(ii)                                  The Parent Guarantor shall ensure that each of the Post-Closing Date Obligors listed on Schedule I, Part 3 become Guarantors under this Agreement no later than the 30th day (as such date may be extended by the Administrative Agent in its sole discretion) following the completion of the SGCI Acquisition.

(iii)                               The Parent Guarantor shall ensure that all Security Interests in any asset that secures the Obligors’ obligations under the Existing Secured Notes provided by any Obligor listed on Schedule I, Part 1 or Schedule I, Part 2 are in place and perfected no later than the earlier of (x) the 60th day (as such date may be extended by the Administrative Agent in its sole discretion) following the completion of the SGCI Acquisition and (y) the 60th day (as such date may be extended by the Administrative Agent in its sole discretion) following January 13, 2014 and, in connection with any Security Interest consisting of U.S. Mortgages, ensure the delivery of title insurance, surveys, agreements, and instruments consistent with the deliverables referenced in Section 7.11(g).

(iv)                              The Parent Guarantor shall ensure that the Post-Closing Obligors listed on Schedule I, Part 3 enters into appropriate Security Documents to grant a first priority Lien over the assets of the SGCI Group (other than in respect of inventory, receivables, real property and fixtures, and customary exceptions) to secure its Guarantee no later than the 30th day (as such date may be extended by the Administrative Agent in its sole discretion) following the completion of the SGCI Acquisition.

(v)                                 The Parent Guarantor shall ensure that the Post-Closing Obligors listed on Schedule I, Part 3 shall enter into appropriate Security Documents to grant a first priority Lien over its material real property and fixtures to secure its Guarantee no later than the

90th day (as such date may be extended by the Administrative Agent in its sole discretion) following the completion of the SGCI Aquisition and, in connection therewith, ensure the delivery of title insurance, surveys, agreements, and instruments consistent with the deliverables referenced in Section 7.11(g).

(b)                                 Each Restricted Subsidiary that is required to become a Guarantor in accordance with this Section 7.11, Section 8.6 and Section 11.5 shall, unless otherwise provided by the Agreed Security Principles and subject to the time periods in this Section 7.11 and the Agreed Security Principles, become a Guarantor by executing an Accession Document and become a party to the Intercreditor Agreement by executing an Deed of Accession if not otherwise party thereof.  At the same time as the relevant Accession Document is entered into, the Parent Guarantor shall cause to be delivered to the Administrative Agent and the Security Agent, such agreements, instruments, certificates and opinions of counsel that may be reasonably requested by the Administrative Agent or the Security Agent, as applicable, each in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  [Reserved].

(d)                                 Within 90 days following the furnishing of the annual report to the Administrative Agent pursuant to Section 7.1(a), the Parent Guarantor shall ensure that Restricted Subsidiaries, together with the Parent Guarantor, comprise not less than 80% of (i) the aggregate earnings before interest, tax and non-cash charges, less all non-cash items increasing net income (adjusted for those items listed in the definition of “Consolidated Adjusted Net Income”) of the Parent Guarantor and its Restricted Subsidiaries and (ii) the aggregate total assets of the Parent Guarantor and its Restricted Subsidiaries (in each case of clause (i) and (ii), (x) calculated on an unconsolidated basis and excluding all intra-group items and investments in any Subsidiaries of any member of the group and (y) based on the financial statements included in such annual report); provided that no Restricted Subsidiary engaged in a Permitted Receivables Financing shall be required to become a Guarantor; provided, further, that the contribution from the following Restricted Subsidiaries shall be disregarded for all purposes of such calculation: (i) Restricted Subsidiaries whose Guarantees would not be required pursuant to Section 7.11(h), (ii) Restricted Subsidiaries whose Guarantees would not be required as a result of the Agreed Security Principles, (iii) Restricted Subsidiaries whose Guarantee would require consent from lenders under other financings of such Restricted Subsidiaries and (iv) Restricted Subsidiaries whose Guarantee would be prohibited by the terms of Debt Incurred in contemplation, or for the purpose, of acquiring such Restricted Subsidiaries; provided, further, that in each case of clauses (iii) and (iv) such Restricted Subsidiaries shall not provide any guarantee or other credit support in respect of any Debt of the Borrowers or any Guarantor.

(e)                                  A Restricted Subsidiary may become a Guarantor at any time if (i) such Restricted Subsidiary and the Parent Guarantor (for itself and as agent for the existing Obligors) execute an Accession Document designating such Restricted Subsidiary as a Guarantor and (ii) such Restricted Subsidiary executes an Deed of Accession and delivers to the Administrative Agent such agreements, instruments, certificates and opinions of counsel that may be reasonably requested by the Administrative Agent or the Security Agent, as applicable, each in form and substance reasonably satisfactory to the Administrative Agent.

(f)                                   [Reserved].

(g)                                  With respect to any Material Real Property located in the United States and acquired after the Closing Date by a U.S. Obligor, on or before the 90th day (as such date may be extended by the Administrative Agent in its sole discretion) after the acquisition thereof, in accordance with the Agreed Security Principles, such U.S. Obligor shall deliver to the Security Agent a U.S. Mortgage creating a first priority Lien (by reason of the Intercreditor Agreement) on such property, which U.S. Mortgage shall (unless otherwise agreed by the Security Agent) be accompanied by (i) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company (the “Title Company”), in such amounts as are reasonably acceptable to the Security Agent not in any event to exceed the Fair Market Value of the applicable U.S. Mortgaged Property, insuring the Lien of such U.S. Mortgage as a valid first priority Lien (by reason of the Intercreditor Agreement) on the U.S. Mortgaged Property described therein, free of any other Liens except Permitted Collateral Liens or Liens that are otherwise permitted by the Security Agent and otherwise in form and substance reasonably acceptable to the Security Agent, together with such endorsements, affirmative insurance, coinsurance and reinsurance as the Security Agent may reasonably request (provided in the case of endorsements, such endorsements are available at commercially reasonable rates), (ii) an opinion of local counsel to the applicable U.S. Obligor in form and substance reasonably acceptable to the Security Agent, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each U.S. Mortgaged Property and if such U.S. Mortgaged Property is located in an area designated by the Federal Emergency Management Agency as having special flood hazards (a “Flood Hazard Property”), (x) a notice about special flood hazard area status and flood disaster assistance duly executed by Parent Guarantor and each Restricted Subsidiary relating thereto, and (y) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 7.3 (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Security Agent as additional insured, (iii) in the case of flood insurance, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the Security Agent 45 days written notice of cancellation or non-renewal and (iv) shall be otherwise in form and substance reasonably satisfactory to the Security Agent, (iv) evidence of insurance evidencing the insurance required by Section 7.3 in form and substance reasonably satisfactory to the Security Agent and (v) a land title survey of such U.S. Mortgaged Property based on the specification set forth in Schedule A, Item 15 of Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (effective February 23, 2011), or, alternatively, an existing survey together with a no-change affidavit sufficient for the Title Company to remove all standard survey exceptions from the Title Policy related to such U.S. Mortgaged Property and issue the endorsements required in (i) above.

(h)                                 Notwithstanding anything to the contrary in this Section 7.11 and without prejudice to the Agreed Security Principles, (i) no Guarantee shall be required if such Guarantee could reasonably be expected to give rise to or result in (x) personal liability for the officers, directors or shareholders of such Restricted Subsidiary, (y) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Parent Guarantor or such Restricted Subsidiary or (z) any significant cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (y) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Parent Guarantor or the Restricted Subsidiary; and (ii) each Guarantee shall be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

SECTION 7.12                                                                          [Reserved].

SECTION 7.13                                                                          Use of Proceeds.

(a)                                 The Borrowers will use the net proceeds of the Initial Term Loans made on the Closing Date (i) to consummate the Closing Date Refinancing, (ii) to pay related transaction fees and expenses and (iii) for general corporate purposes.

SECTION 7.14                                                                          Further Assurances.

(a)                                 Each Obligor will (and where applicable, will cause its Restricted Subsidiaries to) execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, charges, deeds of trust and other documents) that may be required under any applicable law, or that the Security Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Obligors, subject to the Agreed Security Principles.

(b)                                 Subject to the Agreed Security Principles, the Borrowers and each Guarantor shall, and the Parent Guarantor shall cause each of its Restricted Subsidiaries to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver, or cause to be made, executed, endorsed, acknowledged, filed and/or delivered, to the Security Agent from time to time such lists, descriptions and designations of the Collateral, documents of title, financing statements, other filings, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the Liens as is necessary or which the Security Agent reasonably deems appropriate or advisable to perfect, preserve or protect the Liens in the Collateral.

(c)                                  In connection with the Incurrence of New Term Loans or Extended Term Loans, the Borrowers and the Parent Guarantor shall, and the Parent Guarantor shall cause its Subsidiaries to, take those steps in certain jurisdictions (the “Security Confirmations”) that are taken as a matter of market practice to provide that the Loans then outstanding continue to benefit from the Collateral and the Security Documents and that the New Term Loans or

Extended Term Loans, as applicable, will benefit to the extent legally possible from the Collateral and the Security Documents. To the extent any Security Confirmations have not been effected on the date of Incurrence of the New Term Loans or Extended Term Loans, as applicable, subject to the Agreed Security Principles, the Borrowers and the Parent Guarantor shall, and the Parent Guarantor shall cause its Subsidiaries to, use commercially reasonable efforts to effect such Security Confirmations as soon as practicable.

SECTION 7.15                                                                          Maintenance of Ratings.  The Parent Guarantor will use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the credit facilities provided pursuant to this Agreement, in each case, from each of S&P and Moody’s; provided that, for the avoidance of doubt, the Parent Guarantor shall have no obligation to maintain any specific level of rating.

SECTION 7.16                                                                          Intercreditor Agreement; Additional Intercreditor Agreements.

(a)                                 The Administrative Agent shall become a party to the Intercreditor Agreement by executing a Deed of Accession on the Closing Date, and each Lender, by making its Initial Term Loan hereunder, shall be deemed to have (i) authorized each of the Administrative Agent and the Security Agent to enter into the Intercreditor Agreement, (ii) agreed to be bound by all the terms and provisions of the Intercreditor Agreement applicable to such Lender and (iii) irrevocably appointed each of the Administrative Agent and the Security Agent to act on its behalf and to perform the duties and exercise the rights, powers and discretions that are specifically given to them under the Intercreditor Agreement.

(b)                                 At the request and direction of the Parent Guarantor and without the consent of the Lenders, in connection with the Incurrence by the Parent Guarantor or its Restricted Subsidiaries of any Debt permitted pursuant to Section 8.1(a) or clause (b)(ii), (b)(vi) (other than with respect to Capitalized Lease Obligations), (b)(viii), (b)(ix), (b)(x), (b)(xiii), (b)(xiv), (b)(xv) or (b)(xviii) of Section 8.1, the Parent Guarantor, the relevant Restricted Subsidiaries, the Administrative Agent and the Security Agent shall enter into with the Lenders (or their duly authorized representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) or a restatement, amendment or other modification of the existing Intercreditor Agreement, in each case on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Lenders), including containing substantially the same terms with respect to release of Guarantees and priority and release of the Security Interests; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Administrative Agent or Security Agent or, in the opinion of the Administrative Agent or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Administrative Agent or Security Agent under this Agreement or the Intercreditor Agreement.

(c)                                  At the request and direction of the Parent Guarantor and without the consent of the Lenders, the Administrative Agent and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (i) cure any ambiguity, omission, defect or inconsistency of any such agreement, (ii) increase the amount or types of Debt covered by any such agreement that may be Incurred by a Borrower or a Guarantor that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Debt ranking junior in right of payment to the Loans), (iii) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (iv) further secure the Loans (including New Term Loans), (v) make provision for equal and ratable pledges of the Collateral to secure New Term Loans, (vi) implement any Permitted Collateral Liens, (viii) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or (viii) make any other change to any such agreement that does not adversely affect the Lenders in any material respect. The Parent Guarantor shall not otherwise direct the Administrative Agent or the Security Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Required Lenders, and the Parent Guarantor may only direct the Administrative Agent and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Administrative Agent or Security Agent or, in the opinion of the Administrative Agent or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(d)                                 In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Administrative Agent (and Security Agent, if applicable) shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Loans thereby; provided, however, that such transaction would comply with Section 8.3.

(e)                                  Each Lender, by making its Loans hereunder, shall be deemed to have (i) authorized each of the Administrative Agent and the Security Agent from time to time to become a party to any additional intercreditor arrangements described in this Section 7.16; (iii) agreed to be bound by such provisions and the provisions of any additional intercreditor arrangements described in this Section 7.16; and (iv) irrevocably appointed the Administrative Agent and the Security Agent to act on its behalf from time to time to enter into and comply with such provisions of any additional intercreditor arrangements described in this Section 7.16, in each case without the need for the consent of the Lenders.

ARTICLE 8

NEGATIVE COVENANTS

The Parent Guarantor and its Restricted Subsidiaries hereby covenant and agree that during the period commencing on the Closing Date and until the Commitments have terminated and the Loans, together with all other Obligations incurred hereunder or under other Senior Finance Documents (other than Obligations under the Intercreditor Agreement and the Security Documents that are not relating to this Agreement and other than contingent indemnity and expense reimbursement obligations for which a claim has not been made), are paid in full:

SECTION 8.1                                                                                 Limitation on Debt.

(a)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, create, issue, Incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “Incur” or, as appropriate, an “Incurrence”), any

Debt (including any Acquired Debt); provided that the Parent Guarantor, the Borrowers and any Restricted Subsidiary shall be permitted to Incur Debt (including Acquired Debt) if in each case (i) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Default or Event of Default would occur or be continuing and (ii) at the time of such Incurrence and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the Incurrence of such Debt, taken as one period, would be greater than 2.0 to 1.0.

(b)                                 Section 8.1(a) shall not, however, prohibit the following (collectively, “Permitted Debt”):

(i)                                     Debt arising under the Senior Finance Documents Incurred on the Closing Date that constitutes “Permitted Refinancing Debt” as defined in, and in accordance with, the indenture governing the July 2012 Secured Notes;

(ii)                                  the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Credit Facilities in an aggregate principal amount not to exceed the greater of (i) €350,000,000 and (ii) an amount equal to (I) 85% of Total Receivables plus 60% of Total Inventories less (II) €250,000,000;

(iii)                               (x) any Debt of the Parent Guarantor or any Restricted Subsidiary (other than Debt described in clauses (i) and (ii) of this Section 8.1(b)) outstanding on the Closing Date;

(iv)                              the Incurrence by the Parent Guarantor or any Restricted Subsidiary of intercompany Debt between the Parent Guarantor and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that:

(A)                               if a Borrower or a Guarantor is the obligor on any such Debt, unless required by a Credit Facility and only to the extent legally permitted, such Debt must be unsecured (except in respect of the intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Parent Guarantor and its Restricted Subsidiaries); and

(B)                               (x) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Parent Guarantor or a Restricted Subsidiary) and (y) any transaction pursuant to which any Restricted Subsidiary that has Debt owing by the Parent Guarantor or another Restricted Subsidiary ceases to be a Restricted Subsidiary, will, in each case, be deemed to be an Incurrence of such Debt not permitted by this clause (iv);

(v)                                 guarantees of the Parent Guarantor’s Debt or Debt of any Restricted Subsidiary by any Restricted Subsidiary that are permitted by and made in accordance with the provisions of Section 8.6;

(vi)                              the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other Debt Incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property or assets, in each case, Incurred for the purpose of financing or refinancing all or any part of the purchase price, lease expense or cost of construction or improvement of property, plant, equipment or other assets used in the Parent Guarantor’s or any Restricted Subsidiary’s business (including any reasonable related fees or expenses Incurred in connection with such acquisition or development); provided that the principal amount of such Debt so Incurred when aggregated with other Debt previously Incurred in reliance on this clause (vi) and still outstanding shall not in the aggregate exceed the greater of €100,000,000 and 3.00% of Total Assets; and provided, further, that the total principal amount of any Debt Incurred in connection with an acquisition or development permitted under this clause (vi) did not in each case at the time of Incurrence exceed (A) the Fair Market Value of the acquired or constructed asset or improvement so financed or (B) in the case of an uncompleted constructed asset, the amount of the asset to be constructed, as determined on the date the contract for construction of such asset was entered into by the Parent Guarantor or the relevant Restricted Subsidiary (including, in each case, any reasonable related fees and expenses Incurred in connection with such acquisition, construction or development);

(vii)                           the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt arising from agreements providing for guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock, other than guarantees or similar credit support given by the Parent Guarantor or any Restricted Subsidiary of Debt Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Debt permitted pursuant to this clause (vii) shall at no time exceed the net proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received from the sale of such assets;

(viii)                        the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Commodity Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(ix)                              the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Currency Agreements entered into in the ordinary course of business and not for speculative purposes;

(x)                                 the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Interest Rate Agreements entered into in the ordinary course of business and not for speculative purposes;

(xi)                              the Incurrence of Debt by the Parent Guarantor or any Restricted Subsidiary of Debt in respect of workers’ compensation and claims arising under similar legislation, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(xii)                           the Incurrence of Debt by the Parent Guarantor or any Restricted Subsidiary arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within 5 Business Days of Incurrence, (B) bankers’ acceptances, performance, surety, judgment, completion, payment, appeal or similar bonds, instruments or obligations, (C) completion guarantees, advance payment, customs, VAT or other tax guarantees or similar instruments provided or letters of credit obtained by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business, and (D) the financing of insurance premiums in the ordinary course of business;

(xiii)                        any Debt of the Parent Guarantor or any Restricted Subsidiary Incurred pursuant to the GE Commercial Finance Facility or any other Permitted Receivables Financing in an aggregate principal amount at any one time outstanding not to exceed €45,000,000;

(xiv)                       the Incurrence by a Person of Permitted Refinancing Debt in exchange for or the net proceeds of which are used to refund, replace or refinance Debt Incurred by it pursuant to, or described in, paragraphs (a), (b)(i) and (b)(iii) of this Section 8.1, as the case may be;

(xv)                          guarantees by the Parent Guarantor or a Restricted Subsidiary of Debt Incurred by Permitted Joint Ventures in an aggregate principal amount at any one time outstanding not to exceed an amount equal to €50,000,000;

(xvi)                       cash management obligations and Debt in respect of netting services, pooling arrangements or similar arrangements in connection with cash management in the ordinary course of business consistent with past practice;

(xvii)                    take-or-pay obligations and customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(xviii)                 the Incurrence of Debt by the Parent Guarantor or any Restricted Subsidiary (other than and in addition to Debt permitted under clauses (i) through (xvii) of this Section 8.1(b)) in an aggregate principal amount at any one time outstanding not to exceed €175,000,000.

(c)                                  Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt of the same class will not be deemed to be an Incurrence of Debt for purposes of this Section 8.1.

(d)                                 For purposes of determining compliance with any restriction on the Incurrence of Debt in euros where Debt is denominated in a different currency, the amount of such Debt will be the Euro Equivalent determined on the date of such determination; provided that if any such Debt denominated in a different currency is subject to a Currency Agreement (with respect to euros) covering principal amounts payable on such Debt, the amount of such Debt expressed in euros shall be adjusted to take into account the effect of such agreement.  The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced shall be the Euro Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially Incurred.  Notwithstanding any other provision of this Section 8.1, for purposes of determining compliance with this Section 8.1, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that a Borrower, the Parent Guarantor or a Subsidiary Guarantor may Incur under this Section 8.1.

(e)                                  For purposes of determining any particular amount of Debt under this Section 8.1:

(i)                                     obligations with respect to letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount shall not be included;

(ii)                                  any Liens granted pursuant to the equal and ratable provisions referred to in Section 8.2 shall not be treated as Debt;

(iii)                               accrual of interest, accrual of dividends, the accretion of accreted value, the obligation to pay commitment fees and the payment of interest in the form of additional preferred stock or Debt shall not be treated as Debt; and

(iv)                              the reclassification of preferred stock as Debt due to a change in accounting principles shall not be treated as Debt.

(f)                                   In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section 8.1, the Parent Guarantor, in its sole discretion, shall classify items of Debt and shall only be required to include the amount and type of such Debt in one of such clauses and the Parent Guarantor shall be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this Section 8.1, and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this Section 8.1 at any time.

(g)                                  The amount of any Debt outstanding as of any date will be:

(i)                                     in the case of any Debt issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(ii)                                  the principal amount of the Debt, in the case of any other Debt; and

(iii)                               in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                               the Fair Market Value of such assets at the date of determination; and

(B)                               the amount of the Debt of the other Person.

SECTION 8.2                                                                                 Limitation on Liens.

(a)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets, constituting Collateral, whether owned at or acquired after the Closing Date, or any income, profits or proceeds therefrom other than Permitted Collateral Liens.

(b)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind (except for Permitted Liens) or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets, including any shares of stock or any Debt of any Restricted Subsidiary but excluding any Capital Stock, Debt or other securities of any Unrestricted Subsidiary, whether owned at or acquired after the Closing Date, or any income, profits or proceeds therefrom unless:

(i)                                     in the case of any Lien securing Subordinated Debt, the Borrowers’ obligations in respect of the Loans (or a Guarantee in the case of Liens securing Subordinated Debt of a Guarantor) are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing the Subordinated Debt until such time as the Subordinated Debt is no longer secured by a Lien; and

(ii)                                  in the case of any other Lien, the Borrowers’ obligations in respect of the Loans (or a Guarantee in the case of Liens securing Debt of a Guarantor), and all other amounts due under this Agreement are equally and ratably secured with the obligation or liability secured by such Lien.

SECTION 8.3                                                                                 Limitation on Restricted Payments.

(a)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(i)                                     declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any Restricted Subsidiary) (other than (A) to the Parent Guarantor or any Wholly Owned Restricted Subsidiary or (B) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Parent Guarantor or a Restricted Subsidiary of dividends or distributions of greater value than the Parent

Guarantor or such Restricted Subsidiary would receive on a pro rata basis; provided that any amount so paid or distributed to holders of Capital Stock of a Restricted Subsidiary other than the Parent Guarantor or a Restricted Subsidiary shall be included in the calculation of the aggregate amount of all Restricted Payments declared or made after the Closing Date for the purposes of Section 8.3(b)) and any payment of cash interest on Deeply Subordinated Funding, except for dividends or distributions payable solely in shares of the Parent Guarantor’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock;

(ii)                                  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation), directly or indirectly, any shares of the Parent Guarantor’s Capital Stock or any Capital Stock of any Affiliate of the Parent Guarantor held by persons other than the Parent Guarantor or a Restricted Subsidiary (other than Capital Stock of any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result thereof) or any options, warrants or other rights to acquire such shares of Capital Stock;

(iii)                               make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt or any Deeply Subordinated Funding; or

(iv)                              make any Investment (other than any Permitted Investment) in any Person.

If any Restricted Payment described in Section 8.3(a) is not made in cash, the amount of any the proposed Restricted Payment shall be the Fair Market Value of the asset to be transferred as of the date of transfer.

(b)                                 Notwithstanding Section 8.3(a), the Parent Guarantor or any Restricted Subsidiary may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i)                                     no Default or Event of Default has occurred and is continuing;

(ii)                                  the Parent Guarantor could Incur at least €1.00 of additional Debt (other than Permitted Debt) pursuant to Section 8.1; and

(iii)                               the aggregate amount of all Restricted Payments declared or made after the Closing Date does not exceed the sum of:

(A)                               50% of aggregate Consolidated Adjusted Net Income on a cumulative basis during the period beginning on January 1, 2013 and ending on the last day of the Parent Guarantor’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a negative number, minus 100% of such negative amount), plus

(B)                               the aggregate Net Cash Proceeds received by the Parent Guarantor after the Closing Date as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding (except, in each case to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Debt or Deeply Subordinated Funding as set forth in clause (ii) or (iii) of paragraph (c) below) (excluding the Net Cash Proceeds from the issuance of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding financed, directly or indirectly, using funds borrowed from the Parent Guarantor or any Subsidiary until and to the extent such borrowing is repaid), plus

(C)                               (x) the amount by which the Parent Guarantor’s Debt or Debt of any Restricted Subsidiary is reduced on the Parent Guarantor’s consolidated balance sheet after the Closing Date upon the conversion or exchange (other than by the Parent Guarantor or its Subsidiary) of such Debt into the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding, and (y) the aggregate Net Cash Proceeds received after the Closing Date by the Parent Guarantor from the issuance or sale (other than to any Subsidiary) of Redeemable Capital Stock that has been converted into or exchanged for the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding, to the extent such Redeemable Capital Stock was originally sold for cash or Cash Equivalents, together with, in the case of both clauses (x) and (y), the aggregate Net Cash Proceeds received by the Parent Guarantor at the time of such conversion or exchange (excluding the Net Cash Proceeds from the issuance of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding financed, directly or indirectly, using funds borrowed from the Parent Guarantor or any Subsidiary until and to the extent such borrowing is repaid), plus

(D)                               (x) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Closing Date, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, and (y) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Parent Guarantor’s interest in such Subsidiary; provided that such amount shall not in any case exceed the amount of the Restricted Payment deemed made at the time that the Subsidiary was designated as an Unrestricted Subsidiary; plus

(E)                                €70,000,000.

(c)                                  Notwithstanding paragraphs (a) and (b) of this Section 8.3, the Parent Guarantor and any Restricted Subsidiary may take the following actions so long as (with respect to clauses (ii) through (vi) and clauses (viii), (xi) and (xii) of this Section 8.3(c)) no Default or Event of Default has occurred and is continuing:

(i)                                     the payment of any dividend within 60 days after the date of its declaration if at such date of its declaration such payment would have been permitted by the provisions of this Section 8.3;

(ii)                                  the repurchase, redemption or other acquisition or retirement for value of any shares of the Parent Guarantor’s Capital Stock or options, warrants or other rights to acquire such Capital Stock in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Parent Guarantor’s Qualified Capital Stock or options, warrants or other rights to acquire such Capital Stock or Deeply Subordinated Funding;

(iii)                               the repurchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Debt or Deeply Subordinated Funding in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding;

(iv)                              the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent Incurrence (other than to a Subsidiary) of, Permitted Refinancing Debt;

(v)                                 the repurchase of Capital Stock deemed to occur upon the exercise of stock options with respect to which payment of the cash exercise price has been forgiven if the cumulative aggregate value of such deemed repurchases does not exceed the cumulative aggregate amount of the exercise price of such options received;

(vi)                              payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with Sections 8.9 and 8.10;

(vii)                           cash payments in lieu of issuing fractional shares pursuant to the exchange or conversion of any exchangeable or convertible securities;

(viii)                        cash payments, advances, loans or expense reimbursements made to any parent company of the Parent Guarantor to permit any such company to pay (i) general operating expenses, customary directors’ fees, accounting, legal, corporate reporting and administrative expenses Incurred in the ordinary course of business in an amount not to exceed €15,000,000 in the aggregate in any fiscal year, and (ii) any taxes, duties or similar governmental fees of any such parent company to the extent such tax obligations are directly attributable to its ownership of the Parent Guarantor and its Restricted Subsidiaries;

(ix)                              any payments (including pursuant to a tax sharing agreement or similar arrangement) between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or any of its Restricted Subsidiaries files a consolidated tax return or with which the Parent Guarantor or any of its Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such payments do not exceed the amounts of such tax that would have been payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis and the related tax liabilities of the Parent Guarantor and its Restricted Subsidiaries are relieved thereby;

(x)                                 the repurchase, redemption or other acquisition or retirement, and any loans, advances, dividends or distributions by the Parent Guarantor to any direct or indirect parent company to repurchase, redeem or otherwise acquire or retire, for value of any Capital Stock of the Parent Guarantor or any Restricted Subsidiary or any direct or indirect parent company held by any current or former officer, director, employee or consultant of the Parent Guarantor or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed €5,000,000 plus an amount equal to €5,000,000 multiplied by the number of years that have elapsed since the Closing Date; provided, further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Capital Stock of the Parent Guarantor or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of the Parent Guarantor, any of its Restricted Subsidiaries or any of its direct or indirect parent companies and (B) the cash proceeds of key man life insurance policies of the Parent Guarantor or a Restricted Subsidiary received by the Parent Guarantor or a Restricted Subsidiary after the Closing Date less any amount previously applied to the making of Restricted Payments pursuant to this clause (x), in each case, to the extent the cash proceeds have not otherwise been applied to the making of Restricted Payments pursuant to Section 8.3(b)(iii)(B) or clause (iii) of this Section 8.3(c);

(xi)                              the declaration and payment by the Parent Guarantor of, or loans, advances, dividends or distributions to any parent company of the Parent Guarantor to pay, dividends on the common stock or common equity interests of the Parent Guarantor or any parent company following an Initial Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year, 50% of aggregate Consolidated Adjusted Net Income on a cumulative basis during such fiscal year (the “Relevant Fiscal Year”); provided that such dividends shall be declared and paid no later than 180 days after the end of the Relevant Fiscal Year; and

(xii)                           any other Restricted Payment; provided that the total aggregate amount of Restricted Payments made under this clause (xii) does not exceed €75,000,000.

(d)                                 The actions described in clauses (i), (vi), (xi) and (xii) of Section 8.3(c) are Restricted Payments that will be permitted to be made in accordance with Section 8.3(c) but that reduce the amount that would otherwise be available for Restricted Payments under Section 8.3(b)(iii).

(e)                                  The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

SECTION 8.4                                                                                 Limitation on Sale of Assets.

(a)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i)                                     the consideration the Parent Guarantor or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold (as determined in good faith by the Parent Guarantor’s board of directors);

(ii)                                  at least 75% of the consideration the Parent Guarantor or such Restricted Subsidiary receives in respect of such Asset Sale consists of (A) cash (including any Net Cash Proceeds received from the conversion within 90 days of such Asset Sale of securities, notes or other obligations received in consideration of such Asset Sale); (B) Cash Equivalents; (C) the assumption by the purchaser of (x) the Parent Guarantor’s Debt or Debt of any Restricted Subsidiary (other than Subordinated Debt) as a result of which neither the Parent Guarantor nor any of the Restricted Subsidiaries remains obligated in respect of such Debt or (y) Debt of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Parent Guarantor and each other Restricted Subsidiary is released from any guarantee of such Debt as a result of such Asset Sale; (D) Replacement Assets; (E) any Designated Non-cash Consideration received by the Parent Guarantor or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (ii), not to exceed €50,000,000 at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; or (F) a combination of the consideration specified in clauses (A) to (E); and

(iii)                               the Parent Guarantor delivers an Officer’s Certificate to the Administrative Agent certifying that such Asset Sale complies with the provisions described in the foregoing clauses (i) and (ii).

(b)                                 If the Parent Guarantor or any Restricted Subsidiary consummates an Asset Sale, the Net Cash Proceeds from such Asset Sale, within 360 days after the consummation of such Asset Sale, may be used by the Parent Guarantor or such Restricted Subsidiary (i) in the case of Net Cash Proceeds from the sale or other disposition of assets or properties that are part of the Collateral, to invest in any Replacement Assets and (ii) in the case of Net Cash Proceeds from the sale or other disposition of assets or properties that are not part of the Collateral, to (A) permanently repay or prepay any then outstanding Debt of the Parent Guarantor or any Restricted Subsidiary (and to effect a corresponding commitment reduction if such Debt is revolving credit borrowings) owing to a Person other than the Parent Guarantor or a Restricted Subsidiary to the extent secured by a Lien on the assets sold or otherwise disposed, or (B) invest in any Replacement Assets, or (C) any combination of the foregoing; provided that in the case of clause (B), following the date on which none of the 2007 Senior Notes and the January 2010 Senior Notes remain outstanding, if the Parent Guarantor or such Restricted Subsidiary, as the case may be, has entered into a binding commitment in definitive form within such 360-day period to so apply such Net Cash Proceeds with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”), such binding commitment shall be treated as a permitted application of such Net Cash Proceeds; provided, further, that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied and after such initial 360-day period, then such Net Cash Proceeds shall constitute Excess Proceeds.  The amount of such Net Cash Proceeds not so used as set forth in this paragraph (b) constitutes “Excess Proceeds.”  The Parent Guarantor may reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of this Agreement.

(c)                                  The Parent Guarantor or the Borrowers may also at any time, and the Parent Guarantor or the Borrowers shall within 20 Business Days after the aggregate amount of Excess Proceeds exceeds (i) for so long as any of the 2007 Senior Notes and the January 2010 Senior Notes remain outstanding, €25,000,000 and (ii) thereafter, €30,000,000, make an offer to purchase (an “Excess Proceeds Offer”) from all Lenders and from the holders of any Pari Passu Debt (which, in the case of Excess Proceeds which constitute proceeds from the sale or other disposition of Collateral, were secured by a Lien on such Collateral), to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in Section 4.3 or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as an integral multiple of €1,000 with respect to Euro Term Loans and as an integral multiple of $1,000 with respect to Dollar Term Loans) of the Loans and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price for the Loans and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Loans) 100% of the principal amount of such Loan and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

(d)                                 To the extent that the aggregate principal amount of Loans and any such Pari Passu Debt surrendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Parent Guarantor may use the amount of such Excess Proceeds not used to purchase the Loans and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by this Agreement.  If the aggregate principal amount of the Loans and any such Pari Passu Debt surrendered exceeds the aggregate amount of Excess Proceeds, the Loans and any such Pari Passu Debt to be purchased shall be selected by the Administrative Agent on a pro rata basis (based upon the principal amount of Loans and the principal amount or accreted value of such Pari Passu Debt surrendered by each holder).  Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

SECTION 8.5                                                                                 Limitation on Transactions with Affiliates.

(a)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service) with, or for the benefit of, any Affiliate of the Parent Guarantor or any Restricted Subsidiary’s Affiliate unless such transaction or series of transactions is entered into in good faith (and, in the case of such a transaction or series of transactions having a value greater than €20,000,000, in writing) and:

(i)                                     such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm’s-length transaction with third parties that are not Affiliates;

(ii)                                  with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than €20,000,000, the Parent Guarantor shall deliver a resolution of its board of directors (set out in an Officer’s Certificate to the Administrative Agent) resolving that such transaction complies with clause (i) above and that the fairness of such transaction has been approved by a majority of the Disinterested Directors (or in the event there is only one Disinterested Director, by such Disinterested Director) of the Parent Guarantor’s board of directors; and

(iii)                               with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than €50,000,000, the Parent Guarantor shall deliver to the Administrative Agent a written opinion of an accounting, appraisal, investment banking or advisory firm of international standing stating that the transaction or series of transactions is on terms not less favorable to the Parent Guarantor or such Restricted Subsidiary than might have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b)                                 Notwithstanding the foregoing, the restrictions in clause (a) of this Section 8.5 shall not apply to:

(i)                                     customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees, so long as the Parent Guarantor’s board of directors has approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or payments to be fair consideration therefor; provided that the restrictions set forth in this description shall apply to any fees paid in respect of engineering or other similar services to any Unrestricted Subsidiary or any employee thereof;

(ii)                                  any Restricted Payments not prohibited by Section 8.3 or the making of an Investment that is a Permitted Investment;

(iii)                               the agreements and arrangements existing on the Closing Date and any amendment, modification or supplement thereto; provided that any such amendment, modification or supplement to the terms thereof is not more disadvantageous to the Lenders and to the Parent Guarantor and the Restricted Subsidiaries, as applicable, in any material respect than the original agreement or arrangement as in effect on the Closing Date and; provided, further, that such amendment or modification is (x) on a basis substantially similar to that which would be conducted in an arm’s-length transaction with third parties who are not Affiliates and (y) in the case of any transaction having a Fair Market Value of greater than €20,000,000, approved by the Parent Guarantor’s board of directors (including a majority of the Disinterested Directors);

(iv)                              transactions in the ordinary course of business with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;

(v)                                 the issuance of securities pursuant to, or for the purpose of the funding of, employment arrangements, stock options, and stock ownership plans, as long as the terms thereof are or have been previously approved by the Parent Guarantor’s board of directors;

(vi)                              the granting and performance of registration rights for the Parent Guarantor’s securities;

(vii)                           (A) issuances or sales of Qualified Capital Stock of the Parent Guarantor or Deeply Subordinated Funding and (B) any amendment, waiver or other transaction with respect to any Deeply Subordinated Funding in compliance with the other provisions of this Agreement;

(viii)                        pledges by the Parent Guarantor or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary or Permitted Joint Venture securing Debt owing by such Unrestricted Subsidiary or Permitted Joint Venture;

(ix)                              transactions between any joint venture and a Restricted Subsidiary made in the ordinary course of business and consistent with the Restricted Subsidiary’s past practices; provided that the partner in such joint venture is not an Affiliate of the Parent Guarantor or the applicable Restricted Subsidiary;

(x)                                 transactions between or among the Parent Guarantor and the Restricted Subsidiaries or between or among Restricted Subsidiaries;

(xi)                              transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent Guarantor or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Parent Guarantor or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(xii)                           any transactions which the Parent Guarantor or any of its Restricted Subsidiaries delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that the transaction or series of related transactions is (x) fair from a financial point of view taking into account all relevant circumstances or (y) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person who is not an Affiliate;

(xiii)                        pledges of equity interests of Unrestricted Subsidiaries; and

(xiv)                       any employment agreement, consultancy agreement or employee benefit arrangement with any employee, consultant, officer or director of the Parent Guarantor or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business.

SECTION 8.6                                                                                 Limitation on Guarantees of Debt by Restricted Subsidiaries.

(a)                                 The Parent Guarantor shall not permit any Restricted Subsidiary that is not a Borrower or a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Pari Passu Debt or Subordinated Debt of either Borrower (other than the Loans), the Parent Guarantor or any Subsidiary Guarantor, unless:

(i)                                     (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Agreement providing for a Guarantee of payment of the Loans by such Restricted Subsidiary on the same terms as the guarantee of such Debt; and

(B)                               with respect to any guarantee of Subordinated Debt by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantor with respect to the Loans at least to the same extent as such Subordinated Debt is subordinated to the Loans; and

(ii)                                  such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Guarantor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

(b)                                 Section 8.6(a) shall not be applicable to guarantees of any Restricted Subsidiary:

(i)                                     guaranteeing Debt under Credit Facilities permitted to be Incurred pursuant to paragraph (b)(ii) and (b)(xiii) of Section 8.1 or existing on the Closing Date;

(ii)                                  that existed at the time such Person became a Restricted Subsidiary if the guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(iii)                               given to a bank or trust company having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time such guarantee was given, of at least BBB+ or the equivalent thereof by S&P and at least Baa1 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Parent Guarantor’s benefit or that of any Restricted Subsidiary.

(c)                                  Notwithstanding the foregoing, any Guarantee of the Loans created pursuant to the provisions described in paragraph (a) above may provide by its terms that it will be automatically and unconditionally released and discharged upon:

(i)                                     any sale, exchange or transfer, to any Person who is not the Parent Guarantor’s Affiliate, of all of the Capital Stock owned by the Parent Guarantor and its other Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Agreement); or

(ii)                                  (with respect to any Guarantee created after the Closing Date) the release by the Lenders of the applicable Borrower’s, the Parent Guarantor’s or the Subsidiary Guarantor’s Debt described in paragraph (a) above, of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all Obligations under such Debt other than as a result of payment under such Guarantee), at a time when:

(A)                               no other Debt of either Borrower, the Parent Guarantor or any Subsidiary Guarantor has been guaranteed by such Restricted Subsidiary; or

(B)                               the holders of all such other Debt that is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all Obligations under such Debt other than as a result of payment under such Guarantee); or

(iii)                               the release of the Guarantees on the terms and conditions and in the circumstances described in Section 12.01.

(d)                                 Notwithstanding the foregoing, the Parent Guarantor shall not be obligated to cause any such Restricted Subsidiary to guarantee the Loans to the extent that such Guarantee would reasonably be expected to give rise to or result in (A) any violation of applicable law, rule, regulation or order that cannot be avoided or otherwise prevented through measures reasonably available to the Parent Guarantor or such Restricted Subsidiary, (B) personal liability for the officers, directors or shareholders of such Restricted Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect to any Taxes but excluding any reasonable guarantee or similar fee payable to the Parent Guarantor or Restricted Subsidiary) other than any governmental or regulatory filings required as a result of, or any measures pursuant to clause (A) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Parent Guarantor or the Restricted Subsidiary; provided, however, that any Restricted Subsidiary who directly or indirectly, guarantees, assumes or in any other manner become liable for the payment of any obligations under the Existing Ardagh Bonds shall also be required to Guarantee payment of the Loans on the same terms as the guarantee of such obligations.

(e)                                  Each such additional Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose and corporate benefit, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

SECTION 8.7                                                                                 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i)                                     pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii)                                  pay any Debt owed to the Parent Guarantor or any other Restricted Subsidiary;

(iii)                               make loans or advances to the Parent Guarantor or any other Restricted Subsidiary; or

(iv)                              transfer any of its properties or assets to the Parent Guarantor or any other Restricted Subsidiary.

(b)                                 The provisions of paragraph (a) of this Section 8.7 shall not apply to:

(i)                                     encumbrances and restrictions imposed by this Agreement and the other Senior Finance Documents, the Existing Ardagh Bonds, any Credit Facility, the indentures governing the Existing Ardagh Bonds, the Intercreditor Agreement (or any Additional Intercreditor Agreement), the Senior PIK Notes and the security documents related thereto or by other indentures or agreements governing other Debt Incurred ranking equally with the Loans; provided that the encumbrances or restrictions imposed by such other indentures or agreements are not materially more restrictive, taken as a whole, than the encumbrances or restrictions imposed by this Agreement (as determined in good faith by the board of directors or a member of senior management of the Parent Guarantor);

(ii)                                  any customary encumbrances or restrictions created under any agreements with respect to Debt of the Parent Guarantor or any Restricted Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 8.1, including encumbrances or restrictions imposed by Debt permitted to be Incurred under Credit Facilities or any guarantees thereof in accordance with such covenant; provided that such agreements do not prohibit the payment of interest with respect to the Loans absent a default or event of default under such agreement;

(iii)                               encumbrances or restrictions contained in any agreement in effect on the Closing Date (other than an agreement described in another clause of this paragraph (b));

(iv)                              with respect to restrictions or encumbrances referred to in clause (a)(iv) of this Section 8.7, encumbrances and restrictions that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which the Parent Guarantor or any Restricted Subsidiary is a party;

(v)                                 encumbrances or restrictions contained in any agreement or other instrument of a Person (including its Subsidiaries), acquired by the Parent Guarantor or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (including its Subsidiaries);

(vi)                              encumbrances or restrictions contained in contracts for sales of Capital Stock or assets permitted by the provisions of Section 8.4 with respect to the assets or Capital Stock to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Capital Stock or assets or any of the Parent Guarantor’s Subsidiaries by another Person;

(vii)                           with respect to restrictions or encumbrances referred to in clause (a)(iv) of this Section 8.7, any customary encumbrances or restrictions pertaining to any asset or property subject to a Lien to the extent set forth in the security document or any related document governing such Lien;

(viii)                        encumbrances or restrictions imposed by applicable law or regulation or by governmental licenses, concessions, franchises or permits;

(ix)                              encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(x)                                 customary limitations on the distribution or disposition of assets or property in joint venture agreements entered into the ordinary course of business and in good faith by any Restricted Subsidiary; provided that such encumbrance or restriction is applicable only to such Restricted Subsidiary and its Subsidiaries and provided, further, that:

(A)                               the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable agreements (as determined by the Parent Guarantor); and

(B)                               the Parent Guarantor determines that any such encumbrance or restriction will not materially affect the ability of the Borrowers or any Guarantor to make any anticipated principal or interest payments on the Loans;

(xi)                              in the case of clause (a)(iv) of this Section 8.7, customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations for property acquired in the ordinary course of business;

(xii)                           any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements;

(xiii)                        encumbrances or restrictions with respect to any Permitted Receivables Financing; provided that such encumbrances or restrictions are customarily required by the institutional sponsor or arranger of such Permitted Receivables Financing in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof;

(xiv)                       encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to a Permitted Joint Venture;

(xv)                          encumbrances or restrictions Incurred in accordance with Section 8.2; or

(xvi)                       any encumbrances or restrictions existing under any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xv); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Lenders than those under or pursuant to the agreement so extended, renewed, amended, modified, restated, supplemented, refunded, refinanced or replaced.

SECTION 8.8                                                                                 Designation of Unrestricted and Restricted Subsidiaries.

(a)                                 The Parent Guarantor’s board of directors may designate any Subsidiary (including newly acquired or newly established Subsidiaries) to be an “Unrestricted Subsidiary” only if:

(i)                                     no Default has occurred and is continuing at the time of or after giving effect to such designation;

(ii)                                  the Parent Guarantor would be permitted to make an Investment (including a Permitted Investment described in clause (n) of the definition of Permitted

Investments but excluding any other Permitted Investment) at the time of designation (assuming the effectiveness of such designation) pursuant to Section 8.3 in an amount equal to the greater of (A) the net book value of the Parent Guarantor’s interest in such Subsidiary calculated in accordance with IFRS or (B) the Fair Market Value of the Parent Guarantor’s interest in such Subsidiary;

(iii)                               neither the Parent Guarantor nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary unless (A) the terms of such contract, arrangement, understanding or obligation are no less favorable to the Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent Guarantor or of any Restricted Subsidiary or (B) such contract, arrangement, understanding or obligation is permitted pursuant to Section 8.5;

(iv)                              such Subsidiary does not own any Capital Stock, Redeemable Capital Stock or Debt of, or own or hold any Lien on any property or assets of, or have any Investment in, the Parent Guarantor or any other Restricted Subsidiary;

(v)                                 such Subsidiary is not liable, directly or indirectly, with respect to any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any of the Parent Guarantor’s Debt or Debt of any Restricted Subsidiary; provided that an Unrestricted Subsidiary may provide a Guarantee for the Loans and (if providing a Guarantee of the Loans) the Existing Ardagh Bonds and the Debt outstanding under the Senior Credit Facilities;

(vi)                              such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Parent Guarantor and its Subsidiaries; and

(vii)                           such Subsidiary is a Person with respect to which neither the Parent Guarantor nor any of the Restricted Subsidiaries has any direct or indirect obligation to:

(A)                               subscribe for additional Capital Stock of such Person; or

(B)                               maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

(b)                                 In the event of any designation of a Subsidiary as an Unrestricted Subsidiary in accordance with this Section 8.8, the Parent Guarantor shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 8.3 for all purposes of this Agreement in an amount equal to the greater of (i) the net book value of the Parent Guarantor’s interest in such Subsidiary calculated in accordance with IFRS or (ii) the Fair Market Value of the Parent Guarantor’s interest in such Subsidiary.

(c)                                  Neither the Parent Guarantor nor any Restricted Subsidiary shall at any time:

(i)                                     provide a guarantee of, or similar credit support to, any Debt of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Debt); provided that the Parent Guarantor or any Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledgee has no claim whatsoever against the Parent Guarantor or any Restricted Subsidiary other than to obtain such pledged property, except to the extent permitted under Section 8.3 and Section 8.5;

(ii)                                  be directly or indirectly liable for any Debt of any Unrestricted Subsidiary, except to the extent permitted under Section 8.3 and Section 8.5; or

(iii)                               be directly or indirectly liable for any other Debt that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Debt that is Debt of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary).

(d)                                 The Parent Guarantor’s board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

(i)                                     no Default or Event of Default has occurred and is continuing at the time of or will occur and be continuing after giving effect to such designation; and

(ii)                                  unless such redesignated Subsidiary shall not have any Debt outstanding (other than Debt that would be Permitted Debt), immediately before and after giving effect to such proposed designation, and after giving pro forma effect to the Incurrence of any such Debt of such redesignated Subsidiary as if such Debt was Incurred on the date of the redesignation, the Parent Guarantor could Incur €1.00 of additional Debt (other than Permitted Debt) pursuant to Section 8.1.

(e)                                  Any designation of a Subsidiary as an Unrestricted Subsidiary or Restricted Subsidiary by the Parent Guarantor’s board of directors in accordance with this Section 8.8 shall be evidenced to the Administrative Agent by filing a resolution of the Parent Guarantor’s board of directors with the Administrative Agent giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions, and giving the effective date of such designation.  Any such filing with the Administrative Agent must occur within 45 days after the end of the Parent Guarantor’s fiscal quarter in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Parent Guarantor’s fiscal year, within 90 days after the end of such fiscal year).

SECTION 8.9                                                                                 Consolidation, Merger and Sale of Assets.

(a)                                 The Parent Guarantor shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of, or take any action pursuant to any resolution passed by the Parent Guarantor’s board of directors or shareholders with respect to a demerger or division pursuant to which the Parent Guarantor would dispose of, all or substantially all of the Parent Guarantor’s properties and assets (other than Capital Stock, Debt or other securities of any Unrestricted Subsidiary) to any Person or Persons and the Parent Guarantor shall not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets (other than Capital Stock, Debt or other securities of any Unrestricted Subsidiary) of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons.

(b)                                 Section 8.9(a) shall not apply if:

(i)                                     at the time of, and immediately after giving effect to, any such transaction or series of transactions, either the Parent Guarantor will be the continuing corporation or the Surviving Entity;

(A)                               will be a corporation duly incorporated and validly existing under the laws of any member state of the European Union or the European Economic Area, the United States of America, any state thereof, the District of Columbia, Canada, Switzerland, Australia or Bermuda; and

(B)                               expressly assumes, by executing an Accession Document, the Parent Guarantor’s obligations under the Loans and this Agreement and will assume the Parent Guarantor’s obligations under the Security Documents, and the Loans, this Agreement and the Security Documents shall remain in full force and effect as so supplemented;

(ii)                                  immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Obligation of the Parent Guarantor or any Restricted Subsidiary Incurred in connection with or as a result of such transaction or series of transactions as having been Incurred by the Parent Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii)                               immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter fiscal period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Parent Guarantor (or the Surviving Entity if the Parent Guarantor is not the continuing obligor under this Agreement) could Incur at least €1.00 of additional Debt (other than Permitted Debt) under the provisions of Section 8.1;

(iv)                              any Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by written agreement confirmed that its Guarantee will apply to such Person’s obligations under this Agreement and the Loans;

(v)                                 the Liens on Collateral shall remain in full force and effect securing the Loans and the Guarantees, as applicable;

(vi)                              any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets would thereupon become subject to any Lien, the provisions of Section 8.2 are complied with; and

(vii)                           the Parent Guarantor or the Surviving Entity shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, an Officer’s Certificate (attaching the computations to demonstrate compliance with clause (iii) above) and an opinion of independent counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition comply with the requirements of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied and that this Agreement and the Loans constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms.

(c)                                  The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Agreement, but, in the case of a lease of all or substantially all of the Parent Guarantor’s assets, the Parent Guarantor shall not be released from the obligation to pay the principal of, premium, if any, and interest, on the Loans.

(d)                                 Subject to Section 8.9(e) and Section 8.9(f), nothing in this Agreement shall prevent (i) any Restricted Subsidiary from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Parent Guarantor or any other Restricted Subsidiary or (ii) any Subsidiary Guarantor from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Parent Guarantor, either Borrower or another Subsidiary Guarantor (and upon any such transfer, the Guarantee of the transferring Subsidiary Guarantor shall automatically be released); provided that if such Restricted Subsidiary is a party to any of the Security Documents, arrangements satisfactory to the Administrative Agent are made to maintain the Lien on Collateral granted under such Security Documents.

(e)                                  The U.S. Borrower shall not merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that the U.S. Borrower may merge, amalgamate or consolidate with or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of a Restricted Subsidiary (including a merger, the purpose of which is to reorganize the U.S. Borrower into a new jurisdiction in any state of the United States or the District of Columbia); provided that the U.S. Borrower shall be the continuing or surviving Person or the Surviving Entity shall (A) expressly assume the obligations of the U.S. Borrower pursuant to documents reasonably acceptable to the Administrative Agent and (B) be organized in the United States, any state thereof or the District of Columbia.

(f)                                   The Co-Borrower shall not merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that the Co-Borrower may merge, amalgamate or consolidate with or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of a Restricted Subsidiary; provided that the Co- Borrower shall be the continuing or surviving Person or the Surviving Entity shall (A) expressly assume the obligations of the Co-Borrower pursuant to documents reasonably acceptable to the Administrative Agent and (B) be organized in Luxembourg.

SECTION 8.10                                                                          Successor Substituted.  Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Parent Guarantor in accordance with Section 8.9 of this Agreement, any Surviving Entity formed by such consolidation or into which a Borrower or the Parent Guarantor is merged or to which such sale, conveyance, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, a Borrower or the Parent Guarantor under this Agreement with the same effect as if such Surviving Entity had been named as a Borrower or the Parent Guarantor herein; provided that a Borrower or the Parent Guarantor shall not be released from its obligation to pay the principal of, premium, if any, or interest on the Loans in the case of a lease of all or substantially all of its property and assets.

ARTICLE 9

EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each an “Event of Default”):

SECTION 9.1                                                                                 Payments.  The Borrowers shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five Business Days or more days, in the payment when due of any interest on the Loans or any Fees or of any other amounts owing hereunder or under any other Senior Finance Document.

SECTION 9.2                                                                                 Representations, Etc.  Any representation, warranty or statement made or deemed made by any Obligor herein or in any other Senior Finance Document or any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

SECTION 9.3                                                                                 Covenants.  Any Obligor shall:

(a)                                 default in the due performance or observance by it of any term, covenant or agreement contained in Section 4.3, Section 7.1(e), Section 7.5 (to the extent it relates to a Borrower) or Article 8 and such default (other than any default related to the performance or observance of the covenants or agreements contained in Section 4.3, Section 8.4, Section 8.9 or Section 8.10) shall continue unremedied for a period of at least 5 days after the earlier of (x) receipt of written notice by the Parent Guarantor from the Administrative Agent or the Required

Lenders and (y) any Borrower or the Parent Guarantor becoming aware of such default (it being understood that such notice and time period shall not apply with respect to default related to the performance or observance of the covenants or agreements contained in Section 4.3, Section 8.4, Section 8.9 or Section 8.10); or

(b)                                 default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.1 or 9.2 or clause (a) of this Section 9.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after the earlier of (x) receipt of written notice by the Parent Guarantor from the Administrative Agent or the Required Lenders and (y) any Borrower or the Parent Guarantor becoming aware of such default.

SECTION 9.4                                                                                 Default Under Other Agreements.  With respect to any Debt (other than the Obligations) of the Parent Guarantor or any Restricted Subsidiary exceeding (A) for so long as any of the 2007 Senior Notes and the January 2010 Senior Notes are outstanding, €20,000,000 or (B) thereafter, €60,000,000, (a) there is a default in any payment of principal, premium, if any, or interest, beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created or (b) there is a default or breach in the observance or performance of any agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition in the nature of a default or breach shall occur or exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, any such Debt to become due or to require the prepayment, repurchase, defeasance or redemption of such Debt prior to its stated maturity; provided that this Section 9.4 shall not apply to (i) any secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if such Debt is prepaid when due and (ii) any such Debt that becomes due as a result of a refinancing thereof permitted by this Agreement.

SECTION 9.5                                                                                 Bankruptcy, Etc.

(a)                                 The entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Parent Guarantor or any Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Parent Guarantor or any Material Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Parent Guarantor or any Material Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Parent Guarantor or any Material Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 100 consecutive days; or

(b)                                 the Parent Guarantor or any Material Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy

Law, (B) the Parent Guarantor or any Material Subsidiary consents to the entry of a decree or order for relief in respect of the Parent Guarantor or such Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Parent Guarantor or any Material Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Parent Guarantor or such Material Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due.

SECTION 9.6                                                                                 ERISA.

(a)                                 The occurrence of a Reportable Event or the failure by a Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case, which has or is reasonably likely to have a Material Adverse Effect; or

(b)                                 The imposition of a Lien under ERISA on any Obligor or ERISA Affiliate or the termination of a Plan, in each case, which has or is reasonably likely to have a Material Adverse Effect; provided, however, that no imposition of a Lien or the termination of the SGCI Plan in connection with the SGCI Litigation shall result in an Event of Default; or

(c)                                  The incurrence by any Obligor or any ERISA Affiliate of Withdrawal Liability that has or is reasonably likely to have a Material Adverse Effect.

SECTION 9.7                                                                                 Invalidity of Senior Finance Documents.

(a)                                 any Guarantee ceases to be, or shall be asserted in writing by any Guarantor, or any Person acting on behalf of any Guarantor, not to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Agreement, any Guarantee, the Intercreditor Agreement or any Additional Intercreditor Agreement); or

(b)                                 the Security Interests purported to be created under any Security Document will, at any time, cease to be in full force and effect and constitute a valid and perfected Lien with the priority required by the applicable Security Document, the Intercreditor Agreement and/or any Additional Intercreditor Agreement for any reason other than the satisfaction in full of all obligations under this Agreement and termination of this Agreement or in accordance with the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Interest purported to be created under any Security Document is declared invalid or unenforceable or the Parent Guarantor or any Subsidiary Guarantor granting Collateral the subject of any such Security Interest asserts, in any pleading in any court of competent jurisdiction, that any such Security Interest is invalid or unenforceable and (but only in the event that such failure to be in full force and effect or such assertion is capable of being cured without imposing any new hardening period, in equity or at law, that such Security Interest was not otherwise subject immediately prior to such failure or assertion) such failure to be in full force and effect or such assertion has continued uncured for a period of 15 days.

SECTION 9.8                                                                                 Judgments.  One or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be entered against the Parent Guarantor or any Material Subsidiary, either individually or in an aggregate amount, in excess of (A) for so long as any of the 2007 Senior Notes or the January 2010 Senior Notes are outstanding, €20,000,000 or (B) thereafter, €60,000,000, and either a creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree was not (by reason of pending appeal or otherwise) in effect.

Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon written request of the Required Lenders, shall, by written notice to the Borrowers and the Parent Guarantor, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Obligor, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.5 shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified below shall occur automatically without the giving of such notice):  declare the principal of and any accrued interest and fees in respect of all Loans and Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

ARTICLE 10

THE AGENTS

SECTION 10.1                                                                          Appointment.

(a)                                 Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Senior Finance Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Senior Finance Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Senior Finance Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Article 10 (other than Section 10.9 with respect to the Borrowers) are solely for the benefit of the Agents, the Arranger and the Lenders, and no Obligor shall have rights as third party beneficiary of any such provision.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Senior Finance Document or otherwise exist against the Administrative Agent.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Arranger, in its capacity as such, shall not have any obligations, duties or responsibilities under this

Agreement but (to the extent it is an Agent or otherwise referred to in this Article 10) shall be entitled to all benefits of this Article 10.

(c)                                  Notwithstanding anything to the contrary in this Agreement, each Lender shall be deemed to have authorized each of the Administrative Agent and the Security Agent to enter into the Intercreditor Agreement and the Heye International Letter and shall be deemed to have agreed to be bound by all the terms and provisions therein.

SECTION 10.2                                                                          Delegation of Duties.  The Administrative Agent and the Security Agent may each execute any of its duties under this Agreement and the other Senior Finance Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Administrative Agent nor the Security Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 10.3                                                                          Exculpatory Provisions.  No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Bank Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Senior Finance Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders or any Participant for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Senior Finance Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Senior Finance Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Senior Finance Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Obligor to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Senior Finance Document, or to inspect the properties, books or records of any Obligor or any Affiliate thereof.  The Security Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Senior Finance Document, or to inspect the properties, books or records of any Obligor or any of its Affiliates.

SECTION 10.4                                                                          Reliance by Agents.  The Administrative Agent and the Security Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any of the Obligors), independent accountants and other experts selected by the Administrative Agent or the Security Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent and the Security Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Senior Finance Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as expressly required hereby) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Security Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Senior Finance Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as expressly required hereby), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Security Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Senior Finance Document or applicable law.  For purposes of determining compliance with the conditions specified in Article 5 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 10.5                                                                          Notice of Default.  Neither the Administrative Agent nor the Security Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Security Agent has received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Security Agent.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

SECTION 10.6                                                                          Non-Reliance on Administrative Agent, Security Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor the Security Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Bank Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Security Agent hereinafter taken, including any review of the affairs of any Obligor, shall be deemed to constitute any representation or warranty by the Administrative Agent or Security Agent to any Lender.  Each Lender represents to the Administrative Agent and the Security Agent that it has, independently and without reliance upon the Administrative Agent, Security Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Obligors and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Security Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Senior Finance Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Security Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Obligor that may come into the possession of the Administrative Agent or Security Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Bank Affiliates.

SECTION 10.7                                                                          Indemnification.  The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Senior Finance Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Security Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Senior Finance Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7.  In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 10.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Senior Finance Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct.  The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 10.8                                                                                      Agents in Their Individual Capacities.  Each Agent and its Bank Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Obligor as though such Agent were not an Agent hereunder and under the other Senior Finance Documents.  With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Senior Finance Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 10.9                                                                                      Successor Agents.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent Guarantor.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Parent Guarantor (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 9.1 or 9.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or a Bank Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent Guarantor and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Senior Finance Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Senior Finance Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and if such successor is appointed as a successor to the Security Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the U.S. Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Senior Finance Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Guarantor and such successor.  After the retiring Agent’s resignation hereunder and under the other Senior Finance Documents, the provisions of this Article 10 (including Section 10.7) and Section 12.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

SECTION 10.10                                                                               Agents Under Security Documents and Guarantee.  Each Senior Finance Party hereby further authorizes the Administrative Agent or Security Agent, as applicable, on behalf of and for the benefit of the Senior Finance Parties, to be the agent for and representative of the Senior Finance Parties with respect to the Collateral and the Security Documents.  Subject to Section 12.1, without further written consent or authorization from any Senior Finance Party, the Administrative Agent or Security Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented.

SECTION 10.11                                                                               Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Senior Finance Documents to the contrary notwithstanding (other than the Intercreditor Agreement), the Obligors, the Agents and each Senior Finance Party hereby agree that (i) no Senior Finance Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Senior Finance Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Security Agent, and (ii) in the event of a foreclosure by the Security Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Security Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Security Agent, as agent for and representative of the Senior Finance Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Security Agent at such sale or other disposition.

SECTION 10.12                                                                               Withholding Tax.  To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Senior Finance Document an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 4.5, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Senior Finance Document against any amount due the Administrative Agent under this Section 10.12.  The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE 11

GUARANTEE

SECTION 11.1                                                                          Guarantee; Limitation of Liability.

(a)                                 Subject to the occurrence of and from and after the Closing Date, each Guarantor, jointly and severally, hereby fully and, subject to the limitations on the effectiveness and enforceability set forth in Section 11.7, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Obligor now or hereafter existing under or in respect of the Senior Finance Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”).  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Obligor to any Senior Finance Party under or in respect of the Senior Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Obligor.

(b)                                 Subject to the occurrence of and from and after the Closing Date, each Guarantor hereby unconditionally and irrevocably agrees, subject to the limitations on the effectiveness and enforceability set forth in Section 11.7, that in the event any payment shall be required to be made to any Senior Finance Party under this Guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Senior Finance Parties under or in respect of the Senior Finance Documents.

SECTION 11.2                                                                          Guarantee Absolute.  Subject to the occurrence of and from and after the Closing Date, each Guarantor guarantees that the Guaranteed Obligations will be paid in accordance with the terms of the Senior Finance Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Senior Finance Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guarantee are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Senior Finance Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guarantee, irrespective of whether any action is brought against either Borrower or any other Obligor or whether either Borrower or any other Obligor is joined in any such action or actions.  The liability of each Guarantor under this Guarantee shall be irrevocable, absolute and unconditional, subject to the limitations on the effectiveness and enforceability set forth in Section 11.7, irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i)                                     any lack of validity or enforceability of any Senior Finance Document or any agreement or instrument relating thereto;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Senior Finance Documents, or any other amendment or waiver of or any consent to departure from any Senior Finance Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or any of its Subsidiaries or otherwise;

(iii)                               any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other Guarantee, for all or any of the Guaranteed Obligations;

(iv)                              any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Senior Finance Documents or any other assets of any Obligor or any of its Subsidiaries;

(v)                                 any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

(vi)                              any failure of any Senior Finance Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Senior Finance Party (each Guarantor waiving any duty on the part of the Senior Finance Parties to disclose such information);

(vii)                           the failure of any other Person to execute or deliver this Guarantee, any Accession Document or any other Guarantee or agreement or the release or reduction of liability of any Guarantor or the Parent or other guarantor or surety with respect to the Guaranteed Obligations; or

(viii)                        any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Senior Finance Party that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Senior Finance Party or any other Person upon the insolvency, bankruptcy or reorganization of either Borrower or any other Obligor or otherwise, all as though such payment had not been made.

SECTION 11.3                                                                          Waivers and Acknowledgments.

(a)                                 Subject to the occurrence of and from and after the Closing Date, each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that any Senior Finance Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other Person or any Collateral.

(b)                                 Subject to the occurrence of and from and after the Closing Date, each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                                  Subject to the occurrence of and from and after the Closing Date, each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Senior Finance Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)                                 Subject to the occurrence of and from and after the Closing Date, each Guarantor acknowledges that the Security Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guarantee, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Security Agent and the other Senior Finance Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)                                  Subject to the occurrence of and from and after the Closing Date, each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Senior

Finance Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor or any of its Subsidiaries now or hereafter known by such Senior Finance Party.

(f)                                   Subject to the occurrence of and from and after the Closing Date, each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Senior Finance Documents and that the waivers set forth in Section 11.2 and this Section 11.3 are knowingly made in contemplation of such benefits.

SECTION 11.4                                                                          Subrogation.  Subject to the occurrence of and from and after the Closing Date, each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against either Borrower or any other Obligor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guarantee or any other Senior Finance Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Senior Finance Party against either Borrower, any other Obligor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from either Borrower or any other Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee (other than contingent indemnity and expense reimbursement obligations for which a claim has not been made) shall have been paid in full in cash, and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee (other than contingent indemnity and expense reimbursement obligations for which a claim has not been made), such amount shall be received and held in trust for the benefit of the Senior Finance Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Senior Finance Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising.  If all of the Guaranteed Obligations and all other amounts payable under this Guarantee (other than contingent indemnity and expense reimbursement obligations for which a claim has not been made) shall have been paid in full in cash, the Senior Finance Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guarantee.

SECTION 11.5                                                                          Additional Guarantors.  Subject to the occurrence of and from and after the Closing Date, upon the execution and delivery by any Person of an Accession Document pursuant to which such Person agrees to be a Guarantor, (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guarantee to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Senior Finance Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guarantee”, “hereunder”, “hereof” or words of like import referring to this Guarantee, and each reference in any other Senior Finance Document to the “Guarantee”, “thereunder”, “thereof” or words of like import referring to this Guarantee, shall mean and be a reference to this Guarantee as supplemented by such Accession Document.

SECTION 11.6                                                                          Continuing Guarantee; Assignments.  This Guarantee is a continuing Guarantee and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Senior Finance Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, subject to Section 12.6, any Senior Finance Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Senior Finance Party herein or otherwise, in each case as and to the extent provided in Section 12.6.

SECTION 11.7                                                                          Guarantee Limitations.

(a)                                 Notwithstanding any other provisions of this Agreement, the obligations of each Obligor under its Guarantee shall be limited under the relevant laws applicable to such Obligor and the granting of such Guarantee (including the Bankruptcy Code and laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences, or transactions under value) to the maximum amount payable such that such Guarantee shall not constitute a fraudulent conveyance, fraudulent transfer, voidable preference, a transaction under value or unlawful financial assistance or otherwise, or under similar laws affecting the rights of creditors generally, cause such Obligor to be insolvent under relevant law or such Guarantee to be void, unenforceable or ultra vires or cause the directors of such Guarantor to be held in breach of applicable corporate or commercial law providing for such Guarantee.

(i)                                     With respect to any Guarantor executing and delivering an Accession Document, to the extent the other provisions of Section 11.7 do not apply to such Guarantor, the obligations of such Guarantor in respect of the Guarantee under this Article 11 shall be subject to any limitations set out in the relevant Accession Document.

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 England.  The Guarantee does not apply to any liability to the extent that it would result in the Guarantee constituting unlawful financial assistance within the meaning of Sections 678 and 679 of the Companies Act 2006 of England and Wales (or any successor provision) and, with respect to any additional Guarantor, is subject to any limitations set out in the accession agreement applicable to such additional Guarantor.

(e)                                  [Reserved].

(f)                                   Germany.

(i)                                     The Administrative Agent agrees, other than in accordance with the procedures set out in paragraphs (ii) to (iv) below, not to enforce any guarantee entered into hereunder or any other obligation incurred hereunder by a Guarantor in the form of a GmbH, a GmbH & Co. KG or a GmbH & Co. oHG (a “German Guarantor”) if and to the extent that (i) such guarantee or obligation is an Up-Stream or Cross-Stream Guarantee (save for any guarantee for any part of the aggregate amount of the Obligations to the extent than an equivalent amount of the proceeds of the Loans has been on-lent to that German Guarantor or its Subsidiaries, or in the case of a GmbH & Co. oHG, a GmbH partner and the GmbH partners’ subsidiaries (and/or in the case of a GmbH & Co. KG, its general partner and the general partner’s Subsidiaries)) (and such amount on-lent has not been returned prior to the time of the intended enforcement) and (ii) the enforcement would otherwise lead to the situation that such German Guarantor did not have sufficient net assets (Reinvermögen) to maintain its (or, in the case of a GmbH & Co. KG, its general partner’s, or, in the case of a GmbH & Co. oHG, a GmbH partner’s) stated share capital (Stammkapital) or increase an existing shortage of the stated share capital; provided that for the purposes of the calculation of the enforceable amount (if any) the following balance sheet items shall be adjusted as follows:

(A)                               the amount of any increase of stated share capital (Stammkapital) of such German Guarantor (or, in the case of a GmbH & Co. KG, the stated share capital of its general partner, or, in the case of a GmbH & Co. oHG, the stated share capital of a GmbH Partner’s) after the date such German Guarantor has become a party to the Agreement that has been effected without the prior written consent of the Administrative Agent or other than as permitted pursuant to the Agreement shall be deducted from the stated share capital (Stammkapital);

(B)                               shareholder loans provided to such German Guarantor (and/or, in the case of a GmbH & Co. KG, its general partner, and/or, in the case of a GmbH & Co. oHG, a GmbH partner) by the Borrowers, the Parent Guarantor or their respective Subsidiaries shall be disregarded;

(C)                               loans and other contractual liabilities incurred by such German Guarantor and/or, in the case of a GmbH & Co. KG, its general partner, and/or, in the case of a GmbH & Co. oHG, a GmbH partner in violation of the provisions of any of this Agreement shall be disregarded to the extent such violation can be attributed to willful misconduct or negligence of the managing directors (Geschäftsführer) of such German Guarantor (or, in the case of a GmbH & Co. KG, its general partner, or, in the case of a GmbH & Co. oHG, such GmbH partner); and

(D)                               the net assets shall take into account the costs of the Auditor’s Determination (as defined in paragraph (iv) below), either as a reduction of assets or an increase of liabilities.

(ii)                                  A German Guarantor (and, in the case of a GmbH & Co. KG, its general partner, and, in the case of a GmbH & Co. oHG, a GmbH partner) shall realize, to the extent legally permitted and commercially reasonable (with regard to costs and efforts involved), in a situation where it does not have sufficient net assets to maintain its (or, if the relevant German Guarantor is a GmbH & Co. KG, its general partner’s, or, in the case of a GmbH & Co. oHG, a GmbH partner’s) stated share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the relevant asset is not necessary for the relevant German Guarantor’s business (betriebsnotwendig).  In addition, the relevant German Guarantor shall take all other measures legally permitted and commercially justifiable (including but not limited to the netting of claims and obligations vis-à-vis third parties (Aufrechmung) to avoid a situation described in paragraph (i) above.

(iii)                               Without prejudice to the content of paragraph (i) above, within ten Business Days following a notification by the Administrative Agent of its intention to enforce the guarantee granted by a German Guarantor (the “Enforcement Notice”) such German Guarantor shall pay to the Administrative Agent the amount of such Cross-Stream and/or Up-Stream Guarantee which can be enforced without causing the net assets of such German Guarantor (or, in the case of a GmbH & Co. KG, its general partner, or, in the case of a GmbH & Co. oHG, a GmbH partner), to fall below its stated share capital (the “Recovery Amount”) and which is based on the registered share capital and amount of net assets shown in the most recent balance sheet or interim balance sheet of such German Guarantor (or, in the case of a GmbH & Co. KG, its general partner, or, in the case of a GmbH & Co. oHG, such GmbH partner) (a copy of such balance sheet to be made available to the Administrative Agent within ten Business Days of the Enforcement Notice), or such lower or higher amount as the managing directors on behalf of such German Guarantor have confirmed in writing to the Administrative Agent within ten Business Days of the Enforcement Notice (i) as being the Recovery Amount and/or (ii) as being enforceable pursuant to paragraph (i) above.

(iv)                              Further, each German Guarantor shall within twenty Business Days following an Enforcement Notice, obtain a determination by auditors of international standard and reputation appointed by the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner, or, in the case of a GmbH & Co. oHG, the relevant GmbH partner) (the “Auditor’s Determination”) of the (1) Recovery Amount (such determination to take into account the balance sheet adjustments set out in paragraph (i) above) and (2) an estimate of the liabilities, damages, costs, fees and expenses reasonably expected to result from a liquidation of the relevant German Guarantor and such German Guarantor shall, not later than five Business Days after receipt of such Auditor’s Determination pay to the Administrative Agent for the benefit of the Lenders the additional amount (if any) by which the Recovery Amount determined in the Auditor’s Determination exceeds the amount (if any) paid to the Administrative Agent for the benefit of the Lenders pursuant to paragraph (iii) above.

(v)                                 If the Administrative Agent disagrees with the Auditor’s Determination, the Administrative Agent and/or Lenders shall be entitled to further pursue in court its payment claims under the guarantees granted by the respective German Guarantor (if any) in excess of the amounts paid or payable pursuant to paragraph (iii) and/or (iv) above, by claiming in court that demanding payment under the guarantee against the German Guarantor does not violate sections 30 and 31 of the German Limited Liabilities Company Act (GmbHG).

(vi)                              For the purposes of this Section 11.7(f), “Up-Stream or Cross-Stream Guarantee” shall mean any direct or indirect guarantee or other security interest for the obligations or liabilities of a member of the Group (as defined below) that is not a direct or indirect subsidiary of such German Guarantor (or, in the case of a GmbH & Co. KG, its general partner, or, in the case of a GmbH & Co. oHG, a GmbH partner).  For the avoidance of doubt, any guarantee or other security interest for the obligations or liabilities of a direct or indirect subsidiary of a German Guarantor (or, in the case of a GmbH & Co. KG, its general partner, or, in the case of a GmbH & Co. oHG, a GmbH partner) shall be regarded as Up-Stream or Cross-Stream Guarantee if and to the extent such guarantee secures the obligations or liabilities (including guarantees) of such member of the Group towards a member of the Group that is not a direct or indirect subsidiary of the German Guarantor (or, in the case of a GmbH & co. KG, its general partner, or, in the case of a GmbH & Co. oHG, a GmbH partner).  For purposes of this Section 11.7(f), “Group” shall mean the Parent Guarantor, the Borrowers and their respective Subsidiaries from time to time.

(vii)                           The limitations set out in this section 11.7(f) shall not apply:

(A)                               if and for so long as the relevant German Guarantor is party to an affiliation agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) as dominated and/or distributing entity; or

(B)                               the relevant German Guarantor has or would acquire any recourse claim (Rückgriffsanspruch) against a shareholder or another member of the Group (the “Recourse Claim”) as a result of the enforcement of the Up-Stream or Cross-Stream Guarantee, if and to the extent that such Recourse Claim is valuable (werthaltig).

(g)                                  [Reserved].

(h)                                 Ireland.  The Guarantee shall not be lawful if it constitutes financial assistance to any person for the purpose of or in connection with the subscription for or the purchase of shares in the Guarantor or a holding company of the Guarantor contrary to Section 60 of the Companies Act 1963 as amended.

(i)                                     Italy.  Notwithstanding anything to the contrary in this Agreement, the obligations of each Guarantor incorporated under the laws of Italy (an “Italian Guarantor”) under the Guarantee:

(i)                  shall not include or extend, directly or indirectly, to any indebtedness Incurred by the Borrowers and/or by any direct or indirect controlling entity of such Italian Guarantor in relation to the financing and/or refinancing of the acquisition or subscription of shares issued or to be issued by such Italian Guarantor or issued or to be issued by any direct or indirect controlling entity of such Italian Guarantor or any other indebtedness the Incurrence of which would constitute a violation of the provisions of Italian law in relation to financial assistance (namely articles 2358 and 2474 of the Italian Civil Code); and

(ii)               shall be limited, at any time, to an amount equal to the higher of:

(A)                               its current net worth as stated in its latest financial statements (bilancio d’esercizio), duly approved by its shareholder meeting, at the date on which such Italian Guarantor becomes a party hereto as a Guarantor or, if higher, at any time thereafter; and

(B)                               the aggregate amount (if any) of the Loans and the Existing Ardagh Bonds directly or indirectly on-lent or otherwise provided to the Italian Guarantor and/or any subsidiary(ies) of such Italian Guarantor under any intercompany loans or similar arrangements and outstanding at that date, net of proceeds already received pursuant to the enforcement of its guarantee and security in relation to the issuance of the Existing Ardagh Bonds.

For the avoidance of doubt, any payment made by an Italian Guarantor under any and each guarantee granted by it shall automatically reduce pro tanto the outstanding amount of the relevant intercompany loans or similar arrangements due by such Italian Guarantor to the Borrowers and their respective subsidiaries.

In any event, for the purposes and pursuant to article 1938 of the Italian Civil Code, the maximum amount that each Italian Guarantor may be required to pay in respect of its obligations as Guarantor under this Agreement shall not exceed €200,000,000.

(j)                                    Additional Obligors.  With respect to any Guarantor joining to this Agreement after the Closing Date, to the extent the other provisions of this Section 11.7 do not apply to such Guarantor, the obligations of such Guarantor in respect of the guarantee under this Article 11 shall be subject to any limitations set out in the relevant Accession Document.

ARTICLE 12

MISCELLANEOUS

SECTION 12.1                                                                          Amendments, Waivers and Releases.

(a)                                 Except as provided in Sections 2.15, neither this Agreement nor any other Senior Finance Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the

Security Agent may, from time to time, (a) enter into with the relevant Obligor or Obligors written amendments, supplements or modifications hereto and to the other Senior Finance Documents for the purpose of amending, supplementing or modifying any provisions to this Agreement or the other Senior Finance Documents or changing in any manner the rights of the Lenders or of the Obligors hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Security Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Senior Finance Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the date for the payment of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or change the coin or currency in which the principal of any Loan or any premium or payment pursuant to Section 2.10, Section 2.11 or Section 4.5 or the interest thereon is payable, in each case without the written consent of each Lender directly and adversely affected thereby, (ii) amend, modify or waive any provision of Article 10 without the written consent of the then-current Administrative Agent and Security Agent in a manner that directly and adversely affects such Person, (iii) change any Commitment to a revolving credit commitment without the prior written consent of each Lender directly and adversely affected thereby, (iv) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, (v) except as otherwise permitted under Section 8.9, permit the assignment or transfer by either Borrower or any Guarantor of any of its rights and obligations under this Agreement without the consent of each Lender, or (vi) (A) reduce any percentage specified in the definition of “Required Lenders” without the consent of each Lender or (B) otherwise amend, modify or waive any provision of this Section 12.1 that has the effect of reducing the number of Lenders that must approve any amendment, modification or waiver, in each case without the written consent of each Lender (other than any technical amendments and modifications to this Section 12.1 for the purpose of adding voting rights and voting mechanics with respect to new Class of Loans); provided, further, that any waiver, amendment or modification of this Agreement that by its terms solely affects the rights or duties under this Agreement of Lenders holding Loans of a particular Class or Classes may be effected by an agreement or agreements in writing entered into by the Obligors and the requisite percentage in interest of the Dollar Amount of the affected Class or Classes of Lenders that would be required to consent thereto under this Section 12.1 if such Class or Classes of Lenders were the only Class of Lenders hereunder at the time.

(b)                                 Any such waiver and any such amendment, supplement or modification shall be binding upon each Obligor, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, each Obligor, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Senior Finance Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(c)                                  Notwithstanding the foregoing, in addition to any New Term Loans and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.15, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Obligors and the lenders providing such additional credit facilities (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Senior Finance Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.

(d)                                 Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Obligors and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans and accrued and unpaid interest with respect to such Refinanced Term Loans and any reasonable fees, premiums and expenses relating to such refinancing, (b) the Applicable ABR Margin and Applicable LIBOR Margin for such Replacement Term Loans shall not be higher than the Applicable ABR Margin and Applicable LIBOR Margin for such Refinanced Term Loans, (c) the Average Life of such Replacement Term Loans shall not be shorter than the remaining Average Life of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans, than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest Stated Maturity of the Loans of such Class in effect immediately prior to such refinancing.

(e)                                  In addition, notwithstanding the foregoing, at the direction of the Parent Guarantor and without the consent of the Lenders or any other Senior Finance Party, the Administrative Agent may from time to time enter into one or more amendments to this Agreement to cure any ambiguity, omission, defect or inconsistency or reflect changes of a minor, technical or administrative nature.

(f)                                   The Lenders hereby authorize the Administrative Agent and the Security Agent to execute and deliver (and, at the request of the Parent Guarantor, each of the Administrative Agent and the Security Agent agrees to execute and deliver) any document to the extent necessary to evidence the release of Liens on the Collateral granted by a Subsidiary

Guarantor (and the Liens, if any, over the Capital Stock of such Subsidiary Guarantor) to the Security Agent by the Obligors on any Collateral as follows:  The Liens on the Collateral granted by a Subsidiary Guarantor (and the Liens, if any, over the Capital Stock of such Subsidiary Guarantor) shall be automatically and unconditionally released without any action by the Security Agent (a) upon any sale or disposition of (A) Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Restricted Subsidiary or (B) all or substantially all of the properties and assets of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor, a Restricted Subsidiary or any Affiliate of the Parent Guarantor and that does not violate Section 8.4; (b) in the event that all of the Capital Stock of such Subsidiary Guarantor is sold or otherwise disposed of pursuant to an enforcement of security over the Capital Stock of such Subsidiary Guarantor under the applicable Security Document(s) in accordance with the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement; (c) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; (d) in the circumstances set forth in Section 8.9(c); and (e) if otherwise permitted under this Section 12.1.

(g)                                  Upon request of the Borrowers or any Guarantor, in connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property permitted by this Agreement (including, without limitation, Sections 7.11 and 8.4 hereof), the Security Agent shall (without notice to, or vote or consent of, any Lender but with notice to the Administrative Agent) take such actions as shall be required (as more particularly described in paragraph (j) of this Section) to release its Security Interest in any Collateral being disposed in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Agreement and the Security Documents and the Administrative Agent shall receive full payment therefor from the Borrower for any costs Incurred thereby.

(h)                                 Upon the request of the Borrowers, the Security Agent shall (without notice to, or vote or consent of, any Lender but with notice to the Administrative Agent) take such actions as shall be required (as more particularly described in paragraph (j) of this Section) to release its Security Interest in any assets constituting inventories and accounts receivable (and other assets customarily relating to inventories and accounts receivable such as insurance proceeds, books and records and other assets) in connection with the granting of a security interest in such Collateral to secure new Debt (where such Debt and security interest are permitted by Section 8.1(b)(ii), as certified to the Administrative Agent in an Officer’s Certificate and an Opinion of Counsel which certification and opinion shall be conclusive); provided that the Parent Guarantor and its Restricted Subsidiaries owning such assets shall grant, immediately after such security interest is granted in respect of the new Debt, a Silent Second Lien in such released Collateral in favor of the Security Agent (on its own behalf and on behalf of the Lenders); provided, further, that the Borrowers shall provide the Security Agent and the Administrative Agent with an Opinion of Counsel regarding the validity and enforceability of a Silent Second Lien, which opinion may be subject to exceptions, limitations and exclusions reasonably determined by such counsel to be necessary or appropriate, in light of applicable law in the relevant jurisdiction.

(i)                                     Any release of Collateral made in compliance with this Section 12.1 shall not be deemed to impair the Lien under the Security Documents or the Collateral thereunder in contravention of the provisions of this Agreement or the Security Documents.

(j)                                    In the event that the Borrowers or any Guarantor seeks to release Collateral, the Borrowers or such Guarantor shall deliver an Officer’s Certificate (which the Administrative Agent and Security Agent shall rely upon in connection with such release) to the Administrative Agent and the Security Agent setting forth that the specified release complies with the terms of this Agreement.  Upon receipt of the Officer’s Certificate and if so requested by the Borrowers or such Guarantor, the Security Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Agreement.

(k)                                 The Lenders hereby authorize the Administrative Agent and the Security Agent to execute and deliver (and, at the request of the Parent Guarantor, each of the Administrative Agent and the Security Agent agrees to execute and deliver) any document to the extent necessary to evidence the release of any Subsidiary Guarantor from its Guarantee as follows:  A Subsidiary Guarantor’s Guarantee shall be automatically and unconditionally released and the Subsidiary Guarantor that granted such Subsidiary Guarantee shall be automatically and unconditionally released from its obligations and liabilities thereunder and hereunder:  (a) upon any sale or disposition of (i) Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the properties and assets of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor, a Restricted Subsidiary or any Affiliate of the Parent Guarantor that does not violate Section 8.4; (b) in the event that all of the Capital Stock of such Subsidiary Guarantor is sold or otherwise disposed of pursuant to an enforcement of the security over the Capital Stock of such Subsidiary Guarantor under the applicable Security Document(s) in accordance with the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement; (c) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; (d) upon the termination of this Agreement and the payment of all Obligations hereunder (except for Obligations under the Intercreditor Agreement and the Security Documents that are not relating to this Agreement and except for contingent indemnification obligations in respect of which a claim has not yet been made); (e) in the circumstances set forth in Section 8.9(d) and (f) if otherwise permitted under this Section 12.1.

Notwithstanding anything to the contrary in this Section 12.1, if at any time following the Closing Date, the Administrative Agent and the Borrowers or the Parent Guarantor shall have jointly identified an obvious error or omission of an administrative, technical or immaterial nature, in each case, in any provision of the Senior Finance Documents, then the Administrative Agent and the Obligors shall be permitted to amend such provision and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of such notice to Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 12.2                                                                          Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Senior Finance Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                                 if to a Borrower, any other Obligor, the Administrative Agent or the Security Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)                                 if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Guarantor, the Administrative Agent and the Security Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 3.2 and 4.1 shall not be effective until received.

SECTION 12.3                                                                          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Security Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Senior Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 12.4                                                                          Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Senior Finance Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 12.5                                                                          Payment of Expenses; Indemnification.  Each of the Obligors agrees, subject to the occurrence of and from and after the Closing Date, (a) to pay or reimburse the Agents, the Arranger and their respective Related Parties for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Senior Finance Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Agents, and any local or special counsel, (b) to pay or reimburse each Agent and each Senior Finance Party for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Senior Finance Documents and any such other documents, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Agents, and any local or special counsel, (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsels, arising out of, in connection with, or as a result of (i) the execution, delivery, enforcement, performance or administration of this Agreement, the other Senior Finance Documents and any such other documents contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby, (ii) the actual or proposed use of the proceeds of the Loans, (iii) the violation of, noncompliance with or liability under, any Environmental Law, in each case, applicable to the Parent Guarantor or any of its Subsidiaries or to any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to the Parent Guarantor or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that none of the Obligors shall have any obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties, or (ii) disputes between and among Persons otherwise entitled to indemnification; provided that each Agent (and its Related Parties), to the extent acting in its capacity as such, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified hereunder.  No Person entitled to indemnification under clause (d) of this Section 12.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Senior Finance Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Obligor, its directors, stockholders or creditors or any other Person, whether or not any Person entitled to indemnification under clause (d) of this Section 12.5 is otherwise a party thereto.  All amounts payable under this Section 12.5 shall be paid within ten Business Days of receipt by the Parent Guarantor of an invoice relating thereto setting forth such expense in reasonable retail.  The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.  This Section 12.5 shall not apply with respect to any claims for Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

SECTION 12.6                                                                          Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer (except to another Obligor as permitted under Section 8.9) any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.6.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 12.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Security Agent and the Lenders and each other Person entitled to indemnification under Section 12.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and, unless an Event of Default under Section 9.1 or 9.5 has occurred and is continuing, the Borrowers (which consents shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent or the Borrowers shall be required for an assignment of any Loan to a Lender, a Bank Affiliate of a Lender or an Approved Fund.  Notwithstanding the foregoing, no such assignment shall be made to a natural person, any Obligor or any Affiliate of any Obligor (except as permitted under the last sentence of Section 4.1(a) or under clause (g) below).  Notwithstanding anything in this Section 12.6 to the contrary, if the Borrowers have not given the Administrative Agent written notice of its objection to an assignment within ten days after written notice of such assignment, the Borrowers shall be deemed to have consented to such assignment.

(i)                                     Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, a Bank Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 and increments of $1,000,000 in excess thereof in the case of Dollar Term Loans or (y) €1,000,000 and increments of €1,000,000 in excess thereof in the case of Euro Term Loans, unless the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that contemporaneous assignments to a single assignee made by Bank Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                               each partial assignment in respect of any Class of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments or Loans;

(C)                               The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (1) an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and (2) an Assignment and Assumption.

(ii)                                  Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 12.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, Section 4.5, and 12.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 12.6.

(iii)                               The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and related stated interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, each Register shall contain the name and address of the Administrative Agent and the Lending Office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Security Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Security Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice and copies shall be available to the Borrowers upon request.

(iv)                              Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire, the processing and recordation fee referred to in clause (b) of this Section 12.6 and any written consent to such assignment required by clause (b) of this Section 12.6, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.

(v)                                 If (A) a Lender assigns or transfers any of its rights or obligations under the Senior Finance Documents or changes its Lending Office; and (B) as a result of circumstances existing at the date of the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the Transferee or Lender acting through its new Lending Office under Section 2.10, then the Transferee or Lender acting through its new Lending Office is only entitled to receive payment under those Sections to the same extent as the transferor or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred.

(c)                                  (i)  Any Lender may, without the consent of any Obligor or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Senior Finance Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the second proviso to Section 12.1(a) that affects such Participant.  Subject to clause (c)(iii) of this Section 12.6, each Obligor agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 4.5 (subject to the requirements and limitations of such Sections and Section 12.7 (it being understood that documentation required under Section 4.5(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 12.8(a) as though it were a Lender.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related stated interest amounts) of each Participant’s interest in the Loan or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding any notice to the contrary.  Each Participant Register shall be available for inspection by the Borrowers to the extent reasonably necessary in connection with a Tax audit or other inquiry to establish the status of the Loans as obligations in registered form.

(iii)                               A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11 and Section 4.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place.

(iv)                              To the extent applicable, in the event that a transfer by any of the Lender of its rights and/or obligations under this Agreement (and any relevant Senior Finance Documents) occurred or was deemed to occur by way of novation, the Borrowers and any other Obligor explicitly agree that all securities and guarantees created under any Senior Finance Documents shall be preserved for the benefit of the Participant and the other Lenders in accordance with the provisions of article 1278 of the Luxembourg Civil Code.

(d)                                 Any Lender may, without the consent of any Obligor or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Borrowers hereby agree that, upon request of any Lender at any time and from time to time after the Borrowers have made their initial borrowings hereunder, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a Dollar Term Note or Euro Term Note, substantially in the form of Exhibit C-1 or Exhibit C-2, respectively, evidencing the Initial Term Loans and New Term Loans, respectively, owing to such Lender.

(e)                                  Subject to Section 12.16, each Obligor authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.

(f)                                   The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)                                  (i) Notwithstanding anything else to the contrary contained in this Agreement, any Obligor or Affiliate of an Obligor may purchase from a Lender all or a portion of its Loans or any Lender may assign all or a portion of its Loans to any Obligor or any Affiliate of an Obligor, in each case, in accordance with this Section 12.6; provided that:

(A)                               no Default or Event of Default has occurred or is continuing or would result therefrom;

(B)                               any Loans assigned to or purchased by any such Obligor or Affiliate of an Obligor shall be automatically and permanently cancelled upon the effectiveness of such assignment or purchase and will thereafter no longer be outstanding for any purpose hereunder (it being understood that any gains or losses by any Obligor or Affiliate of an Obligor upon purchase or acquisition and cancellation of such Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Adjusted Net Income and Consolidated EBITDA) ;

(C)                               each Obligor or Affiliate of an Obligor that purchases or takes assignment of any Loans pursuant to this clause (g) shall represent and warrant to the assignor or seller that at the time of such assignment it does not possess material non-public information with respect to the Obligors and its Restricted Subsidiaries or the securities of any of them that has not been disclosed to such assignor or seller (unless such assignor or seller elects not to receive such information); and

(D)                               each such purchase or assignment of the Loans of any Class by or to any Obligor or Affiliate of an Obligor shall be offered to all Lenders of such Class pursuant to customary “Dutch auction” procedures reasonably satisfactory to the Administrative Agent and the Borrowers.

The aggregate principal amount of all Loans sold or assigned to any Obligor or Affiliate of an Obligor pursuant to this Section 12.6(g) shall reduce, ratably, the remaining installment payments of the Loans set forth in Section 2.5.

SECTION 12.7                                                                          Replacements of Lenders Under Certain Circumstances.

(a)                                 The Borrowers shall be permitted to replace any Lender in circumstances where (i) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.5, (ii) such Lender requests reimbursement for amounts owing pursuant to Section 2.10 or (iii) such Lender is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, with a replacement bank or other financial institution, provided that (A) such replacement does not conflict with any Requirement of Law, (B) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11, Section 4.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (C) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein; provided, further, that such assignment shall nonetheless be deemed effective notwithstanding the failure of any replaced Lender to execute the applicable Assignment and Assumption) and (E) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                                 If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.1 requires the consent of either (i) all of the Lenders affected (or all of the Lenders of a particular Class affected) or (ii) all of the Lenders (or all of the Lenders of a particular Class), and, in each case, with respect to which the Required Lenders (or a majority in interest of the Lenders of such particular Class) shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) if such amendment is as described in Section 4.1(b), the Borrowers shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 4.1(b).  In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.6; provided that such assignment shall nonetheless be deemed effective notwithstanding the failure of any Non-Consenting Lender to execute the applicable Assignment and Assumption.

SECTION 12.8                                                                          Adjustments; Set-off.

(a)                                 If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided, further, that the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers or other Obligor pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans in accordance with Section 12.6 (for the avoidance of doubt, as it may be amended from time to time).

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Obligor, any such notice being expressly waived by each Obligor to the extent permitted by applicable law, upon any amount becoming due and payable by any Obligor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Obligor.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 12.9                                                                          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), each of which shall constitute an original and all of which taken together shall be deemed to constitute one and the same instrument.

SECTION 12.10                                                                   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.11                                                                   Integration.  This Agreement and the other Senior Finance Documents represent the agreement of the Obligors, the Security Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Obligor, the Administrative Agent, the Security Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Senior Finance Documents.

SECTION 12.12                                                                   GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 12.13                                                                   Submission to Jurisdiction; Waivers.

(a)                                 Each of the Agents, Obligors irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Senior Finance Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(ii)                                  consents that it will not bring any such action or proceeding in any court other than such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(iii)                               waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.13 any special, exemplary, punitive or consequential damages.

(b)                                 Each of the Non-US Obligors hereby irrevocably designates, appoints and empowers the U.S. Borrower, in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Senior Finance Document.  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Obligor in care of the U.S. Borrower at the Borrowers’ above address, and each of the Obligors hereby irrevocably authorizes and directs the process agent to accept such service on its behalf.  As an alternative method of service, each of the Obligors irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the U.S. Borrower or such Obligor at its address specified in Schedule 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 12.2.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 12.14                                                                   Acknowledgments.  Each of the Obligors hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Senior Finance Documents;

(b)                                 (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith are an arm’s-length commercial transaction between the Obligors, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Obligors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Senior Finance Documents; (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any Obligor or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Obligor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising any Obligor or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Obligors or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Senior Finance Documents; (iv) the Administrative Agent, each other Agent and each Bank Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the each of the Obligors has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Obligors hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)                                  no joint venture is created hereby or by the other Senior Finance Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Obligors, on the one hand, and any Lender, on the other hand.

SECTION 12.15                                                                   WAIVERS OF JURY TRIAL.  EACH OBLIGOR, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SENIOR FINANCE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 12.16                                                                   Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties on a “need to know” basis, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) subject to an agreement containing confidentiality undertakings for the benefit of the Borrowers substantially similar to those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to any of the Parent Guarantor or its Restricted Subsidiaries or their respective obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Bank Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Parent Guarantor or a Restricted Subsidiary not known by it to be subject to a confidentiality undertaking in favor of any of the Parent Guarantor and its Restricted Subsidiaries.  For purposes of this Section, “Information” means all information received from any of the Parent Guarantor or its Subsidiaries relating to the Parent Guarantor and its Subsidiaries or its businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent Guarantor or such Subsidiary from a source not known by it to be subject to a confidentiality undertaking in favor of any of the Parent Guarantor.

SECTION 12.17                                                                   Direct Website Communications.

(a)                                 Each of the Obligors may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Senior Finance Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that each Obligor shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  Nothing in this Section 12.17 shall prejudice the right of the Obligors, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Senior Finance Document in any other manner specified in such Senior Finance Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Senior Finance Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Senior Finance Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)                                 Each of the Obligors further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 12.16.

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to any of the Obligors or any of their Affiliates, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of such Obligor’s or the Administrative Agent’s transmission of materials relating to any Restricted Group Company through the Internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Senior Finance Documents.

(d)                                 Each of the Obligors and Lenders acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Obligors, their Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Senior Finance Documents or otherwise are being distributed through the Platform, any document or notice that any Obligor has indicated contains only publicly available information with respect to such Obligor may be posted on that portion of the Platform designated for such public-side Lenders.  If an Obligor has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Obligors, their Subsidiaries and their securities.  Notwithstanding the foregoing, (i) each Obligor shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information and (ii) the financial statements delivered pursuant to Section 7.1(a)(A) or Section 7.1(b)(A) shall be deemed publicly available information.

SECTION 12.18                                                                   USA PATRIOT Act.  Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender to identify each Obligor in accordance with the Patriot Act.

SECTION 12.19                                                                   Parallel Debt.

(a)                                 Without prejudice to the provisions of this Agreement and the Security Documents and for the purpose of preserving the initial and continuing validity of the security rights granted and to be granted by the Borrowers and each Guarantor to the Security Agent, an amount equal to and in the same currency of the obligations under the Loans and the Guarantees from time to time due by a Borrower or such Guarantor in accordance with the terms and conditions of the Loans and Guarantees, including for the avoidance of doubt, the limitations set out under Section 11.7, shall be owing as a separate and independent obligation of the Borrowers and each Guarantor to the Security Agent (such payment undertaking and the obligations and liabilities which are the result thereof the “Parallel Debt”).

(b)                                 The Borrowers, each Guarantor and the Security Agent acknowledge that (i) for this purpose the Parallel Debt constitutes undertakings, obligations and liabilities of the Borrowers and each Guarantor to the Security Agent under this Agreement and the Security Documents which are separate and independent from, and without prejudice to, the corresponding obligations under the Loans and Guarantees which the Borrowers or such Guarantor has to the Lenders and (ii) that the Parallel Debt represents the Security Agent’s own claims to receive payment of the Parallel Debt; provided that the total amount which may become due under the Parallel Debt shall never exceed the total amount which may become due under the Loans and Guarantees; provided, further, that the Security Agent shall exercise its rights with respect to the Parallel Debt solely in accordance with this Agreement and the Security Documents (including the Intercreditor Agreement and any Additional Intercreditor Agreement).

(c)                                  Every payment of monies made by the Issuers or a Guarantor to the Security Agent shall (conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application) be in satisfaction pro tanto of the covenant by the Issuers or such Guarantor contained in Section 12.19(a); provided that if any such payment as is mentioned above is subsequently avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, liquidation or similar laws of general application the Security Agent shall be entitled to receive the amount of such payment from the Borrowers or such Guarantor and the Borrowers or such Guarantor shall remain liable to perform the relevant obligation and the relevant liability shall be deemed not to have been discharged.

(d)                                 Subject to Section 12.19(c), but notwithstanding any of the other provisions of this Clause (d):

(i)                                     the total amount due and payable as Parallel Debt under this Section 12.19 shall be decreased to the extent that a Borrower or a Guarantor shall have paid any amounts to the Security Agent or to the Administrative Agent on behalf of the Lenders or any of them to reduce the outstanding principal amount of the Loans or the Security Agent or the Administrative Agent on behalf of the Lenders otherwise receives any amount in payment of the Loans and the Guarantees; and

(ii)                                  to the extent that a Borrower or a Guarantor shall have paid any amounts to the Administrative Agent or to the Security Agent under the Parallel Debt or the Administrative Agent or the Security Agent shall have otherwise received monies in payment of the Parallel Debt, the total amount due and payable under the Loans and the Guarantees shall be decreased as if said amounts were received directly in payment of the Loans and Guarantees.

SECTION 12.20                                                                         Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Senior Finance Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Senior Finance Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Obligor in the Agreement Currency, such Obligor each agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Obligor (or to any other Person who may be entitled thereto under applicable law).

SECTION 12.21                                                                               Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers or any other Obligor is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 12.22                                                                               Agency of the Parent Guarantor for the Borrowers and Obligors.  The Borrowers and the other Obligors (other than the Parent Guarantor) irrevocably appoints the Parent Guarantor as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and all modifications hereto.  Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers and the other Obligors or acting singly, shall be valid and effective if given or taken only by the Parent Guarantor, whether or not any of the Borrowers or Obligors join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Guarantor under this Section 12.22; provided that nothing in this Section 12.22 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any of the Borrowers or Obligors pursuant to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ARDAGH HOLDINGS USA INC., as U.S. Borrower

By:
Name:
Title:

ARDAGH PACKAGING FINANCE S.A., as
Co-Borrower

By:
Name:
Title:

ARDAGH PACKAGING HOLDINGS LIMITED, as Parent Guarantor

By:
Name:
Title:

ARDAGH GLASS INC., as Guarantor

By:
Name:
Title:

ARDAGH METAL PACKAGING USA, INC., as Guarantor

By:
Name:
Title:

Signature Page to Credit Agreement

ARDAGH GLASS (UK) LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH GLASS LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH HOLDINGS (UK) LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH METAL PACKAGING UK LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH MP HOLDINGS UK LIMITED, as Guarantor

By:
Name:
Title:

Signature Page to Credit Agreement

CASHEL LIMITED, as Guarantor

By:
Name:
Title:

IMPRESS UK HOLDING 2 LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH GERMANY MP GMBH, as Guarantor

By:
Name:
Title:

ARDAGH GLASS GMBH, as Guarantor

By:
Name:
Title:

ARDAGH GROUP GERMANY GMBH, as Guarantor

By:
Name:
Title:

Signature Page to Credit Agreement

ARDAGH METAL PACKAGING ESBJERG GMBH, as Guarantor

By:
Name:
Title:

ARDAGH METAL PACKAGING GERMANY GMBH, as Guarantor

By:
Name:
Title:

HEYE BETEILIGUNGS GMBH & CO. KG, as Guarantor

By:
Name:
Title:

UNIMOULD GMBH, as Guarantor

By:
Name:
Title:

ARDAGH CORPORATE SERVICES LIMITED, as Guarantor

By:
Name:
Title:

Signature Page to Credit Agreement

ARDAGH GLASS DUBLIN FINANCE LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH GLASS FINANCE PLC, as Guarantor

By:
Name:
Title:

ARDAGH GLASS SALES LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH PACKAGING DUBLIN FINANCE LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH PACKAGING FINANCE PLC, as Guarantor

By:
Name:
Title:

Signature Page to Credit Agreement

ARDAGH PACKAGING IRELAND HOLDINGS LIMITED, as Guarantor

By:
Name:
Title:

ARDAGH TREASURY LIMITED, as Guarantor

By:
Name:
Title:

Signature Page to Credit Agreement

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to Credit Agreement

CITIBANK, N.A., LONDON BRANCH,
as Security Agent

By:
Name:
Title:

Signature Page to Credit Agreement

CITIBANK, N.A., as Lender,

By:
Name:
Title:

Signature Page to Credit Agreement